UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Owens & Minor, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Notice of

2018

Annual Meeting

and

Proxy Statement

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING IN

PERSON, THE BOARD OF DIRECTORS URGES YOU TO VOTE.

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

9120 Lockwood Boulevard Mechanicsville, Virginia 23116 (804) 723-7000

March 26, 2018

Dear Shareholders:

It is a pleasure to invite you to our Annual Meeting of Shareholders on Tuesday, May 8, 2018 at 9:00 a.m. The meeting will be held at The Jefferson Hotel, Empire Room, 101 West Franklin Street, Richmond, Virginia, 23220. Directions to The Jefferson Hotel are on the last page of the proxy statement.

The Notice of 2018 Annual Meeting of Shareholders and Proxy Statement describe the items of business for the meeting. In addition to considering these matters, we will review significant accomplishments and events since our last shareholders’ meeting as well as future opportunities and initiatives we intend to pursue. Our Board of Directors and management team will be there to discuss items of interest and to answer any questions.

The Notice of 2018 Annual Meeting of Shareholders contains instructions on how to access our proxy materials and our 2017 Annual Report/Form 10-K over the Internet as well as how shareholders can receive paper copies of such documents, if they so desire.

You may vote your shares by the Internet or by telephone or, if you prefer, you may request paper copies of the proxy materials and submit your vote by mail by following the instructions on the proxy card. We encourage you to vote via the Internet. Whichever method you choose, your vote is important so please vote as soon as possible. All of us at Owens & Minor appreciate your continued interest and support.

Warm regards,

P. CODY PHIPPS

Chairman, President & Chief Executive Officer

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting, please vote your shares promptly, as instructed in the Notice of Internet Availability of Proxy Materials, by the Internet or by telephone. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Tuesday, May 8, 2018

TO THE SHAREHOLDERS OF OWENS & MINOR, INC.:

The Annual Meeting of Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) will be held on Tuesday, May 8, 2018 at 9:00 a.m. EDT at The Jefferson Hotel, Empire Room, 101 West Franklin Street, Richmond, Virginia, 23220.

The purposes of the meeting are:

1.	To elect the 10 directors named in the attached proxy statement, each for a one-year term and until their respective successors are elected and qualified;

2.	To approve the Owens & Minor, Inc. 2018 Stock Incentive Plan;

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018;

4.	To conduct an advisory vote to approve the compensation of the Company’s named executive officers; and

5.	To transact any other business properly before the annual meeting.

Shareholders of record as of March 13, 2018 will be entitled to vote at the annual meeting.

Your attention is directed to the attached proxy statement. The Notice of Internet Availability of Proxy Materials is being distributed on or about March 26, 2018. This proxy statement, the proxy card and Owens & Minor’s 2017 Annual Report/Form10-K are being furnished on the Internet on or about March 26, 2018.

BY ORDER OF THE BOARD OF DIRECTORS

NICHOLAS J. PACE

Executive Vice President, General Counsel,

Corporate Secretary & Communications

i

Street Address	Mailing Address
9120 Lockwood Boulevard	P.O. Box 27626
Mechanicsville, Virginia 23116	Richmond, Virginia 23261-7626

PROXY STATEMENT

Annual Meeting of Shareholders

to be held on May 8, 2018

ABOUT THE MEETING

What You Are Voting On

Proxies are being solicited by the Board of Directors for purposes of voting on the following proposals and any other business properly brought before the meeting:

Proposal 1:	Election of the 10 directors named in this proxy statement, each for a one-year term and until their respective successors are elected and qualified.

Proposal 2:	Approval of the Owens & Minor, Inc. 2018 Stock Incentive Plan.

Proposal 3:	Ratification of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

Proposal 4:	Advisory vote to approve the compensation of our named executive officers.

Who is Entitled to Vote

Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) as of the close of business on March 13, 2018 (the “Record Date”) are entitled to vote. Each share of the Company’s common stock (“Common Stock”) is entitled to one vote with respect to each matter to be voted upon at the meeting. As of March 13, 2018, 61,822,277 shares of Common Stock were issued and outstanding.

How to Vote

You can vote via the Internet, by telephone or by mail.

By Internet.    You may vote via the Internet by following the specific instructions on the Notice of Internet Availability of Proxy Materials. Shareholders who have requested a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card. We encourage you to vote via the Internet. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote via the Internet.

By Telephone.    You may vote by telephone by calling the toll-free number on the proxy card and following the instructions. Shareholders will need to have the control number that appears on their notice available when voting. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote by telephone.

By Mail.    Shareholders who have requested a paper copy of a proxy card by mail may submit proxies by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

However you choose to vote, you may revoke a proxy prior to the meeting by (1) submitting a subsequently dated proxy by any of the methods described above, (2) giving notice in writing to the Corporate Secretary of the Company or (3) voting in person at the meeting (attendance at the meeting will not itself revoke a proxy).

What Happens if You Do Not Make Selections on Your Proxy

If your proxy contains specific voting instructions, those instructions will be followed. However, if you sign and return your proxy card by mail or submit your proxy by telephone or via the Internet without making a selection on one or more proposals, you give authority to the individuals designated on the proxy card to vote on the proposal(s) for which you have not made specific selections or given instructions and any other matter that may arise at the meeting. If no specific selection is made or instructions given, it is intended that all proxies that are signed and returned or submitted via telephone or Internet will be voted “FOR” the election of all nominees for director, “FOR” approval of the 2018 Stock Incentive Plan, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm in 2018 and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers (together, the “NEOs,” and, individually, an “NEO”).

Whether Your Shares Will be Voted if You Don’t Provide Your Proxy

Whether your shares will be voted if you do not provide your proxy depends on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name, and you do not provide your proxy, your shares will not be represented at the meeting, will not count toward the quorum requirement, which is explained below, and will not be voted.

If you own your shares of Common Stock in street name, your shares may be voted even if you do not provide your broker with voting instructions. Brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their beneficial owner customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

The Company believes that only the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2018 is a routine matter for which brokerage firms will have discretionary voting power if you do not give voting instructions with respect to this proposal. The proposal to elect directors, the proposal to approve the 2018 Stock Incentive Plan, and the proposal to approve, on an advisory basis, the compensation of our NEOs, are non-routine matters for which brokerage firms will not have discretionary voting power and for which specific voting instructions from their customers are required. As a result, brokerage firms will not be allowed to vote on these non-routine matters on behalf of their customers if the customers do not return specific voting instructions.

What Constitutes a Quorum

A majority of the outstanding shares of Common Stock present or represented by proxy constitutes a quorum. A quorum is required to conduct the annual meeting. If you vote your proxy, you will be considered part of the quorum. Abstentions and shares held by brokers or banks in street name (“broker shares”) that are voted on any matter are included in the quorum. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

The Vote Required to Approve Each Item

Election of Directors.    The affirmative vote of a majority of the votes cast at the meeting is required for the election of each director. A majority of votes cast means that the number of votes cast “FOR” a nominee’s election must exceed the number of votes cast “AGAINST” that nominee’s election. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of this vote.

Approval of 2018 Stock Incentive Plan.    The approval of the 2018 Stock Incentive Plan requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will be considered as votes cast under the rules of the NYSE and will have the effect of a vote against this proposal for purposes of the rules of the NYSE. Broker non-votes will not be counted as votes cast on this proposal and will have no effect on the results of this vote.

Ratification of Appointment of KPMG LLP.    The appointment of KPMG LLP will be ratified if the votes cast “FOR” this proposal exceed the number of votes cast “AGAINST” this proposal. Abstentions will not be counted as votes cast on this proposal and will have no effect on the results of this vote. There should be no broker non-votes because this is considered a routine matter under the rules of the NYSE.

Advisory Vote to Approve Executive Compensation.    The compensation of our executive officers named in the Summary Compensation Table will be approved on an advisory basis if the votes cast “FOR” this proposal exceed the number of votes cast “AGAINST” this proposal. Abstentions and broker non-votes will not be counted as votes cast on this proposal and will have no effect on the results of this vote.

How to Obtain a Paper Copy of the Proxy Materials

Shareholders will find instructions about how to obtain a paper copy of the proxy materials on the notice they received in the mail about the Internet availability of proxy materials.

What it Means if You Get More Than One Notice about the Internet Availability of Proxy Materials

Your shares are probably registered differently or are held in more than one account. Please vote all proxies to ensure that all your shares are voted. Also, please have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, Computershare, Inc., at 1-866-252-0358.

Costs of Soliciting Proxies

Owens & Minor will pay all costs of this proxy solicitation. The Company has retained Georgeson, LLC to aid in the distribution and solicitation of proxies for approximately $6,000 plus expenses. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in forwarding proxy and solicitation materials.

CORPORATE GOVERNANCE

General.    The Company is managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. Each year, we review our corporate governance policies and practices relative to applicable laws, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated thereunder or adopted by the Securities and Exchange Commission (“SEC”) and the NYSE, the exchange on which the Common Stock is listed, as well as the policies and practices recommended by groups and authorities active in corporate governance.

Corporate Governance Materials.    The Company’s Bylaws, Corporate Governance Guidelines, Code of Honor and the charters of the Audit Committee, the Compensation & Benefits Committee (the “Compensation Committee”), and the Governance & Nominating Committee are available on our website at http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab. The information available on, or that can be accessed through, our website is not a part of, or incorporated by reference into, this proxy statement.

Code of Honor.    The Board of Directors has adopted a Code of Honor that is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the members of the Board of Directors. We intend to post any amendments to or waivers from our Code of Honor (to the extent applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer, any other executive officer or any director) on our website http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab.

Director Independence.    The Board of Directors has determined that the following Board members and/or nominees are “independent” within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines: Stuart M. Essig, John W. Gerdelman, Barbara B. Hill, Lemuel E. Lewis, Martha H. Marsh, Mark F. McGettrick, Eddie N. Moore, Jr., James E. Rogers, David S. Simmons, Robert C. Sledd and Anne Marie Whittemore. To assist it in making determinations of independence, the Board has adopted categorical standards which are included in the Company’s Corporate Governance Guidelines available on our website at http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab. The Board has determined that all directors and/or nominees identified as independent in this proxy statement meet these standards.

Structure and Leadership of the Board.    The Board of Directors does not have a firm policy with respect to the separation of the offices of Chairman of the Board and the Chief Executive Officer. Instead, the Board believes that it is in the best interests of the Company for this determination to be made as part of the succession planning process when it selects a new Chief Executive Officer or when a Chairman ceases his or her service on the Board. At the time of Mr. Phipps’ commencement as Chief Executive Officer of the Company, the Board believed that maintaining a non-executive as Chairman of the Board was in the best interests of the Company because it preserved continuity in the Board’s performance of its duties, assisted in the transition of Mr. Phipps to the Chief Executive Officer position and management of the succession plan and provided a strong source of institutional knowledge and history of operations of the Company. In 2017, the non-executive Chairman notified the Board that he would retire and not stand for re-election to our Board. In connection therewith, the Board evaluated the separation of the offices of the Chairman and Chief Executive Officer. As part of that evaluation, the Board determined that, based on Mr. Phipps’ then 18-plus months of Board service and his performance and leadership as the Chief Executive Officer through a period of strategic transformation and repositioning of the Company, it would be in the best interest of the Company to have Mr. Phipps serve as Chairman.

The Board believes that the combination of the Chairman and Chief Executive Officer roles also currently serves the best interests of the Company for the following reasons:

•	this structure results in the most effective leadership to help the Board discharge its oversight duties during a period of transformation and repositioning of the Company;

•

the Chief Executive Officer is well situated to identify the key risks facing our organization and the success of its transformation and repositioning, and ensure that these risks are brought to the attention of the Board; and

•

having one leader serving as both the Chairman and Chief Executive Officer provides decisive leadership while reducing the likelihood of confusion about leadership roles and duplication of efforts, and allows the Company to speak with a unified voice.

Our Corporate Governance Guidelines also provide for the annual election of an independent lead director by our non-management directors to, among other things, preside at Board meetings in the absence of the Chairman, preside at meetings of the independent directors, serve as the principal liaison between the independent directors and the Chairman and Chief Executive Officer, and advise the Chairman with respect to agendas and information requirements relating to the Board and committee meetings. The Board believes that the independent lead director enhances communications between Board members (including the Chairman) and committees as well as the overall functioning of the Board’s leadership.

Majority Vote Requirement for Election of Directors.    The Company’s Bylaws and Corporate Governance Guidelines provide for the election of directors by majority vote in uncontested elections. Under the Company’s Corporate Governance Guidelines, with respect to director nominations, the Board will only nominate those incumbent directors who submit irrevocable resignations effective upon the failure of such director nominee to receive the required vote for re-election and Board’s acceptance of such resignation. In the event an incumbent director fails to receive a majority of the votes cast, the Governance & Nominating Committee (or such other committee designated by the Board) will make a recommendation to the Board as to whether to accept or reject the resignation. The Board must act on the resignation, taking into account the Governance & Nominating Committee’s recommendation, and publicly disclose its decision regarding the resignation, including, if applicable, its rationale for rejecting a resignation, in a press release and an appropriate disclosure with the SEC within 90 days following certification of the election results. The Governance & Nominating Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

The Board’s Role in Risk Oversight.    The Board of Directors currently administers its risk oversight function through the full Board and not through a separate risk committee of the Board. However, each of the Audit Committee, the Compensation Committee and the Governance & Nominating Committee oversees the specific financial, compensation and governance risks, respectively, relating to its functions and responsibilities and reports on these matters to the full Board. The Board performs its risk oversight function through regular reporting by the Board committees as well as the officers and management-level personnel who supervise the day-to-day risk management activities of the Company, including an enterprise risk steering committee comprised of senior leaders of the Company.

Risk Assessment of Compensation Programs.    With respect to our overall compensation programs, Company management reviews our compensation policies and practices each year to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. As part of this assessment and with assistance and guidance provided by independent compensation consultant Semler Brossy Consulting Group, LLC (“Semler Brossy”), we reviewed the design and features of our compensation and benefits programs and policies, potential risks that could be created by these programs and features of our programs and corporate governance policies that help to mitigate risk. Semler Brossy reviewed and discussed the results of the assessment with the Compensation Committee. Based on this review and assessment, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Annual Performance Evaluation.    The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Governance & Nominating Committee receives comments from all directors and reports annually to the Board with an assessment of the Board’s performance. The assessment focuses on the Board’s contribution to the Company and specifically focuses on areas in which the Board or management believes that the Board can improve.

REPORT OF THE GOVERNANCE & NOMINATING COMMITTEE

The Governance & Nominating Committee is composed of five directors, all of whom are independent. The Governance & Nominating Committee met four times during 2017. In performing the various duties and responsibilities outlined in its charter, the Governance & Nominating Committee, among other things, received regular reports on the Company’s enterprise quality and regulatory compliance; reviewed the performance of the chief executive officer; reviewed and approved its charter and the Corporate Governance Guidelines; engaged an outside compensation firm to review and assess the Company’s director compensation program relative to comparable peer companies; and implemented the annual Board assessment process. During 2017, the Committee reviewed and recommended for Board approval several changes in the executive management team as presented by the Chief Executive Officer and devoted time to management succession planning, including the review and approval of updates to the CEO emergency replacement plan. In anticipation of the retirement of several directors over the next several years, the Committee devoted considerable time and attention to director succession planning, including the continued engagement of an outside consulting firm to assist in the identification and strategic recruitment of directors possessing the qualities, character, experience and expertise that will contribute to the leadership and success of the Company in the rapidly changing healthcare industry.

THE GOVERNANCE & NOMINATING

COMMITTEE

Martha H. Marsh, Chairman

Stuart M. Essig

Lemuel E. Lewis

Eddie N. Moore, Jr.

James E. Rogers

BOARD MEETINGS

The Board of Directors held 15 meetings during 2017. All directors attended at least 75% of the meetings of the Board and committees on which they served. Our directors attend our annual meeting of shareholders unless there is compelling reason why they cannot. All of our directors, with the exception of Mr. Moore, attended our 2017 Annual Meeting of Shareholders.

Under the Company’s Corporate Governance Guidelines, the independent directors meet in executive session after each regularly scheduled Board meeting. These meetings are chaired by our lead director who is elected annually by the non-management directors following each annual meeting of shareholders. Anne Marie Whittemore currently serves as lead director and presides over these executive sessions. As lead director, Ms. Whittemore is also invited to participate in meetings of all Board committees but is permitted to vote only in meetings of committees of which she is a member. Shareholders and other interested parties may contact the lead director by following the procedures set forth in “Communications with the Board of Directors” on page 11 of this proxy statement.

COMMITTEES OF THE BOARD

The Board of Directors currently has the following committees, which the Board established to assist it with its responsibilities:

Audit Committee:    Oversees (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualification and independence of the Company’s independent registered public accounting firm, (iv) the performance of the Company’s independent registered public accounting firm and internal audit functions and (v) issues involving the Company’s ethical and legal compliance responsibilities. The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the Company’s independent registered public accounting firm. The Board of Directors has determined that each of Lemuel E. Lewis and Eddie N. Moore, Jr. is an “audit committee financial expert,” as defined by SEC regulations and that each member of the Audit Committee is financially literate under NYSE listing standards. All members of the Audit Committee are independent as such term is defined under the enhanced independence standards for audit committees in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder as incorporated into the NYSE listing standards and under the Company’s Corporate Governance Guidelines.

Compensation & Benefits Committee:    Administers executive compensation programs, policies and practices. Advises the Board on salaries and compensation of the executive officers and makes other studies and recommendations concerning compensation and compensation policies. May delegate authority for day-to-day administration and interpretation of compensation plans to certain senior officers of the Company (other than for matters affecting executive officer compensation and benefits). For further information on this committee’s processes and procedures, see “Compensation Discussion and Analysis” on page 33 of this proxy statement. All members of the Compensation Committee are independent within the meaning of the enhanced NYSE listing standards and the Company’s Corporate Governance Guidelines. The Compensation Committee met 6 times during 2017.

Governance & Nominating Committee:    Considers and recommends nominees for election as directors and officers and nominees for each Board committee. Reviews and recommends changes to director compensation. Reviews and evaluates the procedures, practices and policies of the Board and its members and leads the Board in its annual self-review. Oversees the governance of the Company, including reviewing and recommending changes to the Corporate Governance Guidelines. Conducts succession planning for senior management. All members of the Governance & Nominating Committee are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines.

Executive Committee:    Exercises limited powers of the Board when the Board is not in session. The Executive Committee did not meet during 2017.

BOARD COMMITTEE MEMBERSHIP

Director	Board	Audit	Compensation & Benefits	Executive	Governance & Nominating
P. Cody Phipps*	X*			X*
Stuart M. Essig	X				X
John W. Gerdelman	X	X
Barbara B. Hill	X		X
Lemuel E. Lewis	X	X*		X	X
Martha H. Marsh	X		X	X	X*
Mark F. McGettrick**	X
Eddie N. Moore, Jr.	X	X			X
James E. Rogers***	X		X		X
David S. Simmons***	X		X
Robert C. Sledd	X	X	X*	X
Anne Marie Whittemore	X			X
No. of meetings in 2017	15	7	6	0	4

*Chairman

**Mr. McGettrick was appointed to the Board on March 1, 2018.

***Mr. Rogers and Mr. Simmons have notified the Board of Directors that they are not standing for re-election at the annual meeting.

DIRECTOR COMPENSATION

The Governance & Nominating Committee reviews director compensation annually, and it is the responsibility of this committee to recommend to the Board of Directors any changes in director compensation. The Board of Directors makes the final determination with respect to director compensation. The Governance & Nominating Committee has the authority under its charter to retain outside consultants or advisors to assist it in gathering information and making decisions.

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company considers the commitment of time directors must make in performing their duties, the level of skills required by the Company of its Board members and the market competitiveness of its director compensation levels. The table below sets forth the schedule of fees paid to non-employee directors for their annual retainer and service in various capacities on Board committees and in Board leadership roles. Employee directors do not receive any additional compensation for serving on the Board or any of its committees.

Schedule of Director Fees

Type of Fee	Cash	Equity
Annual Retainer	$35,000	$100,000	(1)
Additional Annual Retainer for Lead Director	35,000	N/A
Additional Annual Retainer for Audit Committee Chair	10,000	N/A
Additional Annual Retainer for Compensation Committee Chair	10,000	N/A
Additional Annual Retainer for Governance & Nominating Committee Chair	9,000	N/A
Additional Annual Retainer for Other Committee Chairs	8,000	N/A
Board or Audit Committee Attendance Fee (per meeting)	2,000	N/A
Compensation Committee Attendance Fee (per meeting)	1,800	N/A
Other Committee Attendance Fee (per meeting)	1,500	N/A
Board or Committee Telephone Conference Attendance Fee (per meeting, other than Audit Committee)	1,000	N/A
Audit Committee Telephone Conference Attendance Fee (per meeting)	1,200	N/A
Board Strategy Retreat Attendance Fee (annual 2-day meeting)	3,000	N/A

(1) Restricted stock grant with one-year vesting period.

Directors may defer the receipt of all or part of their director fees under the Directors’ Deferred Compensation Plan. Amounts deferred are “invested” in bookkeeping accounts that measure earnings and losses based on the performance of a particular investment. Directors may elect to defer their fees into the following two subaccounts: (i) an account based upon the price of the Common Stock and (ii) an account based upon the current interest rate of the Company’s fixed income fund in its 401(k) plan. Subject to certain restrictions, a director may take cash distributions from a deferred fee account either prior to or following the termination of his or her service as a director.

Director Compensation Table

The table below summarizes the actual compensation paid by the Company to non-employee directors during the year ended December 31, 2017.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (1)(2)(4)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stuart M. Essig	64,900	100,000	—	—	—	—	164,900
John W. Gerdelman	70,400	100,000	—	—	—	—	170,400
Barbara B. Hill	72,150	125,000	—	—	—	—	197,150
Lemuel E. Lewis	87,400	100,000	—	—	—	—	187,400
Martha H. Marsh	84,000	100,000	—	—	—	—	184,000
Mark F. McGettrick (5)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Eddie N. Moore, Jr.	76,400	100,000	—	—	—	—	176,400
James E. Rogers	75,000	100,000	—	—	—	—	175,000
David S. Simmons	65,200	100,000	—	—	—	—	165,200
Robert C. Sledd	89,000	100,000	—	—	—	—	189,000
Craig R. Smith	44,500	N/A	—	—	—	—	44,500
Anne Marie Whittemore	94,000	100,000	—	—	—	—	194,000

(1) Includes amounts deferred by the directors under the Directors’ Deferred Compensation Plan.

(2) The amounts included in the “Stock Awards” column are the aggregate grant date fair value of the awards computed in accordance with the FASB ASC Topic 718.

(3) Option Awards were not granted to Directors in 2017.

(4) The Stock Award amount of $100,000 equated to 3,050 shares of Restricted Stock based on the closing stock price of $32.79 on May 5, 2017, the date of grant. These shares vest on May 5, 2018. Upon her appointment to the Board on February 9, 2017, Ms. Hill received a Stock Award in the amount of $25,000 which equated to 696 shares of Restricted Stock based on the closing price of $35.91 on that date. These shares vested on February 9, 2018. Mr. Smith did not receive a Stock Award during 2017.

(5) Mr. McGettrick was appointed to the Board on March 1, 2018 and therefore did not receive compensation during the year ended December 31, 2017.

Stock Ownership Guidelines for Directors

The Company maintains stock ownership guidelines for its directors which provide that each director shall attain, within five years after his or her service on the Board begins, a level of equity ownership of Common Stock having a value of at least five times the annual cash retainer fee or $150,000, whichever is higher. Each director who has served on the Board for at least five years has achieved this ownership objective.

DIRECTOR NOMINATING PROCESS

Director Candidate Recommendations and Nominations by Shareholders.    The Governance & Nominating Committee charter provides that the Governance & Nominating Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Governance & Nominating Committee through the method described under “Communications with the Board of Directors” below. In addition, our Bylaws provide that any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate directors by complying with the notice procedures set forth in the Bylaws and summarized in “Shareholder Proposals” on page 67 of this proxy statement.

Process for Identifying and Evaluating Director Candidates.    The Governance & Nominating Committee evaluates all director candidates in accordance with the director qualification standards and the criteria described in our Corporate Governance Guidelines. These guidelines require the Governance & Nominating Committee on an annual basis to review and evaluate the requisite skills and characteristics of individual Board members and nominees as well as the composition of the Board as a whole. This assessment includes whether the member or candidate is independent and includes considerations of diversity, age, skills and experience in the context of the Board’s needs. The goal of the Governance & Nominating Committee is to have a Board whose membership reflects a mix of diverse skill sets, technical expertise, educational and professional backgrounds, industry experiences and public service as well as perspectives of different genders and ethnicities. The Governance & Nominating Committee reviews its annual assessment with the Board each year and, as new member candidates are sought, attempts to maintain and enhance the level of diverse backgrounds and viewpoints of directors constituting the Board. As part of the Board’s annual self-assessment process, the Board will consider the effectiveness of its overall composition and structure as well as its performance and functioning.

There are no differences in the manner in which the Governance & Nominating Committee evaluates director candidates based on whether the candidate is recommended by a shareholder. The Governance & Nominating Committee did not receive any nominations from any shareholders for the 2018 Annual Meeting.

Our Bylaws provide that no director nominee can stand for election if, at the time of appointment or election, the nominee is over the age of 72.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board of Directors has approved a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties can send written communications to the Board, any committee of the Board, non-management directors as a group, the lead director or any other individual director at the following address: P.O. Box 2076, Mechanicsville, VA 23116-2076. All communications will be relayed directly to the applicable director(s).

PROPOSAL 1: ELECTION OF DIRECTORS

Ten directors have been nominated for election to the Board of Directors for a one-year term expiring at the 2019 Annual Meeting of Shareholders or until their respective successors are elected. Each nominee has agreed to serve if elected and qualified. If any nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board. Proxies will be voted for the nominees shown below (or if not able to serve, such substitutes as may be designated by the Board). The Board has no reason to believe that any of the nominees will be unable to serve.

Our Bylaws currently provide that the Board of Directors consists of 12 directors and the Board has approved an amendment to our Bylaws to decrease the number of directors to 10 effective upon Messrs. Rogers and Simmons’ retirement from the Board effective upon the 2018 Annual Meeting. The Governance & Nominating Committee has recommended to the Board of Directors, and the Board of Directors has approved, 10 persons as nominees for election to the Board of Directors. Proxies cannot be voted for a greater number of directors than the number of nominees named.

Information on each nominee, including the particular experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director of the Company, is set forth below.

NOMINEES FOR ELECTION

Stuart M. Essig, 56, has served as Chairman of the Board of Integra LifeSciences Holdings Corporation since 2012. From 1997 to 2012, he served as Chief Executive Officer of Integra LifeSciences, during which time he transitioned the business into a global surgical products company. Prior to joining Integra LifeSciences, Mr. Essig was a managing director in mergers and acquisitions for Goldman Sachs Group, Inc. He also has been a Managing Partner since 2012 of Prettybrook Partners, a healthcare advisory firm. In addition to Integra LifeSciences, he also currently serves on the boards of directors of IDEXX Laboratories, Seaspine Holdings Corporation and Breg, Inc. and formerly served on the boards of St. Jude Medical, Inc. and ZimmerBiomet. Mr. Essig has been a director of the Company since 2013.

The Board of Directors has nominated Mr. Essig to continue his service as a director of the Company based on his strong background and leadership experience in the medical device manufacturing industry and broad-based knowledge of the health care industry. His insights into the medical supplies manufacturing industry, both domestic and international, bring a unique perspective to Owens & Minor’s Board that assists us both logistically and strategically as we seek to manage and grow our many relationships with the manufacturing community at home and abroad.

John W. Gerdelman, 65, is Managing Partner of River2, an investment and consulting partnership. Mr. Gerdelman was President of Long Lines Limited, a telecommunications service provider, from 2010 to 2011. Before joining Long Lines in 2010, he co-founded Intelliden Corporation, a network solutions provider for which Mr. Gerdelman served as Executive Chairman from 2003 until it was acquired by IBM in 2010. Mr. Gerdelman has served in a number of leadership positions for other telecommunications companies, including 15 years with MCI Communications Corporation. He currently serves on the board of directors of Brocade Communications Systems, Inc. and previously served on the boards of Sycamore Networks, Inc., Proxim Wireless Corporation, APAC Customer Services, Inc. and McData Corporation. Mr. Gerdelman has been a director of the Company since 2010.

The Board of Directors has nominated Mr. Gerdelman to continue his service as a director of the Company based on his unique entrepreneurial background, extensive experience in finance and accounting and expertise in telecommunications and information systems. The Board believes the Company benefits from Mr. Gerdelman’s business management experience and perspectives as Owens & Minor continues to expand systems and technology solutions used to support our own business operations as well as to provide customers with new products for supply chain management.

Barbara B. Hill, 65, has served as an Operating Partner of NexPhase Capital, a private equity firm (formerly Moelis Capital Partners), since 2011, where she focuses on healthcare-related investments and providing strategic and operating support for NexPhase’s healthcare portfolio companies. From 2006 to 2010, Ms. Hill served as Chief Executive Officer and President of FHC Health Systems and ValueOptions, Inc., a behavioral health benefits management company. Previously, Ms. Hill served as Chairman and Chief Executive Officer of Woodhaven Health Services, an institutional pharmacy company, from 2004 to 2006, and President and a member of the board of directors of Express Scripts, a Fortune 100 pharmacy benefits management company, from 2002 to 2003. Ms. Hill also serves as a member of the board of directors of Omega Healthcare Investors, Inc., a Maryland real estate investment trust, Integra LifeSciences Holdings Corporation, a manufacturer of medical devices and implants and formerly served on the board of St. Jude Medical, Inc. Ms. Hill has been a director of the Company since February 2017.

The Board of Directors has nominated Ms. Hill to continue her service as a director of the Company based on her extensive experience in the healthcare industry. Ms. Hill brings deep management experience and insight both generally and specific to the healthcare industry, including unique strategic and operational experience from the managed healthcare and pharmaceutical industries. Her unique perspective will benefit Owens & Minor as it continues to expand as a full-service partner for customers that focus on global healthcare solutions and understand the challenges faced at multiple levels within the global healthcare marketplace.

Lemuel E. Lewis, 71, is a former Chairman of the Board of the Federal Reserve Bank of Richmond, a position he held from 2009 until his retirement from the board on December 31, 2010. Mr. Lewis was appointed to the Board of the Federal Reserve Bank of Richmond in 2004 and served as Deputy Chairman from 2007 to 2008, and Chairman of the Audit Committee from 2005 to 2008. He previously served as Executive Vice President and Chief Financial Officer of Landmark Communications, Inc., a privately-held media and broadcasting company, from 2000 to 2006. He currently serves on the board of directors of Markel Corporation where he is Chairman of the Audit Committee. He also serves on the board of directors of Dollar Tree, Inc. and previously served on the board of Landmark Communications, Inc. Mr. Lewis has been a director of the Company since 2011.

The Board of Directors has nominated Mr. Lewis to continue his service as a director of the Company based on his breadth of experience in accounting and finance through his service as Chief Financial Officer of a private media company, as well as his service on the Board of the Federal Reserve Bank of Richmond where he chaired the Audit Committee. He also brings a wide range of differing perspectives to the Company based on his service on a number of Virginia college and foundation boards and through his membership on the boards of two other public companies, including service on their audit committees.

Martha H. Marsh, 69, retired in 2010 as President & Chief Executive Officer of Stanford Hospital & Clinics, a position she held since 2002. She also served as the Chief Executive Officer of the University of California Davis Health System from 1999 to 2002. After beginning her career at Arthur Andersen in 1975, she served the health care industry for more than thirty years in a variety of leadership positions, including as Senior Vice President for Professional Services and Managed Care at the University of Pennsylvania Health System. Ms. Marsh has also served on a variety of health care boards and committees. She currently serves on the boards of directors of AMN Healthcare Services, Inc. and Edward Life Sciences and previously served on the board of Thoratec Inc. Ms. Marsh has been a director of the Company since 2012.

The Board of Directors has nominated Ms. Marsh to continue her service as a director of the Company based on her extensive background in and knowledge of the health care industry and specifically the health care provider marketplace with which we conduct our business. Having served in the lead management position of some of the most prestigious health care systems in the United States, she brings unique perspectives on the requirements of and challenges faced by the health care provider industry as well as a deep understanding of the entire U.S. health care marketplace. Her broad-based background in accounting, finance, operations and management in the context of the health care industry brings a multi-disciplinary and highly relevant point of view to our Board of Directors in assessing issues and challenges within the health care marketplace.

Mark F. McGettrick, 60, is Executive Vice President and Chief Financial Officer of Dominion Energy Inc., a position he has held since June 2009. In addition, Mr. McGettrick also has served as Executive Vice President, Chief Financial Officer and a member of the board of directors of Dominion Energy Midstream GP, LLC, the general partner of Dominion Energy Midstream Partners, LP, since March 2014. From January 2003 to 2009, Mr. McGetterick served as Chief Executive Officer of the company’s Dominion Generation operating segment. Mr. McGettrick joined Dominion Energy, Inc. in 1980 and during his tenure has held a variety of other management positions in distribution design, accounting, customer service and generation. He currently serves on the board of directors of Virginia Electric and Power Company and Dominion Energy Gas Holdings, LLC, which are wholly-owned subsidiaries of Dominion Energy, Inc. Mr. McGettrick was appointed to the Board on March 1, 2018.

The Board of Directors has nominated Mr. McGettrick to serve as a director of the Company based on his background and breadth of experience in risk management, business planning, accounting, mergers and acquisitions and financial analysis through his service as a Chief Financial Officer of a large publicly-traded company.

Eddie N. Moore, Jr., 70, retired in 2017 as President & Chief Executive Officer of Norfolk State University. From 2011 to 2012, he served as President of St. Paul’s College. He is President Emeritus of Virginia State University after serving as its President from 1993 to 2010. Prior to leading Virginia State University, Mr. Moore served as state treasurer for the Commonwealth of Virginia, heading the Department of the Treasury and serving on fifteen state boards and authorities. He also serves on the board of directors of Universal Corporation. Mr. Moore has been a director of the Company since 2005.

The Board of Directors has nominated Mr. Moore to continue his service as a director of the Company based on his strong background in accounting and finance, which qualify him to serve as an audit committee financial expert, and his leadership experience in managing prominent educational institutions. The Board believes that Mr. Moore’s experiences in the public sector bring unique perspectives and disciplines to the Board’s deliberations and decision-making processes.

P. Cody Phipps, 56, joined Owens & Minor as its President & Chief Executive Officer effective July 1, 2015. He served as President & Chief Executive Officer of Essendant, Inc. (formerly United Stationers Inc.) from 2011 to 2015. He served as Essendant’s President from 2006 to 2011 and as Senior Vice President, Operations from 2003 to 2006. Previously, he was a Partner at McKinsey & Company, Inc., where he co-founded and led its Service Strategy and Operations Initiative, which focused on driving operational improvements in complex service and logistics environments. During his tenure at McKinsey, Mr. Phipps provided consulting services to a range of corporate clients across a diverse set of industries, including retail, manufacturing and healthcare. He formerly served on the board of directors of Con-way, Inc. and currently serves on the board of directors of R.R. Donnelley & Sons Company. Mr. Phipps has been a director of the Company since 2015.

The Board of Directors has nominated Mr. Phipps to serve as a director of the Company based upon his unique ability as Chief Executive Officer to communicate to and inform the Board about the Company’s day-to-day operations, implementation of strategic initiatives, and industry developments. The Board believes that Mr. Phipps brings an invaluable perspective on the Company’s current operations and ongoing relationships with customers and suppliers.

Robert C. Sledd, 65, served as a Senior Economic Advisor to the Governor of Virginia from 2010 to 2014. Since 2008, he also has served as Managing Partner of Pinnacle Ventures, LLC and Sledd Properties, LLC. From 1995 to 2008, he served as Chairman of Performance Food Group Co. (“PFG”), a foodservice distribution company that he co-founded in 1987. He served as Chief Executive Officer of PFG from 1987 to 2001 and from 2004 to 2006. He also serves on the boards of directors of SCP Pool Corporation and Universal Corporation. Mr. Sledd has been a director of the Company since 2007.

The Board of Directors has nominated Mr. Sledd to continue his service as a director of the Company based on his expertise in economic and business development policy, as well as his experience as a former chief executive of a foodservice distribution company, including his knowledge and understanding of the specific issues and challenges faced by companies in the business of distribution and supply chain management. His experiences in founding, growing and taking public PFG allow him to contribute to the Board a breadth of perspectives and ideas on matters of corporate management, governance and strategic growth.

Anne Marie Whittemore, 71, has been a partner in the law firm of McGuireWoods LLP since 1977. She also serves on the board of directors of T. Rowe Price Group, Inc., formerly served on the board of Albemarle Corporation and is a former Chairman of the Board of the Federal Reserve Bank of Richmond. Ms. Whittemore has been a director of the Company since 1991 and lead director since 2014.

The Board of Directors has nominated Ms. Whittemore to continue her service as a director of the Company based on the unique background and perspectives she brings to the Board as an attorney whose areas of specialty include corporate governance and complex commercial and securities litigation matters. Her experience includes representation of several Fortune 100 corporations and other companies in matters involving corporate governance and shareholder matters. Ms. Whittemore also has extensive experience as a public company director and member of both compensation and governance committees, which the Board believes contributes to her strong leadership skills and led to her appointment in 2014 as lead director.

The Board of Directors recommends a vote FOR the election of each nominee as director.

RETIRING DIRECTORS

Effective immediately following the Annual Meeting, Messrs. Rogers and Simmons’ terms will expire, at which time they will retire from the Board. The Company gratefully acknowledges and thanks Mr. Rogers’ for his 26 years and Mr. Simmons for his four years of service and dedication to our Board.

James E. Rogers, 72, served from 2011 to 2015 as Chairman of the Board of BackOffice Associates, LLC, a private company that provides data quality, migration and governance solutions. He served as President of SCI Investors Inc, a private equity investment firm, from 1993 until his retirement in 2011. He also serves on the board of directors of NewMarket Corporation and formerly served on the boards of Caraustar Industries, Inc., Wellman, Inc., Chesapeake Corp. and Cadmus Communications, Inc. Mr. Rogers has been a director of the Company since 1991 and has demonstrated significant leadership and communication skills in his service as the Company’s independent lead director for more than 10 years until 2014. Mr. Rogers will retire immediately following the 2018 Annual Meeting.

David S. Simmons, 53, has served as Chairman & Chief Executive Officer of Pharmaceutical Product Development, LLC, a global biopharmaceutical research organization, since 2012. From 2001 to 2012, Mr. Simmons served in a variety of management positions with Pfizer, Inc., including as President and General Manager of the Emerging Markets and Established Products Business Units, Regional President of the Eastern Europe Pharmaceutical Division, President of the Pharmaceutical Division in Greece and Vice President of Marketing in Canada. Mr. Simmons has been a director of the Company since 2013 and will retire immediately following the 2018 Annual Meeting.

PROPOSAL 2: APPROVAL OF THE OWENS & MINOR, INC. 2018 STOCK INCENTIVE PLAN

The Company currently has in effect the 2015 Stock Incentive Plan (the “2015 Plan”). The 2015 Plan permits the grant of options, stock appreciation rights, stock awards, stock units and incentive awards. On February 8, 2018, our Board of Directors adopted the Owens & Minor, Inc. 2018 Stock Incentive Plan (the “2018 Plan”), subject to the approval of shareholders. Like the 2015 Plan, the 2018 Plan authorizes the grant of options, stock appreciation rights, stock awards, stock units and incentive awards. If the shareholders approve the 2018 Plan, no additional awards will be granted under the 2015 Plan after the date of shareholder approval of the 2018 Plan. The closing price of the Company’s Common Stock on March 1, 2018 was $16.11 per share.

Our Board of Directors believes that the 2015 Plan has benefited, and the 2018 Plan will benefit, the Company, by (i) assisting in recruiting and retaining the services of teammates and non-employee directors with high ability and initiative, (ii) providing greater incentives for teammates and non-employee directors who provide valuable services to the Company and its subsidiaries and affiliates and (iii) associating the interests of these persons with those of the Company and its shareholders.

Key features of the 2018 Plan, which contains provisions considered best practices for compensation and governance purposes, include:

•	The 2018 Plan generally will be administered by our Compensation Committee which consists entirely of independent non-employee directors.

•	The 2018 Plan sets reasonable limits as to the awards any teammate, or non-employee director may receive in any calendar year.

•	All stock options and stock appreciation rights must have an exercise price that is not less than the fair market value of the underlying stock on the grant date.

•

The maximum number of shares of our Common Stock that will be made available under the 2018 Plan is the sum of (i) 3,600,000 shares, less the number of shares of our Common Stock subject to awards granted under the 2015 Plan after March 1, 2018, plus (ii) the number of shares of our Common Stock subject to awards granted under the 2015 Plan that become available after March 1, 2018 because of the expiration, cancellation or forfeiture of the award without the issuance of the underlying shares. Between January 1, 2018 and March 1, 2018, awards representing 705,882 shares of Common Stock were granted under the 2015 Plan. This does not include awards to be granted in connection with our acquisition of Halyard Health S&IP, which we estimate will represent approximately 364,540 shares (based on a Common Stock price of $16.11 per share). We currently expect this acquisition to close early in the second quarter of 2018.

•

Shares of Common Stock not issued as the result of a net settlement of options, stock appreciation rights, stock awards, stock units and incentive awards, or tendered or withheld to pay the exercise price, purchase price or withholding taxes relating to options, stock appreciation rights, stock awards, stock units and incentive stock awards, shall not again be made available for issuance as awards under the 2018 Plan.

•

All awards granted under the 2018 Plan will be subject to a one-year minimum vesting period, provided that (i) up to 5% of the shares authorized for issuance under the 2018 Plan (subject to adjustments) may provide for vesting of awards in less than one year and (ii) awards granted to non-employee directors may vest earlier than one year upon the annual meeting of the Company’s shareholders that occurs in the year immediately following the year of grant so long as the awards vest as of a date that is not earlier than two weeks prior to the anniversary date of the immediately preceding year’s annual shareholders meeting.

•

In connection with a change in control, vesting of time-based awards will only be accelerated if the time-based awards are not assumed or converted into substitute awards following the change in control and vesting of performance-based awards shall only be accelerated to the extent of actual achievement of the performance conditions as of the date of the change in control or on a prorated basis for time elapsed in ongoing performance period(s) through the date of the change in control, whichever the Committee determines appropriate, if the performance-based awards are not assumed or converted into substitute awards following the change in control. Otherwise, vesting of an award may only be accelerated in connection with a termination of service (including but not limited to death, disability, retirement or involuntary termination) or if the award is outstanding for at least one year, provided that up to 5% of the shares authorized for issuance under the 2018 Plan may be issued pursuant to awards without regard to any such restriction on accelerated vesting.

•

The 2018 Plan does not include any reload feature which would provide for an automatic grant of additional awards or any “evergreen” share replenishment features which would provide for an automatic increase in the number of shares available for issuance.

•

The 2018 Plan prohibits the repricing of outstanding stock options, stock appreciation rights and other stock awards in the nature of purchase rights, whether by amending an existing award or by substituting a new award at a lower price, without shareholder approval. The 2018 Plan also prohibits the payment of cash, awards or other securities in exchange for out-of-the-money awards, without shareholder approval.

•	Awards granted under the 2018 Plan are subject to the Company’s Recoupment Policy (which is described on page 52 of this proxy statement).

•

There is not a liberal change in control definition in the 2018 Plan. A change in control does not occur on announcement or commencement of a tender offer or a potential takeover or on shareholder approval of a merger or other transaction.

•	Any material amendments to the 2018 Plan require shareholder approval.

•

No dividends or dividend equivalents may be granted in connection with options, stock appreciation rights or other awards in the nature of purchase rights. No dividends or dividend equivalents may be paid in connection with a stock award or stock unit unless and until the award is no longer subject to forfeiture conditions, and any such dividends or dividend equivalents will either be (i) deemed reinvested in additional awards which remain subject to the same forfeiture and other conditions applicable to the award to which such dividends or dividend equivalents related or (iii) accumulated (without interest) and become payable only at the time and to the extent the related award becomes nonforfeitable and/or payable. No dividends may be paid with respect to an award that is forfeited.

•	The 2018 Plan does not provide for tax gross-ups of any kind.

A summary of the principal features of the 2018 Plan is included below. However, every aspect of the 2018 Plan is not addressed in this summary and shareholders are encouraged to read the full text of the 2018 Plan which is attached to this proxy statement as Annex A. We have no current plans, proposals or arrangements, written or otherwise, to grant any specific awards under the 2015 Plan that have not been granted as of March 1, 2018 or under the 2018 Plan, except in connection with the closing of our acquisition of Halyard Health S&IP or as provided for under our Board of Directors compensation plan (as described on pages 18 and 9 respectively of this proxy statement).

Reasons for the 2018 Plan and Recommendation of the Board of Directors

As described in more detail in this proxy statement under “Executive Compensation—Compensation Disclosure and Analysis,” we believe our compensation programs are structured to attract, retain and motivate our teammates and non-employee directors. Our Board of Directors believes that equity incentive awards play a key role in these programs as they help align the interests of teammates and non-employee directors with those of our shareholders. As of March 1, 2018, there were (1) 61,488,172 shares of our Common Stock outstanding, (2) 1,532,907 full value shares outstanding which include outstanding Performance Shares at target but there are no outstanding stock options or stock appreciation rights, and (3) only 773,638 shares available for grant under the 2015 Plan, which amount will be further reduced by the grant of awards representing an estimated 364,540 additional shares of Common Stock in connection with the Halyard Health S&IP acquisition.

Historical Burn Rate; Potential Economic Dilution Analysis. We are committed to managing the use of our equity incentives prudently to balance the benefits equity compensation brings to our compensation programs against the dilution it causes our shareholders. As part of our analysis when considering the number of shares to be reserved under the 2018 Plan, we considered the 2015 Plan’s “burn rate,” calculated as the number of shares subject to equity awards granted under the 2015 Plan, divided by the weighted average number of shares outstanding for that period. Our average burn rate for the three years ending December 31, 2017 was 3.73%. The total potential dilution resulting from issuing all shares authorized under our equity plans as of March 1, 2018 would be approximately 3.8%. We believe that our burn rate and potential dilution amounts are reasonable for our industry and market conditions. Since the 2015 Plan was adopted, we have sought to provide equity compensation to our teammates and non-employee directors who we believe are important to our organization in furthering our business strategy. In addition, since that time we have made multiple leadership appointments and promotions to advance our strategy. We made equity grants from the 2015 Plan in connection with each of these new hires and promotions. We believe these new hires and promotions are key to the development and strengthening of the management team with the experience and talent necessary to further implement our transformation. Additionally, we have made two significant acquisitions in 2017 and 2018, Byram Healthcare and Halyard Health S&IP, to accelerate our transformation and have issued awards under our 2015 Plan prior to March 1, 2018 representing 63,501 shares of Common Stock to teammates who have joined us from Byram Healthcare and expect to issue awards representing an additional 364,540 shares of Common Stock to teammates who will join us from Halyard Health S&IP.

Expected Duration. We expect that the shares available under the 2018 Plan for future awards, if the 2018 Plan is approved by our shareholders, will be sufficient for currently-anticipated awards for the next three - four years. Expectations regarding future share usage could be impacted by a number of factors such as hiring and promotion activity at the executive level; the rate at which shares are returned to the 2018 Plan reserve upon awards’ expiration, forfeiture or cash settlement; the future performance of our stock price; factors involved in acquiring other companies; and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

For the foregoing reasons, our Board of Directors recommends that our shareholders approve the 2018 Plan.

Administration of the 2018 Plan

The 2018 Plan is generally administered by the Compensation Committee. The Compensation Committee approves all terms of awards to teammates under the 2018 Plan. The Compensation Committee also approves the teammates who will receive grants under the 2018 Plan, determines the type of award that will be granted and approves the number of shares of Common Stock subject to the grant. The Governance & Nominating Committee of the Board of Directors administers the 2018 Plan in the case of any award that is made to a member of the Board who is not also a teammate of the Company or an affiliate. References in this summary to the “Compensation Committee” include, with respect to awards made to non-employee directors, the Governance & Nominating Committee.

Participation in 2018 Plan

Because awards under the 2018 Plan are made at the Compensation Committee’s discretion, we are unable to determine who will be selected to receive awards or the type, size or terms of the awards that may be granted. For the same reason, we are unable to determine the awards that would have been granted last year if the 2018 Plan had been in effect. However, outstanding awards previously granted under the 2015 Plan are reported herein. See “Grants of Plan Based Awards Table” on page 56 and “Outstanding Equity Awards at Fiscal Year-End Table” on page 58 of this proxy statement.

Any teammate, consultant or non-employee director of the Company or any affiliate who, in the judgment of the Compensation Committee, has contributed significantly or can be expected to contribute significantly to the performance of the Company and/or its affiliates may receive an award under the 2018 Plan. The Company currently has approximately 8,600 teammates (including approximately 10 teammates who are officers), and the Company currently has 11 non-employee directors. In fiscal 2017 the Company made awards to 301 participants, which included nine executive officers and our 10 non-employee directors. The Compensation Committee has the complete discretion, as provided in the 2018 Plan, to select eligible teammates, consultants and/or non-employee directors to receive awards under the 2018 Plan and to determine for each teammate, consultant or non-employee director the nature of the award and the terms and conditions of each award.

The basis for participation in the 2018 Plan is that the Compensation Committee has determined that such participation will further the 2018 Plan’s purposes. In exercising its discretion, the Compensation Committee will consider the recommendations of management and the purposes of the 2018 Plan, which include the recruiting and retaining of teammates and non-employee directors with high ability and initiative, providing greater incentives for teammates and non-employee directors who provide valuable services to the Company and its subsidiaries and affiliates and associating the interests of these persons with those of the Company and its shareholders. For a description of the basis of participation for our executive officers and non-employee directors during fiscal 2017, see “Compensation Discussion and Analysis” beginning on pages 33 through 53 of the proxy statement and “Director Compensation” on page 9 of the proxy statement.

The 2018 Plan includes reasonable limits on the benefits that any participant may receive for any calendar year. No teammate may be granted, in any calendar year, (i) options, stock appreciation rights or other purchase rights for more than 2,000,000 shares of our Common Stock, (ii) stock awards or stock units for more than 1,000,000 shares of our Common Stock or (iii) incentive awards exceeding $10,000,000. The foregoing limitations can be multiplied by two for awards granted to teammates during the calendar year in which the teammate first commences employment or other service. The 2018 Plan also provides that in any calendar year a non-employee director may not be granted awards during any single calendar year in respect of the non-employee director’s service as a member of the board that, taken together with any cash fees paid to the non-employee director, exceeds $750,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial accounting purposes). The Compensation Committee may, however, make exceptions to the foregoing limit (up to twice such limit) for a non-executive chair of the Board of Directors or, in extraordinary circumstances, for other individual non-employee directors, as the Compensation Committee may determine, provided that the non-employee director receiving such awards may not participate in the decision to make such awards.

Share Authorization

The maximum aggregate number of shares of Common Stock that may be issued under the 2018 Plan is the sum of (i) 3,600,000 shares, less the number of shares of our Common Stock subject to awards granted under the 2015 Plan after March 1, 2018, plus (ii) the number of shares of our Common Stock that are subject to awards granted under the 2015 Plan that become available after March 1, 2018 because of the expiration, cancellation or forfeiture of the award without the issuance of the underlying shares. In connection with stock splits, stock dividends, recapitalizations and certain other events, the Board will make adjustments that it deems appropriate in the aggregate number of shares of Common Stock that may be issued under the 2018 Plan, the terms of outstanding awards and the per individual grant limitations.

Except as described herein, each share of Common Stock issued in connection with an award granted under the 2018 Plan will reduce the total number of shares of Common Stock available for issuance under the 2018 Plan by one. If any options, stock appreciation rights, stock awards, stock units or other awards terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or without issuance of the underlying shares, the Common Stock subject to such awards, to the extent of the termination, expiration, cancellation, forfeiture, surrender or cash settlement, will again be available for awards under the 2018 Plan. Any shares of Common Stock that are tendered or withheld from the settlement of an award to satisfy the grant or exercise price or to satisfy a tax withholding obligation under an award will not be available for future awards to be granted under the 2018 Plan. If Common Stock is issued in settlement of a stock appreciation right, the number of shares available for future awards will be reduced by the number of shares for which the stock appreciation right was exercised rather than the number of shares issued. Shares of Common Stock that may be issued under the 2018 Plan may not be increased through the Company’s purchase of shares of Common Stock on the open market with the proceeds obtained from the exercise of options or other purchase rights granted under the 2018 Plan.

Awards

The Compensation Committee will determine the eligible individuals who will receive awards under the 2018 Plan and the Compensation Committee will specify the type of award that is made and will prescribe the terms and conditions that govern each award. The 2018 Plan generally provides that no award will become fully exercisable or entirely vested before the first anniversary of the date of grant of the award, provided that (i) awards may be granted without regard to this minimum vesting requirement with respect to a maximum of 5% of the shares of Common Stock authorized for issuance under the 2018 Plan and (ii) awards may be granted without regard to the minimum vesting requirement to non-employee directors as described above. Notwithstanding the preceding sentence, the Compensation Committee may accelerate the exercisability or vesting of awards (i) in connection with a termination of employment or other service (including without limitation on death, disability, retirement or involuntary termination) or (ii) if the award has been outstanding for at least one year, and up to 5% of the shares of Common Stock authorized for issuance under the 2018 Plan may be issued without regard to any such restrictions on accelerated vesting of awards.

Options.    The 2018 Plan authorizes the Compensation Committee to grant incentive stock options (under Section 421 of the Internal Revenue Code) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the Compensation Committee, provided that the price cannot be less than 100% of the fair market value of the Common Stock on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option to an individual who is a “ten percent shareholder” under Sections 422 and 424 of the Internal Revenue Code). Except in the event of stock splits, stock dividends and other changes in our capitalization, unless approved by shareholders, the exercise price of an outstanding option cannot be reduced and no payment can be made to cancel an option if the exercise price exceeds the shares’ fair market value on the date of cancellation.

The exercise price for any option is generally payable (i) in cash, (ii) in a cash equivalent acceptable to the Compensation Committee, or (iii) by the surrender of Common Stock (including Common Stock otherwise issuable upon exercise of the option) (or attestation of ownership of Common Stock) with an aggregate fair market value on the date on which the option is exercised equal to the exercise price for the number of shares being purchased.

The term of an option cannot exceed 10 years from the date of grant (or five years in the case of an incentive share option granted to a “ten percent shareholder”). The Compensation Committee may grant options that have a term less than the maximum term permitted under the 2018 Plan. The 2018 Plan provides for the automatic exercise of options if (a) the participant remains in the continuous employ or service of the Company from the date of grant until the stated expiration date of the option and (b) the fair market value of the shares subject to the option exceeds the exercise price. In that event, if not exercised by the participant, the option will be exercised on the stated expiration date and the participant will be issued shares of Common Stock that have a fair market value equal to the excess of the aggregate number of shares subject to the exercised portion of the option over the number of shares whose fair market value equals the aggregate exercise price of the option and applicable tax withholdings.

No dividends may be paid with respect to an option.

Stock Awards.    The 2018 Plan also provides for the grant of stock awards. A stock award is an award of Common Stock that will be subject to restrictions on transferability and such other restrictions as the

Compensation Committee determines on the date of grant and consistent with the terms of the 2018 Plan, including the vesting requirements described above. The vesting requirements or restrictions may be stated with reference to one or more performance objectives, including objectives stated with respect to “performance goals” as described below under “Performance Objectives.” The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the Compensation Committee may determine.

A participant who receives a stock award will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares; provided, however, that the 2018 Plan provides that dividends payable on a stock award shall either be deemed reinvested in additional stock awards, which shall remain subject to the same forfeiture and transfer conditions applicable to the stock award with respect to which such dividends related, or accumulated and paid in cash, without interest, if and at the time the related stock award is no longer subject to forfeiture and transfer conditions. During the period, if any, when stock awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her stock award shares, (ii) the company will retain custody of the certificates and (iii) a participant must deliver a share power to the Company for each stock award. No dividends may be paid with respect to a stock award that is forfeited.

Stock Appreciation Rights.    The 2018 Plan authorizes the Compensation Committee to grant stock appreciation rights that provide the recipient with the right to receive, upon exercise of the stock appreciation right, cash, Common Stock or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the Common Stock on the date of exercise over the shares’ fair market value on the date of grant (the “initial value”). Stock appreciation rights will become exercisable in accordance with terms prescribed by the Compensation Committee and consistent with the terms of the 2018 Plan, including the vesting requirements described above. Stock appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a stock appreciation right cannot exceed ten years from the date of grant or five years in the case of a share appreciation right granted in tandem with an incentive stock option awarded to a “ten percent shareholder”. The Compensation Committee may grant stock appreciation rights that have a term less than such maximum terms. The 2018 Plan provides for the automatic exercise of a stock appreciation right if (a) the participant remains in the continuous employ or service from the date of grant until the stated expiration date of the stock appreciation right and (b) the fair market value of the shares subject to the stock appreciation right exceeds the initial value per share. In that event, if not exercised by the participant, the stock appreciation right will be exercised on the stated expiration date and the participant will receive the amount payable for exercises on that date (subject to applicable withholdings).

Except in the case of stock splits, stock dividends and other changes in our capitalization, the initial value of an outstanding stock appreciation right cannot be reduced without the approval of shareholders. In addition, the 2018 Plan provides that no payment may be made on account of the cancellation of a stock appreciation right if the initial value exceeds the fair market value of a share of Common Stock.

No dividends may be paid with respect to any stock appreciation rights.

Stock Units.    The 2018 Plan also authorizes the Compensation Committee to grant awards of stock units. Stock units represent the participant’s right to receive an amount, based on the value of the Common Stock, if the requirements established by the Compensation Committee are satisfied. Consistent with the terms of the 2018 Plan, including the vesting requirements described above, the Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to the stock unit award. Performance goals may be stated with respect to the performance criteria described below under “Performance Objectives” or such other criteria determined by the Compensation Committee. If the performance goals and other requirements are met, stock units will be paid in cash, Common Stock or a combination thereof.

Incentive Awards.    The 2018 Plan also permits the grant of incentive awards. An incentive award is an opportunity to earn a payment upon the terms and conditions prescribed by the Compensation Committee. The terms and conditions may provide that the incentive award will be earned only if the participant’s employment continues for a specified period or only to the extent that the participant, the Company or an affiliate achieves objectives measured over a period of at least one year. The objectives may be stated with reference to one or more of the performance criteria described below under “Performance Objectives” or such other criteria determined by the Compensation Committee. If an incentive award is earned, the amount payable will be paid in cash, Common Stock or a combination thereof. No dividends may be paid in respect of an incentive award.

Change in Control

Unless an outstanding award is assumed or otherwise continued after a change in control, upon a change in control and cash-out of the award, (i) each option and stock appreciation right shall be fully exercisable thereafter, (ii) each stock award will become transferable and nonforfeitable, (iii) each stock unit award shall be earned in its entirety and converted into a transferable and nonforfeitable stock award, and (iv) each incentive award shall be earned, in whole or in part, in accordance with the terms of the applicable award agreement, except that (i) each performance-based option and stock appreciation right shall be exercisable, (ii) each performance-based stock award will become transferable and nonforfeitable, (iii) each performance-based stock unit award will be earned and converted into a transferable and nonforfeitable stock award, and (iv) each performance-based incentive award shall be earned only to the extent of actual performance through the date of the change in control or pro rata based on the elapsed portion of the performance period as of the date of the change in control, whichever the Committee determines appropriate.

In the event of a change in control, the Compensation Committee, in its discretion and without the need for a participant’s consent, may provide that an outstanding option, stock appreciation right, stock award, stock unit award or incentive award shall be assumed by, or a substitute award granted by, the surviving entity in the change in control. Such assumed or substituted award shall be of the same type of award as the original option, stock appreciation right, stock award, stock unit award or incentive award being assumed or substituted.

Unless an outstanding award is to be assumed or otherwise continued after the change in control, the Compensation Committee, in its discretion and without the need of a participant’s consent, may provide that (i) each option and stock appreciation right that is or will be exercisable on the date of the change in control, (ii) each stock award that is or will become transferable and nonforfeitable, (iii) each stock unit award that is or will be earned and convertible into a transferable and nonforfeitable stock award and (iv) each inventive award that is or will be earned shall be cancelled in exchange for a payment. The payment may be in cash, shares of Common Stock or other securities or consideration received by Company shareholders in the change in control transaction. The amount of the payment will be equal to (i) the amount by which the price per share received by the shareholder in the transaction exceeds the exercise price of the option or initial value of the stock appreciation right, (ii) the price per share received by the shareholders in the transaction for each share subject to a stock award or stock unit or (iii) the amount earned under the incentive award. Notwithstanding the foregoing, however, awards that are not vested, non-forfeitable or payable as of the change in control will be cancelled without any payment therefor.

A change of control under the 2018 Plan generally occurs if:

•	a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, at least 30% of our combined voting power;

•

we merge with another entity unless (i) the voting securities of the Company immediately prior to the merger continue to represent more than 50% of the combined voting power of the securities in the merged entity or its parent or (ii) the merger is effected to implement a recapitalization transaction in which no person acquires more than 30% of our combined voting power;

•	there is consummated an agreement for the sale or disposition of all or substantially all of our assets;

•	the stockholders approve a plan of complete liquidation; or

•

during any period of twelve (12) consecutive months, individuals who, at the beginning of such period, constitute our Board, together with any new directors whose nomination or election was approved by a majority of the directors then so in office (other than individuals who become directors in connection with certain transactions or election contests), cease for any reason to constitute a majority of our Board.

The Internal Revenue Code has special rules that apply to “parachute payments,” i.e., compensation that is payable on account of a change in control. If the parachute payments exceed a safe harbor amount prescribed by the Internal Revenue Code, then the recipient is liable for a 20% excise tax on a portion of the parachute payments, and the Company is not allowed to claim a federal income tax deduction for a portion of the parachute payments.

The 2018 Plan provides for a reduction in benefits if the benefits of awards, either alone or together with parachute payments under other plans and agreements, exceed the safe harbor amount. In that event, the participant’s total parachute payments will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without an excise tax liability or loss of deduction. However, the benefits will not be reduced, and the participant will receive all of the parachute payments, if the participant will receive a greater after-tax benefit, taking into account the excise tax payable by the participant, by receiving all of the parachute payments. The 2018 Plan provides that these provisions do not apply to a participant who, under an agreement with the Company or the terms of another plan is not permitted to receive parachute payments in excess of the safe harbor amount.

Performance Objectives

The 2018 Plan also identifies performance criteria that may be used to establish performance goals that will determine whether an award becomes vested or is earned. The Compensation Committee may prescribe that an award will become vested or be earned upon the attainment of one or more performance goals or objectives, including but not limited to: (i) gross, operating or net earnings before or after taxes; (ii) return on equity; (iii) return on capital; (iv) return on sales; (v) return on assets or net assets; (vi) earnings per share; (vii) cash flow per share; (viii) book value per share; (ix) earnings growth; (x) sales or sales growth; (xi) volume growth; (xii) cash flow (as defined by the Compensation Committee); (xiii) Fair Market Value; (xiv) total shareholder return; (xv) market share; (xvi) productivity; (xvii) level of expenses; (xviii) quality; (xix) safety; (xx) customer satisfaction; (xxi) total economic value added; (xxii) earnings before interest, taxes, depreciation and amortization; and (xxiii) revenues or revenue growth.

A performance goal or objective may be stated with respect to the Company, a subsidiary or a business unit and also may be stated with respect to one or more of these criteria or may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index. In establishing a performance goal or objective, the Compensation Committee may exclude any or all special, unusual or extraordinary items as determined under generally accepted accounting principles, including the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes. The Compensation Committee may also adjust performance goals or objectives, including to reflect the impact of unusual or non-recurring events affecting the Company and for changes in applicable tax laws and accounting principles.

Section 162(m) Transition Rule

If and to the extent that the Compensation Committee grants an award under the 2018 Plan in substitution for an award intended to constitute “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code, as in effect prior to the enactment of the Tax Cuts and Jobs Act of 2017, or pursuant to a binding contract in effect as of November 2, 2017 and intended to constitute “qualified performance-based compensation” under the special transition rule under Section 162(m) then such award shall be (i) subject to such terms and conditions as are required for the award to continue to qualify under the transition rule for “qualified performance-based compensation” under Section 162(m) under the Tax Cuts and Jobs Act of 2017, as the Compensation Committee shall determine, (ii) the award will be administered by a sub-committee of the Compensation Committee which is comprised of two or more members that qualify as “outside directors” under Section 162(m) prior to the enactment of the Tax Cuts and Jobs Act of 2017, and (iii) none of the provisions of the 2018 Plan shall apply to such award to the extent such provisions would result in the award no longer qualifying under the transition rule for “qualified performance-based compensation” under Section 162(m) prior to the Tax Cuts and Jobs Act of 2017.

Return of Awards; Repayment

The 2018 Plan provides that all awards, and all payments under awards, are subject to any policy that the Company adopts requiring the return or repayment of compensation and/or benefits, i.e., a claw-back or compensation recoupment policy. To the extent required by any such policy as in effect on the date that the award is granted, the date the option or stock appreciation right was exercised, the date of payment or the date the award became vested or earned, a participant will be required to return any award (if not previously exercised or settled) and any payment previously made or proceeds received with respect to any award (if the award has vested or been settled).

Amendment; Termination

The 2018 Plan may be amended or terminated at any time by the Board of Directors; provided that no amendment may adversely impair the rights of participants under outstanding awards. Our shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our shareholders also must approve any amendment that materially increases the benefits accruing to participants under the 2018 Plan, materially increases the aggregate number of shares of Common Stock that may be issued under the 2018 Plan (other than adjustments to reflect stock dividends, stock splits and other changes in capitalization) or materially modifies the requirements as to eligibility for participation in the 2018 Plan. In addition, except in connection with adjustments to reflect stock dividends, stock splits and other changes in capitalization, the exercise price of an option, the purchase price of an award or the initial value of a stock appreciation right may not be reduced and no action that would constitute a re-pricing of such awards may be taken without the approval of shareholders.

The 2018 Plan provides that, unless terminated sooner by the Board or extended with shareholder approval, no awards may be made under the 2018 Plan after February 7, 2028.

Deferral of Awards

The Compensation Committee may permit a participant to defer, or if and to the extent specified in an award agreement require the participant to defer, receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due by virtue of the lapse or waiver of restrictions with respect to awards, the satisfaction of any requirements or goals with respect to awards, the lapse or waiver of the deferral period for awards, or the lapse or waiver of restrictions with respect to awards. If such deferral is permitted, the Compensation Committee will establish rules and procedures for making such deferral elections and for the payment of such deferrals which will be intended to conform in form and substance with applicable regulations promulgated under Section 409A of the Internal Revenue Code. There are no assurances, however, that a participant will not be subjected to tax penalties under Section 409A with respect to any awards or such deferrals.

No Employment Rights

Awards do not confer upon any individual any right to continue in the employ or service of the Company or any affiliate.

U.S. Federal Income Tax Consequences

The grant of an option or stock appreciation right will create no tax consequences for the participant or the Company at the time of the grant. A participant will have no taxable income upon exercise of an incentive stock option except that a participant must recognize income equal to the fair market value of the shares acquired minus the exercise price for alternative minimum tax purposes. Upon exercise of an option (other than an incentive stock option) or a stock appreciation right, a participant generally must recognize ordinary income equal to the fair market value of the shares and/or the amount of cash acquired minus the exercise price or initial value. Upon a disposition of shares acquired by exercise of an incentive stock option on or before the earlier of the second anniversary of the grant of such incentive stock option or the first anniversary of the exercise of such option, the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price, or (2) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock award option holding periods are met) generally will result in only capital gain or loss. Other awards under the 2018 Plan, including stock awards, stock units and incentive awards, will generally result in ordinary income to the participant equal to the cash or the fair market value of the shares received (minus the amount, if any, paid by the participant for such shares) at the time such cash or shares are received by the participant or, if later, the time that the substantial risk of forfeiture of such shares lapses.

The Company generally will be entitled to claim a tax deduction with respect to an award granted under the 2018 Plan when the participant recognizes ordinary income with respect to the award in an amount equal to the ordinary income that is recognized by the participant. The Company will not be entitled to claim any tax deduction of any amount recognized by a participant as capital gains.

The Company will be permitted to withhold from any award granted under the 2018 Plan any required withholding taxes. Payment of withholding taxes may be made through one or more of the following means: payment in cash (including personal check or wire transfer), or, with the approval of the Committee, by delivering shares previously owned by the grantee or by delivery of shares acquired or to be acquired under the award.

Section 83(b) of the Internal Revenue Code.    A participant may elect under Section 83(b) of the Internal Revenue Code to be taxed at the time of grant of a stock award on the fair market value of the shares at that time rather than to be taxed when the risk of forfeiture lapses on the stock, and the Company will have a deduction available at the same time and in the same amount as the participant recognized income. If a participant files an election under Section 83(b) and the participant subsequently forfeits the restricted shares, he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he or she previously paid tax. Except as discussed below, the Company generally will be entitled to a tax deduction at the time and equal to the amount recognized as ordinary income by the participant in connection with an option, stock appreciation right, or other award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant, Thus, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.

The Board of Directors recommends that you vote FOR approval of the Owens & Minor, Inc. 2018 Stock Incentive Plan.

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee (with confirmation of the Board) has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2018 and has directed that management submit such appointment of KPMG LLP for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting to answer questions and to make a statement, if they desire to do so.

Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm. Shareholder ratification of this appointment is not required by the Company’s Bylaws or otherwise. If shareholders fail to ratify the appointment, the Audit Committee will take such failure into consideration in future years. If shareholders ratify the appointment, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company.

Prior to selecting KPMG LLP for fiscal 2018, the Audit Committee evaluated KPMG’s performance with respect to fiscal 2017. In conducting this annual evaluation, the Audit Committee considered management’s assessment of KPMG’s performance in areas such as (i) independence, (ii) the quality and the efficiency of the services provided, including audit planning and coordination, (iii) industry knowledge and (iv) the quality of communications, including KPMG staff accessibility and keeping management apprised of issues. The Audit Committee also considered KPMG’s tenure, the impact on the Company of changing auditors and the reasonableness of KPMG’s billable rates. The Audit Committee is responsible for the audit fee negotiations associated with the retention of KPMG LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered accounting firm. Further, in conjunction with the rotation of the auditing firm’s lead engagement partner every five years, the Audit Committee and its chairperson will continue to be directly involved in the selection of KPMG LLP’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as our independent external auditor is in the best interests of us and our stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For each of the years ended December 31, 2017 and 2016, KPMG LLP billed the Company the fees set forth below in connection with professional services rendered by that firm to the Company:

	Year 2017	Year 2016
Audit Fees	$2,110,500	$1,956,000
Audit-Related Fees	23,500	32,000
Tax Fees	264,000	102,000
All Other Fees	—	—

Total	$2,398,000	$2,090,000

Audit Fees.    These were fees for professional services performed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s filings on Forms 10-K and 10-Q, Sarbanes-Oxley compliance, and services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    These were fees primarily for the annual audits of the Company’s employee benefit plan financial statements, internal control attestations in certain foreign jurisdictions and consultations by management related to financial accounting and reporting matters.

Tax Fees.    These were fees primarily for advice and consulting services related to the structuring of international operations, and the restructuring of business operations.

The Audit Committee has established policies and procedures for the pre-approval of audit services and permitted non-audit services in order to ensure the services do not impair the auditor’s independence. The Audit Committee will pre-approve on an annual basis the annual audit services engagement terms and fees and will also pre-approve certain audit-related services that may be performed by the independent auditors up to the pre-approved fee levels, as well as permissible tax planning and compliance services. The Audit Committee may delegate pre-approval authority to one or more of its members, but any pre-approval decision by such member or members must be presented to the full Audit Committee at its next scheduled meeting. All services provided by and fees paid to KPMG LLP in 2017 were pre-approved by the Audit Committee in accordance with the pre-approval policies, and there were no instances of waiver of approval requirements or guidelines during this period.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four directors, each of whom is independent under the enhanced independence standards for audit committees in the Exchange Act and the rules thereunder as incorporated into the listing standards of the NYSE and under the Company’s Corporate Governance Guidelines, and two of whom have been determined by the Board of Directors to be audit committee financial experts. The Audit Committee met seven times during 2017. The Audit Committee operates under a written charter adopted by the Board of Directors, which the Audit Committee reviews at least annually and revises as necessary to ensure compliance with current regulatory requirements and industry changes.

As its charter reflects, the Audit Committee has a broad array of duties and responsibilities. With respect to financial reporting and the financial reporting process, management, the Company’s independent registered public accounting firm and the Audit Committee have the following respective responsibilities:

Management is responsible for:

•	Establishing and maintaining the Company’s internal control over financial reporting;

•	Assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each year; and

•	Preparation, presentation and integrity of the Company’s consolidated financial statements.

The Company’s independent registered public accounting firm is responsible for:

•	Performing an independent audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting;

•	Expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles; and

•	Expressing an opinion as to the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for:

•	Selecting the Company’s independent registered public accounting firm;

•	Overseeing and reviewing the financial statements and the accounting and financial reporting processes of the Company; and

•	Overseeing and reviewing management’s evaluation of the effectiveness of internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2017 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and KPMG LLP, including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies and practices used and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee has also received the written disclosures and communications from KPMG LLP required by the PCAOB regarding the independence of that firm and has discussed with KPMG LLP the firm’s independence from the Company.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with KPMG LLP its opinion as to the effectiveness of the Company’s internal control over financial reporting.

Based upon its discussions with management and KPMG LLP and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

THE AUDIT COMMITTEE

Lemuel E. Lewis, Chairman

John W. Gerdelman

Eddie N. Moore, Jr.

Robert C. Sledd

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on the Company’s records and information provided by our directors, executive officers and beneficial owners of more than 5% of the Common Stock, we believe that all reports required to be filed by our directors and executive officers under Section 16(a) of the Exchange Act were filed on a timely basis during 2017, except in the following instances: (1) for Mr. P. Cody Phipps, the President, Chief Executive Officer and Chairman of the Company, an amendment to a timely filed Form 4 was filed to correct an administrative error in reporting the amount of securities acquired; (2) for Mr. M. Jay Romans, a former executive officer of the Company, an amendment to a timely filed Form 4 was filed to correct an administrative error in reporting the amount of securities acquired; (3) for Ms. Barbara B. Hill and Mr. Lemuel E. Lewis, directors of the Company, Form 4s were inadvertently filed late to report the acquisition of phantom stock, derivative securities beneficially owned through the Company’s Directors’ Deferred Compensation Plan.

Stock Ownership by Management and the Board of Directors

The following table shows, as of March 13, 2018, the number of shares of Common Stock beneficially owned by each director and director nominee, the executive officers identified as our “NEOs” in the Summary Compensation Table in this Proxy Statement and all current directors and executive officers of the Company as a group.

Name of Beneficial Owner	Sole Voting and Investment Power (1)	Other (2)	Aggregate Percentage Owned
Stuart M. Essig	27,847	—	*
John W. Gerdelman	24,190	—	*
Barbara B. Hill	6,506	—	*
Lemuel E. Lewis	39,579	—	*
Martha H. Marsh	16,065	—	*
Mark F. McGettrick	1,397	—	*
Eddie N. Moore, Jr.	28,688	—	*
James E. Rogers	58,991	—	*
David S. Simmons	14,102	—	*
Robert C. Sledd	22,901	—	*
Anne Marie Whittemore	74,316	—	*
P. Cody Phipps	396,484	—	*
Richard A. Meier	127,158	—	*
Stuart Morris-Hipkins	62,061
Charles C. Colpo	43,944	—	*
Rony C. Kordahi	48,160	—	*
All Executive Officers and Directors as a group (21 persons)	1,274,493	—	2.04%

* Represents less than 1% of the total number of shares outstanding.

(1) No officer or director of the Company has the right to acquire any shares through the exercise of stock options within 60 days following March 13, 2018.

(2) Includes: (a) shares held by certain relatives or in estates; (b) shares held in various fiduciary capacities; and (c) shares for which the shareholder has shared power to dispose or to direct disposition. These shares may be deemed to be beneficially owned under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

Stock Ownership by Certain Shareholders

The following table shows, as of March 13, 2018, any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner of more than 5% of the Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percentage Owned
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	6,672,191	(1)	10.79%
Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	5,734,515	(2)	9.28%
Dimensional Fund Advisors LP Building One, 6300 Bee Cave Road, Austin, Texas 78746	3,747,234	(3)	6.06%

(1) Based upon a Schedule 13G report or amendment filed by BlackRock, Inc. with the SEC on January 19, 2018.

(2) Based upon a Schedule 13G report or amendment filed by Vanguard Group, Inc. with the SEC on February 9, 2018.

(3) Based upon a Schedule 13G report or amendment filed by Dimensional Fund Advisers LP with the SEC on February 9, 2018.

Equity Compensation Plan Information

The following table shows, as of December 31, 2017, information with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	(b) Weighted-average exercise price of outstanding options, warrants and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders (2)	360,556	—	1,292,281
Equity compensation plans not approved by shareholders (3)	—	—	—
Total	360,556	—	1,292,281

(1) There are no outstanding options, warrants or rights as of December 31, 2017. The total in column (a) above relate to performance shares.

(2) These equity compensation plans are the 2015 Stock Incentive Plan adopted and approved by shareholders on April 30, 2015 and the 2005 Stock Incentive Plan. No additional awards may be made under the 2005 Stock Incentive Plan.

(3) The Company does not have any equity compensation plans that have not been approved by shareholders.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and programs, the compensation decisions made by the Compensation Committee under these programs and the considerations that went into our decisions in light of the Company’s performance in 2017.

Our fiscal year 2017 named executive officers (“NEOs”) are:

Named Executive Officer	Title
P. Cody Phipps	Chairman, President & Chief Executive Officer
Richard A. Meier	Executive Vice President, Chief Financial Officer & President, International
Stuart Morris-Hipkins*	Executive Vice President, Global Manufacturer Services
Charles C. Colpo**	Senior Vice President, Strategic Supplier Management
Rony C. Kordahi	Executive Vice President, North American Operations

* Mr. Morris-Hipkins joined the Company effective March 13, 2017 as its Executive Vice President, Manufacturing Services, and was promoted to President, Global Solutions on January 3, 2018.

** Mr. Colpo became Senior Vice President, Strategic Supplier Management on November 26, 2017, having previously served as Senior Vice President, Europe Operations.

Executive Summary

2017 Business Transformation, Performance and Compensation Review

2017 was a year of strategic transformation for Owens & Minor in an effort to strengthen our core Domestic distribution and logistics business and to reposition the Company for future success as a global healthcare solutions company. At the outset of 2017, the Company recognized that its core Domestic distribution and logistics business was under margin and competitive pressures as a result of market dynamics and vertically integrated competitors bundling and subsidizing distribution with product margins. The business was also being impacted by the de-leveraging effect of the loss of a large customer in 2016.

To combat these pressures, the Board and executive management resolved to:

1)	Reduce expenses, increase efficiency and productivity and add significant operating income (to replace lost margin) through a “rapid business transition” or “RBT” process,

2)	Advance the Company’s previously stated four-part strategy, and

3)	Diversify the Company and its revenue/earnings profile into higher margin businesses through strategic transformational acquisitions that would further advance the Company’s strategy.

Recognizing the competitive pressures in the Domestic segment earnings (which makes up the vast majority of the Company’s revenue and operating earnings), in February 2017 the Compensation Committee approved the Company’s 2017 Annual Incentive Plan (“2017 AIP”) for our NEOs that would:

•

Reduce potential payouts compared to fiscal 2016 for performance at or below the Board-approved annual operating plan (“AOP”) such that reaching 100% of 2017 AOP target would result in 75% AIP performance; and

•	Further incentivize AOP outperformance with steeper leverage for potential payouts above target (as further discussed on page 43).”

2017 Financial and Operational Performance

In 2017, the Company made significant progress on each of the three items above to advance the Company’s business transformation:

1)	The Company outperformed the RBT financial goals and successfully added in excess of $50 million operating earnings through cost reductions and operational improvements to partially offset margin compression and further identified an additional approximately $150 million of total run-rate earnings deliverable by 2020;

2)	The Company made significant qualitative progress against its previously announced four-part strategy, highlighted below. The strategic transformation is a multi-year process and there is still progress to be made, as the Company will continue to pursue each of the four strategies.

Strategy	2017 Accomplishment
Build the Most Efficient Route to Market	The Company reduced operating expenses and made investments in capabilities (such as voice-to-pick technologies); however, the Company did not fully attain its productivity goals for 2017.
Expand along the Continuum of Care (COC)	The Company acquired Byram Healthcare, greatly expanding its capabilities and platform along the COC. Additionally, the Company added an ambulatory surgery center customer with over 200 sites of care, further diversifying away from the acute setting to alternative points of care.
Become the Preferred Outsourcer to Manufacturers	The Company added strategic orthopedic product manufacturer customers, further leveraging its distribution network to provide outsourced supply-chain and logistics services to manufactures for their clinically relevant products; however, the Company did not fully meet its revenue and margin goals for this business unit in 2017.
Data Analytics & Services	The Company made investments in its QSightTM inventory management platform and reorganized and enhanced its selling capabilities for QSightTM and its other technology and service solutions. Despite these investments, the Company did not fully meet its existing customer penetration goals in 2017 with respect to its value-added and service solutions.

3)	The Company made significant progress in transforming its earnings and revenue profile to higher-margin businesses through two strategic acquisitions:

•	The Company completed its acquisition of Byram Healthcare, the second largest U.S. home health distributor, on August 1, 2017, advancing its strategy to expand along the continuum of care; and

•

On November 1, 2017, the Company announced its pending $710 million acquisition of Halyard Health’s Surgical & Infection Protection (“S&IP”) business (anticipated to close early in the second quarter of 2018). The Company expects this acquisition to provide the Company with market-leading brands in certain product categories, the ability to have owned-brand products in excess of 10% of sales, and a scalable global manufacturing platform to leverage for future growth.

2017 Compensation Decisions

The Compensation Committee took the following significant compensation actions in 2017:

•	No NEO salaries were increased for 2017;

•	The 2017 AIP for our NEOs was designed so that NEOs would only earn 75% of target bonus opportunities for performance at the 100% level of the Board-approved AOP; and

•	Long-term incentives provided an additional opportunity that would only be earned if Company performance in 2019 returns to previously stated adjusted earnings per share growth goals.

In 2017, the Company and the NEOs successfully performed against a portion of the Company’s objectives, making significant progress on its business transformation while not meeting the target performance of adjusted operating earnings. The Company achieved annual GAAP earnings of $1.20 per share and adjusted earnings of $1.61 per share for 2017, with consolidated operating earnings of $89.3 million and adjusted consolidated operating earnings of $180 million. For the purposes of determining financial performance for the 2017 AIP, adjusted operating earnings was $166 million which was below the 2017 AOP target of $204 million but above threshold of $163.2 million.1.

We believe our 2017 compensation results are consistent with our 2017 operating performance and that the incentive awards earned by our executive officers reflected our performance and the performance of our NEOs in 2017.

•	2017 adjusted operating earnings performance resulted in NEOs earning a 37% of target payout for the financial component of the 2017 AIP (weighted 80% of the overall plan); and

•

The Compensation Committee exercised negative discretion on the individual Qualitative Performance Factor (“QPF”) component of the 2017 AIP (weighted 20% of the overall plan) for Messrs. Phipps, Meier, Colpo and Kordahi for failure to meet certain financial and operational goals (as further described on page 46).

Summary of 2017 Compensation Actions and Performance Pay Results

Our 2017 Annual Incentive Program (AIP) was structured as follows:

[1]	Adjusted (non-GAAP) earnings and a reconciliation to its most comparable GAAP equivalent financial measure are described on page 17 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018. In 2017, with the closing of the Byram Healthcare acquisition, the Company adopted a revised non-GAAP financial presentation that excludes amortization of acquisition-related intangible assets in addition to items otherwise excluded. The 2017 AIP targets were approved prior to this accounting change and therefore amortization of acquisition-related intangible assets was not excluded by the Compensation Committee for the purposes of determining financial performance for the 2017 AIP.

2017 Annual Incentive Results

•	Adjusted Operating Earnings was $166 million, equating to 37% attainment of the Annual Operating Earnings goal under the 2017 AIP for our NEOs.

•

Qualitative Performance Factor results varied for individual NEOs based on performance against pre-determined goals. After its review of each individual NEO’s performance, the Compensation Committee exercised negative discretion with respect to Messrs. Phipps, Meier, Colpo and Kordahi for failure to meet certain financial and operational goals (as discussed on page 46).

•	2017 AIP payouts ranged from 33% to 37% of target for our NEOs.

Our 2017 Long-Term Incentive (LTI) program was structured as follows:

Results for 2016 Performance Share Grant (FY 2016 and FY 2017 performance period):

•	The Company did not achieve its LTI goals and therefore there was no payout on 2016-2017 LTI and all performance shares related thereto did not vest and were forfeited.

•	Return on Invested Capital (ROIC) was less than 9% against a goal of 10% (and threshold of 9%).

•	Adjusted Diluted Earnings per Share was $1.49 against a target of $2.12 (and threshold of $1.90).

Transformational Performance-Based Retention Equity Award

While the Compensation Committee lowered the 2017 AIP target bonus opportunity for achieving target AOP performance, the Compensation Committee wanted to ensure that executives remain focused on translating the near-term investments and cost reductions into building a stronger Company long-term and delivering on the goals of the Company’s strategic transformation. Therefore, the Committee approved an additional performance-based LTI opportunity designed to deliver the Company’s transformational agenda and earnings goals through 2019. The value of the award at the time of grant equaled one-half of the recipient’s annual LTI award value. These awards caused a modest increase in the total compensation for Messrs. Phipps, Meier and Colpo for 2017 as compared to 2016 as set forth in the Summary Compensation Table on page 54. These awards, which are more fully described on page 48, are entirely performance-based and require stretch financial performance over a multi-year period in order to vest.

Owens & Minor’s Compensation Philosophy and Goals

The fundamental principle underlying Owens & Minor’s executive compensation program is that we pay for sustained performance, profitable growth and achievement of results. Our goal is to encourage high Company and individual performance within a framework that allows us to attract, retain and motivate our executives. Components of our executive compensation program are designed to create the appropriate balance between short- and long-term incentives and between fixed and at-risk compensation, to weigh cost against expected benefit and to align with the creation of shareholder value while providing market-competitive compensation packages that promote executive retention. These components include:

•	Annual cash incentives to drive critical business goals for each year.

•	Restricted stock and performance share grants to retain management and focus executives on longer-term financial performance and execution of our operational and strategic plans.

•	Reasonable but market-competitive base salaries so executives are not motivated to take excessive risks.

•	Retirement, severance and other benefits to attract executive talent and encourage retention.

Risks of Compensation Program and Practices

With respect to our overall compensation programs, the Company periodically reviews our compensation policies and practices to ensure that they do not create risks that are reasonably likely to have a material adverse effect on the Company or encourage inappropriate risk-taking by executives. Additionally, the Compensation Committee and its independent Compensation Consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”) consider risks when designing new executive compensation programs, and Semler Brossy periodically provides an external review of the programs and features of our programs and corporate governance policies that help mitigate risk. In October 2017, management engaged in a formal compensation risk review and assessment process with input from Semler Brossy. Based on this review and assessments, we believe that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company or encourage our executives to take excessive or inappropriate risks for our business. Our compensation philosophy and practices continue to evolve into a more market-driven pay structure with a lower percentage of fixed pay and a higher percentage of variable and performance-based pay in order to enhance the program’s pay for performance orientation. Further discussion and disclosure of the Company’s compensation policies and practices are included in the pages following this Executive Summary.

Executive Compensation Practices

Our compensation programs and practices are designed to meet compensation best practices and to drive performance that creates long-term shareholder value.

WHAT WE DO

☑	Pay for Performance. We link pay to performance and a significant portion of our executives’ potential total annual compensation, both cash and equity, is based on the achievement of objective, simple and transparent financial measures that are structured to enhance short-term and long-term performance.

☑	Performance-Based Equity Awards. At least half of our annual equity award grants are performance shares with multi-year performance requirements and an additional year of vesting on earned shares.

☑	Share Ownership Guidelines. We have established stock ownership guidelines for our officers, and all of our NEOs meet or exceed the established ownership guidelines (Mr. Morris-Hipkins and Mr. Kordahi, who joined the Company in 2017 and 2016, respectively, have five years from the date of hire to meet the guidelines and currently are on track to do so).

☑	Limited Perquisites. We tie perquisites to a legitimate business purpose and limit the value provided to executive officers.

☑	Double-Triggered Change in Control Provisions. Equity vesting and severance payments and benefits based on a change in control require termination of employment following the change in control.

☑	Recoupment Policy. We have in place a recoupment policy to recover from our executives compensation paid under circumstances involving restatement of our financial statements due to misconduct.

☑	Risk Mitigation. We seek to mitigate risks associated with compensation by establishing caps on incentive compensation, multiple performance targets for earning incentive compensation and ongoing processes to identify and manage risk. We do not believe our compensation program creates risks that are reasonably likely to have a material adverse impact on the Company, which we confirm annually through a risk assessment of incentive-based compensation.

☑	Independent Compensation Consulting Firm. The Compensation Committee receives advice about its compensation programs and practices from an independent consulting firm that provides no other services to the Company, and the Company is not aware of any conflicts of interest with respect to its work.

WHAT WE DON’T DO

☒	No Employment Agreements. While we agreed to an employment term sheet upon the hiring of our new CEO in 2015, we do not otherwise have employment agreements with our executive officers.

☒	No Hedging. We prohibit our executive officers and directors from hedging against the economic ownership of Company stock.

☒	No Pledging. We prohibit our executive officers from pledging Company stock.

☒	No Re-pricing of Equity Awards. Our stock plans do not permit the re-pricing of equity awards.

☒	No Tax Gross-Ups. We do not provide any tax gross-ups, including excise tax gross-ups on change in control severance payments and benefits.

Say-On-Pay Vote

In May 2017, our shareholders approved the compensation of our NEOs for 2016 in our say-on-pay advisory vote with over 94% of votes cast in support of the program. Based on this support, the Compensation Committee made no material changes to the core structure and philosophy behind our executive compensation program in 2017 but continues to evaluate our pay programs and practices to ensure that they are both market competitive and equitable. At our upcoming 2018 Annual Meeting, our shareholders will provide an advisory vote to approve 2017 executive compensation, and the Compensation Committee will continue to consider results from these advisory votes in setting executive compensation.

The Process for Setting Executive Compensation

The Company’s executive compensation levels and programs are established, approved and administered by the Compensation Committee, which is currently composed of five independent directors. The Compensation Committee solicits the views of its independent outside consulting firm and senior management on incentive compensation and plan design issues. In addition, the Compensation Committee sets performance goals and evaluates the performance of our Chief Executive Officer on an annual basis jointly with the Governance & Nominating Committee, and the Chief Executive Officer sets performance goals and provides performance evaluations of our other executive officers and makes recommendations as to their compensation levels. Our Chief Executive Officer does not make recommendations to the Compensation Committee with respect to his compensation and does not participate in Committee meetings when his compensation is discussed.

Independent Advisor.    The Compensation Committee has the authority under its charter to retain independent consultants or advisors to assist it in gathering information and making decisions. Management may not engage any independent advisor retained by the Compensation Committee to perform services without the prior approval of the committee, and no such engagement by management was undertaken in 2017. The Compensation Committee also obtains information and assistance from the Company’s human resources and finance department in evaluating and making decisions on executive compensation.

The Compensation Committee continued to engage Semler Brossy in 2017 as its independent advisor to (1) provide recommendations in changes to our peer group; (2) provide guidance and advice in our search for new executive officers and the compensation package offered to those new leaders; (3) analyze competitive levels of each element of compensation and total compensation for each of the executive officers relative to our peer group and industry trends; (4) provide information regarding executive compensation trends and regulatory changes and developments; (5) provide input on annual and long-term incentive design; and (6) periodically assist in conducting a risk assessment of our compensation programs, policies and practices. The Compensation Committee has analyzed whether the work of Semler Brossy has raised any conflict of interest and has concluded that the work of our advisor, including the individuals employed by our advisor who provide consulting services to the committee, has not created any conflict of interest. The Compensation Committee also considered and confirmed the independence of legal advisors retained during 2017.

Factors Used to Determine Executive Compensation.    Consistent with past years, the Compensation Committee considered a variety of factors in making decisions regarding compensation for our NEOs in 2017. The primary factors were as follows:

Performance.    Our policy is to provide executive officers with compensation opportunities that are based upon Company performance and their contribution to Company performance.

Mix of Short-Term and Long-Term Compensation.    Because the successful operation of our business requires a long-term approach, one element of our executive compensation program is long-term compensation. Although we have never had specific policies on the percentage of total compensation that should be short-term versus long-term, we considered this relationship in determining the overall balance and reasonableness of our executives’ total direct compensation packages. We believe that short-term compensation is necessary in conjunction with long-term compensation to provide remuneration for performance of the short-term goals or milestones that ultimately lead to achievement of our long-term objectives and strategic initiatives. In 2017, the Compensation Committee gave additional consideration to the Company’s transformational and strategic acquisition activities and the importance of incentivizing and retaining key leaders to deliver upon these long-term goals.

Mix of Performance-Based Compensation.    To create a strong link between pay and performance, a significant portion of compensation is based on the achievement of objective financial measures. We have no specific policies on the percentage of total compensation that should be “performance-based,” but consider this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages.

Impact and Mix of Cash vs. Non-Cash Compensation.    We consider both the cost and the motivational value of the various components of compensation. Although we have no specific policies on the percentage of total compensation that should be “cash versus equity,” we consider this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages.

Peer Group Comparisons.    Each year, we evaluate our compensation levels and programs through comparisons to available information for a group of peer companies selected by the Compensation Committee (“Peer Companies”) based in part on recommendations from and analyses prepared by our compensation advisors. This evaluation helps us to assess whether our level and mix of executive pay is competitive and reasonable when compared to certain industry standards.

In general, the Peer Companies were selected after consideration of the following factors:

•	Quantitative Factors: revenue, net income, total assets, and/or market capitalization

•	Qualitative Factors: business model (health care services, health care distribution and companies from other distribution industries) and geography

Our Peer Companies include a mix of health care distribution and companies from other distribution industries in order to capture companies of comparable business model and size to us. The Compensation Committee periodically reviews the peer group to ensure it remains appropriate and relevant as a market reference and modifies the peer group as necessary to reflect changes at Owens & Minor, among the peers or within the industry. Relative to the Quantitative Factors of the Peer Companies, Owens & Minor generally ranks between the 25th percentile and median of the group. The Peer Companies used for 2017 consisted of the following:

2017 Peer Companies
Anixter International	Synnex Corp.
C.H. Robinson Worldwide, Inc.	United Natural Foods, Inc.
Essendant Inc.	Univar, Inc.
Genuine Parts Company	WESCO International
Henry Schein, Inc.	VWR Corporation
J.B. Hunt Transport Services, Inc.	WestRock Co.
Patterson Companies, Inc.

Using the Peer Companies, Semler Brossy analyzed the compensation components and levels for the NEOs of the Peer Companies and prepared a comparison of 2017 target total direct compensation and each element thereof to reported information for the Peer Companies. The Compensation Committee also considered data from a Towers Watson General Industry survey, using a survey cut incorporating a discount to Owens & Minor’s revenue in light of the low-margin nature of the Company’s business relative to general industry companies. When the Compensation Committee reviews data from the Peer Companies, it considers the 50th percentile of the group as a reference point for positioning target total compensation. This is a reference point, not a policy, and actual compensation may be above or below the target level based on performance. Data from the Peer Companies is one of a number of factors considered by the Compensation Committee when determining each executive’s pay. Other factors considered during this process include, but are not limited to, the executive’s performance, internal equity of pay, general market competitiveness and whether or not the executive participates in the now-frozen Company SERP program.

Tally Sheets.    We also review total compensation levels for executive officers at least annually through the use of tally sheets that quantify each element of direct and indirect compensation provided to individual executives and the portion of the executive’s total compensation represented by each element of compensation. This annual review of tally sheets also includes information on the value of executives’ outstanding equity awards, as well as an evaluation of the payments and benefits that would be paid to executive officers in the event of termination of employment, including retirement or following a change in control of the Company. While providing additional context to us in making compensation decisions, the information from the tally sheets regarding outstanding equity awards and termination payments and benefits generally does not affect our compensation decisions for the NEOs. This reflects our view that an executive’s compensation level should be based on the Company’s performance, the executive’s performance and the executive’s contribution to the Company’s performance.

Total Program Cost.    We consider the cost (including aggregate share usage and dilution) of the various components of our compensation program in evaluating the overall balance and reasonableness of our executives’ total direct compensation packages.

Risk Considerations.    In setting executive compensation, the Compensation Committee reviews the various components of our program to consider whether they are appropriately structured to promote the achievement of our business goals without encouraging the taking of unnecessary risks. We believe that several elements of our program mitigate risks associated with performance-based compensation, including the following:

•

Limits on Incentive Compensation. Awards under our annual incentive program are capped at 200% of the executive’s target award to protect against excessive short-term incentives, and the Compensation Committee has discretion to reduce awards based on factors it deems appropriate, including whether officers took unnecessary risks.

•

Performance Metrics. We use a combination of financial performance metrics for our annual incentive program that emphasizes profitable and disciplined growth and requires responsible and risk-based decision-making by our executives.

•

Performance Shares/Long-Term Equity Awards. At least half of an executive’s equity compensation each year consists of performance shares with a two-year performance cycle and an additional year of service-based vesting, which focuses management on sustaining the Company’s longer-term performance. The other portion of an executive’s equity compensation each year consists of restricted stock awards that vest over a period of at least three years and, accordingly, further encourages a focus on long-term performance.

•	Share Ownership Guidelines. Our share ownership guidelines ensure that our executives have a substantial stake tied to long-term holdings in Owens & Minor stock.

•

Recoupment Policy. Performance-based cash and equity compensation to our executive officers is subject to recoupment under circumstances involving misconduct that results in a restatement of our financial statements.

Elements of Compensation

In an effort to achieve the objectives identified above, our 2017 executive compensation framework consisted of the following elements as further described below:

Element	Description	Purpose
Base Salary	Fixed cash	Provides a fixed amount of cash compensation to allow us to recruit and retain key talent

Annual Incentives	Cash awarded annually for performance against adjusted operating earnings metrics and qualitative performance factors	To motivate executive officers’ performance in achieving our current-year business goals

Long-Term Incentives

Performance shares and restricted stock

•  Performance shares are earned if the Company achieves return on capital employed and adjusted diluted EPS metrics. Performance is measured over a 2-year period and, if earned, shares vest at the end of 3 years from date of award.

•  Restricted stock vests 3 years from date of grant

•  For 2017, additional performance shares were awarded to the NEOs and certain other employees of the Company in order to incentivize and retain key leaders and high-performing teammates to deliver the Company’s transformational agenda and earnings goals through 2019.

Rewards performance that enhances shareholder value through the use of equity-based awards that link compensation to the value of our Common Stock and the achievement of multi-year performance goals; strengthens the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management

Deferred Compensation Plan	Officers may defer salary and cash bonuses into a plan that provides for investment options similar to the Company’s 401(k) plan.	Provides a tax efficient opportunity to save for retirement and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent

Retirement/Post-Termination Compensation	Participation in Company’s 401(k) plan and matching contributions similar to other teammates. SERP (frozen as of March 2012) available to legacy NEOs only (see Summary Compensation Table, Note 3).	Provides security for the future needs of the executives and their families

We believe that the elements of our executive compensation framework support short-term and long-term performance goals by providing our executive officers with an appropriate mix of compensation elements that include (1) fixed annual compensation, (2) target-based annual and long-term incentive compensation and (3) security for the future needs of the executives and their families in the form of retirement and termination benefits.

Base Salary

While we agreed to an employment term sheet upon the hiring of our new CEO in 2015, our executive officers are otherwise employed on an “at will” basis and without employment agreements. We review base salaries each April.

In making base salary decisions the Compensation Committee generally considers:

(1) Individual attributes of each NEO (such as responsibilities, skills, leadership and experience),

(2) Individual and overall Company performance levels,

(3) The officer’s expected future contributions to the Company, and

(4) Overall market-competitiveness of the officer’s base salary.

In 2017, the Compensation Committee did not approve salary increases for our NEOs and all NEO salaries were held at the 2016 level. In making this decision, the Compensation Committee gave significant weight to the Company’s expected financial performance level in 2017 and the fact that financial goals for 2017 were well-below actual financial performance delivered in 2016 due to expected margin pressures and competitive dynamics in our Domestic business.

Annual Incentives

We provide annual incentive opportunities to executive officers to motivate their performance in achieving our current-year business goals. Each year, we establish an AOP for that year that includes financial, strategic and other goals for the Company and that is approved by the Board of Directors. Annual incentive goals for the executive officers are set based on the approved AOP. These goals are weighted to reflect their relative importance and contribution to overall Company performance.

The performance metrics (“Performance Metrics”) established for determining the Target Payout Amount for the 2017 AIP were:

•	Company Adjusted Operating Earnings comprising 80% of the Performance Metric with the following targets:

Performance Metrics	Weighting	Threshold (1) 35%	Target (1) 75%	Maximum (1) 200%
Adjusted Operating Earnings	80%	$163.2 million	$204 million	$244.8 million

•	A Qualitative Performance Factor, or QPF, (i.e., individual goals) comprising 20% of the Performance Metric

In addition, none of the foregoing Performance Metrics could result in a payout unless the Company achieved an adjusted operating earnings for 2017 of at least $130 million (the “Qualifier”).

The Compensation Committee selected, and the Board of Directors approved, the Qualifier and each of the Performance Metrics, including the weights assigned to them and the target achievement levels in March 2017 based on discussions with and recommendations by senior management, the approved 2017 AOP, the growth and operational improvements called for in our strategic plan and transformational agenda, and consultations with Semler Brossy. The Committee selected Adjusted Operating Earnings as the financial Performance Metric for our annual cash incentive plan because this metric:

•	is a common metric to all of our business units,

•	is widely understood by our teammates and the internal metric of greatest focus,

•	is one of the most important underlying drivers of business performance and other financial metrics (such as adjusted diluted EPS, operating cash flow and return on invested capital),

•

is aligned with creating shareholder value as sustained adjusted operating earnings is both highly correlated with share price growth and a key driver of free cash flow to shareholders which is also highly correlated to equity value,

•	is aligned with our investor communications and the area of focus of our investor base, and

•	is in part driven by our performance of our transformation agenda and RBT initiatives.

The Compensation Committee’s goal in setting the target achievement levels was to provide management with challenging yet reasonably achievable goals that would lead the Company to meeting its 2017 business plan and position the Company to ultimately achieve the growth, transformation and improvement targets in our strategic plan without encouraging excessive risk-taking behavior. We believe that the use of a key financial performance metric that rewards profitable growth, as well as a qualitative performance metric to assess individual efforts and goal achievement, provides a balanced assessment of performance. The Compensation Committee retains authority to reduce or eliminate incentive compensation, which allows the committee to make judgments as to compensation it believes is excessive in light of performance as well as to monitor and respond to any behavior that it believes could be detrimental to the Company.

In structuring the 2017 financial Performance Metrics, the Compensation Committee took into account several unique factors for 2017 including (1) that expected 2017 financial results were expected to be lower than 2016 performance, (2) that the Company’s Domestic business segment was facing margin compression and intensifying competitive dynamics, and (3) that the Company needed to retain and incentivize key leaders, including the NEOs, to deliver 2017 performance and reposition and transform the Company for the future. As a result, the Compensation Committee structured the financial performance metrics to allow for pro-rated AIP payout at a lower threshold (80% of AOP achievement), reduced payout of AIP at 100% AOP attainment and a steeper AIP curve for performance in excess of 100% of AOP. Additionally, no amount would be payable in respect of any Performance Metrics for achievement below the Threshold Payout Amount or if the Company did not achieve the Qualifier. The AIP structure resulted in a 2017 AIP curve as follows:

The Company’s 2017 adjusted operating earnings performance of $166 million resulted in achievement of 37% of target for the financial component of the NEO’s 2017 AIP (weighted 80% of the overall plan).

Originally introduced in 2015, the Compensation Committee retained a QPF as a performance metric that, subject to meeting the Qualifier, would allow a portion of any incentive compensation earned by the NEOs to be based on an overall assessment of the NEO’s job performance relative to leadership, performance against position-specific goals, strategic focus, management skills and other factors. The Compensation Committee believes that inclusion of the QPF is a way to reward strong performance and leadership that may or may not have translated into achievement of other financial and operating targets during the year, but that were nonetheless important achievements contributing to future value creation. The NEOs’ individual performance goals and key performance indicators that were used to determine the NEOs QPF included the following:

NEO	Individual Performance Goal

P. Cody Phipps Chairman, President & Chief Executive Officer

•  Drive business performance

➢  Achieve 2017 financial goals

➢  Deliver RBT financial and operational goals

➢  Mitigate competitive risks to business

•  Build leadership talent and capabilities to enhance our execution

•  Develop & advance our enterprise strategy

➢  Execute on stated four-part strategy

➢  Transform & strengthen business through strategic, transformational M&A

•  Develop as CEO, enhance Company culture & build confidence with key stakeholders

➢  Lead “Purpose Driven Culture” through teammate engagement

➢  Strengthen confidence with investors

➢  Build & strengthen relationship with customers

NEO	Individual Performance Goal

Richard A. Meier Executive Vice President, Chief Financial Officer & President, International

•  Achieve 2017 financial goals (including within the International segment)

•  Drive the RBT process and create momentum toward 2020 run-rate financial performance

•  Execute strategic M&A transactions to transform and re-position the Company

Stuart Morris-Hipkins Executive Vice President, Manufacturing Services

•  Develop global manufacturing services strategy

•  Enhance margin and profitability for manufacturing service business unit

•  Develop and implement customer-level financial reporting and operational metrics

Rony C. Kordahi Executive Vice President, North American Operations	• Realize continuous improvement savings • Deliver financial goals identified in the RBT • Drive standard operating procedures & productivity

Charles C. Colpo Senior Vice President, Owens & Minor Europe Operations	• Execute International Segment growth strategy • Deliver International Segment financial results • Enhance International Segment IT platform to make it a competitive differentiator

The Compensation Committee reviewed the performance of each individual NEO against his respective goals. After review, the Compensation Committee exercised negative discretion for 2017 incentive awards as they relate to Messrs. Phipps, Meier, Kordahi and Colpo as a result of: for Mr. Phipps, the Company’s 2017 overall financial performance, financial performance of our International segment and failure to fully-meet operational productivity goals in Domestic segment; for Mr. Meier, the Company’s 2017 overall financial performance and the financial performance of our International segment; for Mr. Colpo, the financial performance of our International segment; and, for Mr. Kordahi, the Company’s failure to fully-meet operational productivity goals in our Domestic segment. The exercise of negative discretion resulted in attainment of the QPF at 18.5% for each of Messrs. Phipps, Meier, Kordahi and Colpo. The Compensation Committee determined that Mr. Morris-Hipkins had met his 2017 QPF goals at the full 37% level.

The table below sets forth (i) the Performance Metrics, their respective weightings, achievement levels at threshold, target and maximum as well as actual results in 2017 for each financial Performance Metric and (ii) the Qualifier and actual achievement level required for the payment of any incentive compensation under the Annual Incentive Program.

2017 Performance Metric Achievement Levels and Actual Results

Performance Metrics	Weighting	Threshold (1) 35%	Target (1) 75%	Maximum (1) 200%	2017 Results (2)	2017 Achievement
Company Adjusted Operating Earnings (1)(2)	80%	$163.2 million	$204 million	$244.8 million	$166 million	37%
Qualitative Performance Factor	20%	N/A	N/A	N/A	See footnote (3)	See footnote (3)
Qualifier	N/A	$130 million	N/A	N/A	$166 million	Yes

(1) For achievement levels above threshold but below target or above target but below maximum, payout amounts would be calculated based on a straight-line interpolation of the achievement level above threshold or target, as applicable.

(2) For purposes of the 2017 Annual Incentive Program, and in accordance with the terms of the program as approved by the Compensation Committee, adjusted results for the applicable performance metrics as provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018. In 2017, the Company adopted a revised non-GAAP financial presentation that excludes amortization of acquisition-related intangible assets in addition to items otherwise excluded. The 2017 AIP targets were approved prior to this accounting change and therefore amortization of acquisition-related intangible assets has not been excluded in this table.

(3) As discussed in this CD&A, in determining achievement of the QPF for each NEO, the Compensation Committee reviewed their accomplishments and contributions in 2017 results as well as performance of their individual goals. QPF for our NEOs ranged between 18.5% and 37%.

Based on the foregoing results and the Compensation Committee’s review of individual NEO performance, each NEO received the following payout under the 2017 AIP:

Name	2017 AIP Target as % of Base Salary	2017 AIP Target ($)	Financial Performance Results (80% weighting)	QPF Results (20% weighting)	2017 AIP	2017 AIP as % of Target
P. Cody Phipps	125%	$1,153,125	37%	18.5%	$383,991	33%
Richard A. Meier	75%	$489,871	37%	18.5%	$163,127	33%
Stuart Morris-Hipkins	70%	$297,500	37%	37%	$91,730	37%
Charles C. Colpo	50%	$228,448	37%	18.5%	$76,073	33%
Rony C. Kordahi	70%	$315,000	37%	18.5%	$104,895	33%

(1) Mr. Morris-Hipkins’ 2017 incentive payout is pro-rated based on time in position during 2017 (10 months)

Long-Term Incentives

Our shareholder-approved 2015 Stock Incentive Plan permits us to award grants of non-qualified stock options, incentive stock options, stock awards, performance share awards, stock units and stock appreciation rights. Except in instances of initial executive hiring, job promotions, retention concerns and similar circumstances, we grant equity awards to executive officers one-time each year. The Compensation Committee’s decision to grant equity-based awards is discretionary and largely determined by the Company’s longer-term financial performance, strategic accomplishments and individual contributions. Equity award decisions may also be based upon individual performance, expected future performance, job promotions and the assumption of greater responsibility within the Company. We strive to maintain an appropriate balance between the aggregate number of shares used for equity grants (relative to the competitive landscape) and shareholder interests.

We make annual equity award grants to senior management in two forms: (1) restricted stock that vests after a three-year period during which the officer is continuously employed by the Company; and (2) performance share awards that are earned based on achievement of designated performance metrics over a two-year period followed by a one-year holding period during which the officer must remain in the Company’s employ. We believe that the mix between these vehicles helps provide a balance between linking compensation to the achievement of multi-year performance goals and strengthening the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management. The Company has not issued stock options to its officers since 2007.

In accordance with our standard practice, the grant of the 2017 annual equity awards was made at the first meeting of our Board in 2017 on February 9, 2017, a date that is scheduled more than one year in advance. The grant values are based on the closing price of the stock on the date of grant and the number of shares subject to the award.

When making 2017 long-term incentive equity award determinations, the Compensation Committee focused on the Company’s longer-term financial performance and balanced the need to align the NEOs’ financial interests with those of shareholders against considerations regarding the affordability of equity grants, including aggregate share usage, dilution and accounting costs. We have historically been below median relative to the Peer Companies in our equity award grants to minimize share usage, dilution and accounting costs but are gradually evolving to increased long-term incentives (with more performance shares) relative to other elements of compensation in an effort to make our compensation program more performance-based and market driven.

Additionally, as discussed earlier in this CD&A, in 2017 the Compensation Committee granted additional Performance Shares designed to retain and incentivize NEOs and certain key leaders to deliver the Company’s transformational agenda and financial performance through December 31, 2019. Vesting of these Performance Shares is contingent on the Company reaching certain levels of adjusted earnings per share for calendar year 2019. The Company expects to disclose the results of these awards in its 2020 proxy statement after the performance period has concluded and financial performance has been measured.

Based on the foregoing considerations, the Compensation Committee granted the following long-term incentive awards in 2017 having the indicated grant date fair values:

2017 Long-Term Incentive Awards (1)
Name	Performance Shares (2)	Restricted Stock (3)	Transformation Performance Shares (4)	Sign-on Award of Restricted Stock	Total
P. Cody Phipps	$2,000,007	$2,000,007	$999,986	$—	$5,000,001
Randy R. Meier	350,015	350,015	350,015	—	1,050,044
Stuart Morris-Hipkins (5)	350,017	350,017	350,000	285,004	1,335,037
Charlie C. Colpo	155,993	155,993	155,993	—	467,979
Rony C. Kordahi	350,015	350,015	350,015	—	1,050,044

(1) The amounts shown are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718 and, in the case of performance shares, are based on probable achievement at target levels.

(2) These performance shares generally require achievement by the Company of specific financial metrics (discussed below) for fiscal years 2017 and 2018 as a condition to issuance of the underlying shares of restricted stock (which, if earned, would vest on the third anniversary of the performance share award). Amounts in the table reflect the values if achieved at the target level. Mr. Phipps’ long-term incentive compensation and equity targets are higher relative to the other NEOs to reflect the broader scope of his responsibilities and authority and his greater ability to impact the Company’s performance.

(3) These shares of restricted stock vest three years from the date of grant based on the executive’s continued employment with the Company.

(4) The performance shares were a special, unique award designed to retain NEOs and incentivize delivery of our transformation and 2019 financial goals. Amounts in the table reflect the values if achieved at the target level.

(5) Sign-on time-based restricted stock granted in connection with commencement of employment with the Company.

The table below shows the metrics, weights and performance levels established for the 2017 performance share awards. The Compensation Committee approved 2017 adjusted earnings per share (adjusted diluted EPS) and two-year (2017-2018) average return on capital employed (ROCE), weighted 80% and 20%, respectively, as metrics for the long-term incentive performance shares that were granted in 2017. The Compensation Committee choose adjusted diluted EPS as a financial metric because this metric:

•	is the metric of greatest attention by analysts and our investors,

•

is aligned with shareholder value as sustained adjusted diluted EPS growth is both highly correlated with share price growth and adjusted diluted EPS is a key driver of free cash flow to shareholders which is also highly correlated to equity value,

•	is consistent with our message to shareholders that our focus is on consistent earnings growth,

•	is widely understood by award recipients, and

•	is impacted and driven in part by our performance of Transformation Agenda initiatives.

In addition to adjusted diluted EPS, the Compensation Committee selected ROCE as a performance metric because:

•	the metric captures management’s ability to create value through better balance sheet management,

•	the metric measures profitability and value creation over time as derived from the Company’s use of capital which can create value for shareholders, and

•	a significant portion of our shareholder base and analysts believe that efficient use of capital employed is an important metric of our performance.

2017 Performance Share Award Metrics

Performance Metric (1) (2)	Weight	Threshold	Target	Maximum
Adjusted Diluted EPS	80%	$1.94	$2.15	$2.58
Average Return on Capital Employed (ROCE)	20%	11.5%	12.8%	15.4%

(1) For achievement levels above threshold but below target, or above target but below maximum, share payout amounts would be calculated based on a straight line interpolation of the achievement level above threshold or target, respectively. There is no payout for achievement below threshold.

(2) The average return on capital employed metric is measured over the 2017 and 2018 calendar years and the adjusted diluted EPS metric is measured for the calendar year 2018 and based on the applicable weights and achievement levels will result in the issuance of restricted stock to each officer.

Payouts on 2016 Performance Share Awards.    Based the Company’s failure to achieve the two-year performance metrics under the Performance Share Awards granted in 2016, the NEOs did not earn the performance share awards that were issued in 2016. These shares will not vest and will be forfeited.

Payouts on 2016 Performance Share Awards

Performance Metric	Weight	Target 100%	Actual Achievement (1)	Percentage Achievement
Adjusted Diluted EPS	80%	$2.12	$1.49	0%
Return on Invested Capital	20%	10%	Less than 9%	0%

(1) For purposes of the 2016 Performance Share Awards, and in accordance with the terms of the underlying agreements approved by the Compensation Committee, adjusted results for the applicable performance metrics as provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Common Stock Ownership Guidelines.    We have established Common Stock ownership guidelines for our executive officers that are expected to be achieved and maintained. Under these guidelines, officers are given approximately five years to reach the full target ownership amount with interim targets to meet each year. As of December 31, 2017, each continuing NEO had achieved his or her applicable target ownership level (Mr. Morris-Hipkins and Mr. Kordahi, who joined the Company in 2017 and 2016, respectively, have five years from the date of hire to meet the guidelines and currently are on track to do so). Because of the historical success of these guidelines in maintaining meaningful stock ownership levels among management, the Company has not imposed any further stock retention requirements on its executive officers in connection with stock option exercises or vesting of restricted stock.

The ownership guidelines are as follows:

Officer	Value of Common Stock
Chief Executive Officer	6.0 x Base Salary
President	3.0 x Base Salary
Executive Vice Presidents	2.0 x Base Salary
Senior Vice Presidents	1.5 x Base Salary
Vice Presidents, Regional Vice Presidents	1.0 x Base Salary

The Chief Executive Officer’s higher ownership target reflects the larger portion of his total compensation represented by long-term incentive award value. Eligible holdings in meeting these targets include direct holdings, indirect holdings, shares held through Company plans such as the teammate stock purchase plan, and restricted stock holdings (but excluding any stock options).

2018 Stock Incentive Plan

The Board of Directors has approved, adopted and submitted for shareholder approval the 2018 Stock Incentive Plan which is more fully discussed under “Approval of the Owens & Minor, Inc. 2018 Stock Incentive Plan” beginning on page 18 of this proxy statement.

Retirement/Post-Termination Compensation

Retirement Compensation

The Company believes that retirement compensation is an essential component of an overall market competitive total executive compensation package in that it provides security for the future needs of the executives and their families. The NEOs are entitled to participate in the Company’s 401(k) plan and receive Company matching contributions in the same manner as other Company teammates.

The Company provides supplemental retirement benefits under a Supplemental Executive Retirement Plan (the “SERP”), as further described on page 59 of this proxy statement under “Retirement Plans—Supplemental Executive Retirement Plan.” At the time of its implementation in 1991, the SERP was designed to be competitive relative to defined benefit pension plans offered by other companies and to reward officers who provided long-term service to the Company, thereby promoting retention of highly performing executive talent. In 2012, the Compensation Committee amended the SERP to freeze both benefit levels and participants effective March 31, 2012, as part of an effort to make our overall executive compensation program more performance-based. Of the NEOs, Mr. Colpo is the only remaining participant in the SERP.

Deferred Compensation Plan

The Company has an Executive Deferred Compensation and Retirement Plan into which officers and other management-level personnel may defer salary and cash bonus. The purpose of the deferred plan is to provide security for current and future needs of the participants and their families by providing a tax efficient opportunity to save for retirement and to ensure that our compensation program remains competitive in the marketplace for key management talent. This plan provides for similar investment options as under our 401(k) plan. For participants in this plan, the Company matches a total of up to 5% of 401(k) and deferred compensation plan contributions combined; provided that the participant has first maximized contributions under the 401(k) plan.

Change in Control Agreements

The Company has entered into change in control agreements (“CIC Agreements”) with its officers, including each of the NEOs, as described on page 62 of this proxy statement under “Potential Payments upon Termination or Change in Control—Change in Control Agreements.” The purpose of the CIC Agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change in control of the Company so that executives will focus on a fair and impartial review of the acquisition proposal and the maximization of shareholder value despite the risk of losing their employment. The Compensation Committee believes that the CIC Agreements help it to attract and retain key executive talent that could have other employment alternatives that may appear to be less risky absent these arrangements. The Compensation Committee further believes that it has structured these agreements to be reasonable and to provide a temporary level of income protection to the executive in the event of employment loss due to a change in control.

The CIC Agreements do not provide for excise tax gross-up payments. In addition, the severance payment obligation under the CIC Agreements has a “double trigger” such that the payment of a severance benefit may only be made if there is a change of control and the officer’s employment with the Company is terminated by the Company without cause or by the officer for good reason within 24 months after such change in control. We believe that this structure strikes an appropriate balance between the incentives and the executive hiring and retention effects described above, without providing these benefits to executives who continue to enjoy employment with an acquiring company in the event of a change of control transaction. Annually in connection with the review of executive compensation tally sheets, the Compensation Committee reviews the severance amounts that would be payable to each NEO upon a change in control to ensure that the amounts are reasonable in light of the purpose of the agreements and relative to the marketplace generally. However, these amounts did not affect the Compensation Committee’s compensation decisions with regard to any specific element of our 2017 executive compensation program.

Equity awards have the same “double-trigger” feature discussed above for accelerated vesting and exercisability, as applicable, in the event of a change in control. These same terms apply to the equity awards of all other teammates in the Company upon a change in control.

The CIC Agreements renew on a year-to-year basis unless terminated by the Company with a notice of non-renewal.

Severance Policy

We have a formal severance policy described on page 64 of this proxy statement under “Potential Payments upon Termination or Change in Control—Severance Policy” that applies to all corporate officers who are involuntarily terminated without cause (or who resign at the request of the Company). We adopted this policy to promote management stability and provide consistent and fair treatment to our departing officers in circumstances where their performance does not constitute cause for employment termination. We believe the severance policy helps the Company attract and retain key executive talent that could have other employment alternatives that may appear to be less risky absent such a policy. The severance policy is designed to provide the officer with continued compensation and assistance for 18 months following dismissal in an effort to assist him or her in finding new employment and is conditioned upon the officer entering into a non-competition, non-solicitation and confidentiality agreement for the benefit of the Company.

Other Benefits

In addition to the components of compensation discussed above, we provide certain other limited benefits to executives, including the NEOs, to help maximize the time key executives are able to spend on the Company’s business; to reward experience, expertise, responsibility, seniority, leadership qualities and advancement; and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent. These other benefits consist of the following and are specifically disclosed by amount in note 4 to the Summary Compensation Table on page 54 of this proxy statement: funding of life insurance policy premiums (provides security for current and future needs of the executives and their families), automobile allowance or lease (ensures transportation for business travel needs, recognizing that the automobile may also be used for personal purposes), tax and financial planning and tax return preparation assistance (allows executives to concentrate on business matters rather than on personal financial planning), and annual physical and enhanced medical access (identifies and addresses medical issues and helps preserve the Company’s investment in its executives by encouraging them to maintain healthy lifestyles and be proactive in addressing potential health issues). In addition, NEOs may participate in our health and welfare plans, 401(k) plan and teammate stock purchase plan on the same basis as other full-time teammates. Finally, except under limited and unusual circumstances, we only pay for executive travel on commercial or private aircraft when such travel is integrally and directly related to the performance of the executive’s duties for the Company and is not personal in nature. We do not provide tax gross-ups on any income executives may realize as a result of the foregoing benefits.

Recoupment Policy

In an effort to mitigate any imprudent risk-taking behavior associated with incentive compensation, the Company has a policy that permits the recoupment of performance-based cash and equity compensation paid to executive officers. This compensation is recoverable from an executive officer if:

(i)	The payment or award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements;

(ii)	The Board (or its designated Compensation Committee) determines that the executive engaged in misconduct that caused or substantially caused the need for the restatement; and

(iii)	A lower payment would have been made to the executive officer based upon the restated financial results.

If the foregoing conditions are met, as determined by the Board (or its designated committee), the Company, under terms of the applicable program or award agreements, will recover from the executive officer the amount by which his or her performance-based compensation for the relevant period exceeded the amount (if any) that would have been paid based on the restated financial results. The Board (or its designated committee) may take such further action as it deems necessary or appropriate to remedy the misconduct and prevent its recurrence. The recoupment policy currently will not apply to performance-based compensation after the second anniversary of the date on which such compensation was paid. We continue to monitor additional requirements that may be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002 and that would lead to modification of this policy to the extent required by the Dodd-Frank Act of 2010 and the related final rules of the SEC.

Hedging and Derivatives Trading Prohibition

The Company has policies that prohibit directors, officers and other teammates with access to confidential information of the Company from engaging in certain transactions relating to our common stock, including buying or selling options and short sales. We also prohibit these individuals from hedging the economic risk of ownership of our common stock and holding our stock in a margin account or pledging our stock as collateral for a loan.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally precludes a tax deduction by any publicly-held company for compensation paid to any “covered employee” to the extent the compensation paid to such covered employee exceeds $1 million during any taxable year of the company. The Tax Cuts and Jobs Act of 2017 was enacted in the United States in December 2017 and included changes to Section 162(m) effective for years beginning in and after 2018. Prior to 2018, “covered employees” included the Chief Executive Officer of the company and the three other highest paid officers of the company (other than the Chief Financial Officer). For 2018 and later years, “covered employees” will include the Chief Executive Officer of the company, the Chief Financial Officer of the company, the three highest paid officers of the company (other than the Chief Executive Officer and the Chief Financial Officer) and any employee who qualified as a “covered person” for any tax year beginning after 2016. For years beginning prior to January 1, 2018, the $1 million deduction limit did not apply to “qualified performance-based compensation” that is based on the attainment of pre-established, objective performance goals established under a stockholder-approved plan. Effective for the years beginning on or after January 1, 2018, there is no exception for “qualified performance-based compensation” from the Section 162(m) limitation; but, a transition rule provides that the “qualified performance-based compensation” exemption will continue to apply to awards that are made pursuant to a binding contract in effect on or before November 2, 2017, that is not materially modified thereafter. A number of requirements must be met under Section 162(m) in order for particular compensation to so qualify for the exception such that there can be no assurance that “qualified performance-based” compensation will be fully deductible under all circumstances. We believe that it is important to preserve flexibility in administering compensation programs to promote various corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under our compensation programs may not be deductible as the result of Section 162(m). While our policy is generally to preserve corporate tax deductions by qualifying compensation over $1 million paid to executive officers as performance-based, the Compensation Committee may, from time to time, conclude that compensation arrangements are in our best interests and the best interests of our shareholders despite the fact that such arrangements might not, in whole or part, qualify for tax deductibility. We intend to design our executive compensation arrangements to be consistent with our best interests and the interests of our shareholders. To the extent we determine it to be consistent with our best interests and the interests of our shareholders, we intend to preserve, to the extent practicable, the applicability of the transition rule to awards that were granted on or before October 2, 2017. However, there is no guaranty that such transition status can or will be applicable.

REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

THE COMPENSATION & BENEFITS COMMITTEE

Robert C. Sledd, Chairman

Barbara B. Hill

Martha H. Marsh

James E. Rogers

David S. Simmons

SUMMARY COMPENSATION TABLE

The following table summarizes for the years ended December 31, 2017, 2016 and 2015, as applicable, the total compensation of our NEOs—our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers.

(a)	(b)	(c)	(d)		(e)	(f)		(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1) ($)	Option Awards (1) ($)		Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
P. Cody Phipps (5) Chairman, President & Chief Executive Officer	2017 2016 2015	$922,500 915,577 443,117	$	— — 1,125,000	$5,000,001 3,999,994 7,000,022	$	— — —	$383,991 1,083,939 217,125	— — —	$375,543 263,869 107,292	$6,682,035 6,263,379 8,892,556

Richard A. Meier (6) Executive Vice President, CFO & President, International	2017 2016 2015	$653,162 648,260 614,765	$	— — —	$1,050,044 699,999 1,632,526	$	— — —	$163,127 460,480 471,154	— — —	$299,116 155,869 182,896	$2,165,449 1,964,608 2,901,341

Stuart Morris-Hipkins Executive Vice President, Global Manufacturer Services	2017 2016 2015	$335,096 — —		$100,000 — —	$1,335,037 — —	$	— — —	$91,730 — —	— — —	$67,331 — —	$1,926,194 — —

Charles C. Colpo Senior Vice President, Strategic Supplier Management	2017 2016 2015	$456,895 453,466 471,739	$	— — —	$467,979 311,994 390,002	$	— — —	$76,073 214,742 265,892	$ — 225,265 —	$829,467 535,319 623,499	$1,830,414 1,740,786 1,751,132

Rony C. Kordahi Executive Vice President, North American Operations	2017 2016 2015	$450,000 328,846 —	$	— — —	$1,050,044 1,099,993 —	$	— — —	$104,895 222,076 —	— — —	$52,334 71,592 —	$1,657,273 1,722,507 —

(1) The amounts included in column (e) are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, and column (e) includes awards subject to performance conditions. Of the total awards reflected in column (e) for 2017, the amount specified below for each officer represents awards subject to performance conditions, which are valued at the grant date based on probable achievement at target levels:

Mr. Phipps, $2,999,993; Mr. Meier, $700,030; Mr. Morris-Hipkins, $700,017; Mr. Colpo, $311,986; Mr. Kordahi, $700,030.

The grant date value of the above performance-based awards for 2017 would equal the following for each officer assuming achievement of the highest level of performance conditions:

Mr. Phipps, $5,999,986; Mr. Meier, $1,400,060; Mr. Morris-Hipkins, $1,400,034; Mr. Colpo, $623,988; Mr. Kordahi, $1,400,060.

For Mr. Phipps, the 2015 amount includes a one-time “sign on” grant of $5,000,006 of restricted stock. For Mr. Meier, the 2015 amount includes a “special” grant of $1,000,009 of restricted stock. For Mr. Kordahi, the 2016 amount includes a “sign-on” grant of $400,011 of restricted stock. For Mr. Morris-Hipkins, the 2017 amount includes a “sign-on” grant of $285,004 of restricted stock.

Assumptions used in the calculation of the stock awards included in column (e) are included in note 12 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated herein by reference. The actual value an NEO may receive for stock awards depends on market prices, and there can be no assurance that the amounts shown are the amounts that will be realized.

(2) The amounts included in column (g) reflect cash awards to the NEOs under the Company’s performance-based annual incentive programs for 2017, 2016 and 2015. Mr. Morris-Hipkins’ 2017 cash award is pro-rated based on time in position during 2017 (10 months). Further information on awards made under the 2017 Annual Incentive Program is provided under “Compensation Discussion and Analysis—Annual Incentives” on page 43 of this proxy statement.

(3) The amounts included in column (h) reflect the actuarial increase in the present value of the NEO’s benefits under the Company’s Supplemental Executive Retirement Plan (“SERP”) during 2017, 2016 and 2015 determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. SERP benefits were frozen effective March 31, 2012, and none of Messrs. Phipps, Meier, Morris-Hipkins and Kordahi participate in the SERP. For additional information on the Company’s retirement plans, see “Retirement Plans” on page 59 of this proxy statement. No NEO received preferential or above-market earnings on deferred compensation.

(4) For 2017, the amounts included in column (i) consist of the following benefits or Company contributions attributable to the following:

	Car Lease or Allowance	Tax Planning/ Return Preparation	Dividends on Restricted Stock Awards (a)	Life Insurance Premiums	Deferred Compensation Plan and 401(k) Plan Company Match	Annual Physical/ Medical Access	Other (f)	Total
P. Cody Phipps	$15,250	$8,945	$334,643	$1,355	$13,250	$2,100	$0	$375,543
Richard A. Meier (b)	9,600	—	86,309	1,355	56,180	1,050	144,622	299,116
Stuart Morris-Hipkins (c)(e)	6,890	—	18,270	394	1,962	1,050	38,765	67,331
Charles C. Colpo (d)	32,131	500	35,196	6,031	13,250	1,050	741,309	829,467
Rony C. Kordahi	9,600	0	27,790	644	13,250	1,050	0	52,334

(a)	Amounts included in this column represent dividends paid on Restricted Stock Awards, accumulated dividend equivalents paid on earned Performance Shares and/or dividend equivalents paid on Restricted Stock Units. Amounts for 2015 and 2014 were: Mr. Phipps—$224,528 for 2016 and $89,118 for 2015; Mr. Meier—$78,291 for 2016 and $65,023 for 2015; Mr. Colpo—$25,643 for 2016 and $10,862 for 2015; Mr. Kordahi—$12,566 for 2016.

(b)	Mr. Meier’s other compensation represents relocation costs paid by the Company in 2017.

(c)	Mr. Morris-Hipkins’s other compensation represents relocation costs paid by the Company in 2017.

(d)	Included in Mr. Colpo’s other compensation are the following amounts paid or attributed to him in connection with his temporary relocation to the United Kingdom to manage our European operations: $540,864 in tax equalization payments, $97,036 in gross-up payments, $79,451 in housing allowance and related costs, and $21,905 in cost of living allowance.

(e)	Mr. Morris-Hipkins joined the Company as Executive Vice President, Global Manufacturer Services, on March 13, 2017.

(f)	Unless otherwise provided with respect to an NEO, includes miscellaneous amenities and/or awards provided at Company sales and leadership conferences and other awards or gifts.

(5) Mr. Phipps joined the Company as its President & Chief Executive officer effective July 1, 2015.

(6) Mr. Meier assumed the additional role of President, International effective July 1, 2015.

(7) The amounts included in column (d) reflect special or guaranteed bonus payments. As part of his offer of employment, Mr.  Morris-Hipkins received a “sign-on” cash bonus of $100,000.

GRANTS OF PLAN BASED AWARDS TABLE

The following table shows awards granted to the NEOs during the year ended December 31, 2017.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Potential Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (4) (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
P. Cody Phipps	2/9/17	—	—	—	1	55,695	111,390	—	—	—	$2,000,007
	2/9/17	—	—	—	—	—	—	55,695	—	—	2,000,007
	2/9/17	—	—	—	—	27,847	55,694	—	—	—	999,986
	N/A	$403,594	$864,844	$2,306,250	—	—	—	—	—	—	—

Richard A. Meier	2/9/17	—	—	—	1	9,747	19,494	—	—	—	$350,015
	2/9/17	—	—	—	—	9,747	19,494	—	—	—	350,015
	2/9/17	—	—	—	—	—	—	9,747	—	—	350,015
	N/A	$171,455	$367,404	$979,743	—	—	—	—	—	—	—

Stuart Morris-Hipkins	3/13/17	—	—	—	1	—	—	9,777	—	—	$350,017
	3/13/17	—	—	—	—	—	—	7,961	—	—	285,004
	3/13/17	—	—	—	—	9,777	19,554	—	—	—	350,017
	5/5/17	—	—	—	—	10,674	21,348	—	—	—	350,000
	N/A	$104,125	$223,125	$595,000	—	—	—	—	—	—	—

Charles C. Colpo	2/9/17	—	—	—	1	—	—	4,344	—	—	$155,993
	2/9/17	—	—	—	—	4,344	8,688	—	—	—	155,993
	2/9/17	—	—	—	—	4,344	8,688	—	—	—	155,993
	N/A	$79,957	$171,336	$456,895	—	—	—	—	—	—	—

Rony C. Kordahi	2/9/17	—	—	—	—	—	—	9,747	—	—	$350,015
	2/9/17	—	—	—	1	9,747	19,494	—	—	—	350,015
	2/9/17	—	—	—	—	9,747	19,494	—	—	—	350,015
	N/A	$110,250	$236,250	$630,000	—	—	—	—	—	—	—

(1) The amounts shown in column (c) reflect the minimum payment level under the Company’s 2017 Annual Incentive Program if minimum performance conditions were met and represents 47% of the target payment level shown in column (d) which is based on meeting target performance conditions. The amount shown in column (e) is 200% of the target payment level and is based on meeting maximum performance conditions. These amounts are based upon the individual’s 2017 salary and position (125% of base salary for Mr. Phipps,

75% of base salary for Mr. Meier, 70% of base salary for Mr. Stuart Morris-Hipkins, 50% of base salary for Mr. Colpo, and 70% of base salary for Mr. Kordahi). Payouts under the 2017 Annual Incentive Program are set forth in the “Summary Compensation Table” under “Non-Equity Incentive Plan Compensation” on page 54 of this proxy statement.

(2) The amounts shown in column (f) reflect the minimum restricted stock award level under 2017 performance share grants if minimum performance conditions are met. The target restricted stock award level shown in column (g) is based on meeting target performance conditions and the maximum level shown in column (h) is 200% of the target restricted stock award level and is based on meeting the maximum performance conditions. These restricted stock awards are based on the Company’s achievement of average return on capital employed and adjusted diluted EPS goals for 2017 and 2018 as discussed on page 48 of this proxy statement and, if earned, vest on the third anniversary of the performance share grant. Dividends are not paid on performance share grants unless and until the performance conditions are satisfied, resulting in the issuance of the underlying restricted stock.

(3) The amounts shown in column (i) represent grants of restricted stock that vest one to five years from the date of grant based on the executive’s continued employment with the Company. Dividends are paid on outstanding restricted stock grants at the same rate as for all shareholders of record.

(4) No stock options were granted by the Company in 2017.

(5) The amounts shown in column (l) are the grant date fair value of each individual equity award computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table summarizes for each NEO information regarding unexercised stock options, unvested restricted stock awards and incentive plan awards outstanding as of December 31, 2017.

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Name	Exercisable	Unexercisable
P. Cody Phipps	— — — — —	— — — — —	— — — — —	— — — — —	— — — — —	55,695 31,765 58,360 88,236 29,412	$1,051,522 599,723 1,101,837 1,665,896 555,299	27,847 55,695 58,360 — —	$525,751 1,051,522 1,101,837 — —
Total	—	—	—	—	—	263,468	4,974,276	141,902	2,679,110
Richard A. Meier	— — — — — —	— — — — — —	— — — — — —	— — — — — —	— — — — — —	9,747 11,455 10,213 7,071 2,692 16,420	$184,023 216,270 192,821 133,500 50,825 310,010	9,747 9,747 10,213 — — —	$184,023 184,023 192,821 — — —
Total	—	—	—	—	—	57,598	1,087,450	29,707	560,868
Stuart Morris-Hipkins	— —	— —	— —	— —	— —	9,777 7,961	$150,304 184,590	10,674 9,777	$201,525 184,590
Total	—	—	—	—	—	17,738	334,893	20,451	386,115
Charles C. Colpo	— — — —	— — — —	— — — —	— — — —	— — — —	4,344 7,063 4,360 —	$82,015 133,349 85,942 82,317	4,344 4,344 4,552 —	$82,015 82,015 85,942 —
Total	—	—	—	—	—	20,319	383,623	13,240	249,971
Rony C. Kordahi	— — —	— — —	— — —	— — —	— — —	9,747 9,926 6,474	$184,023 187,403 122,229	9,747 9,747 9,926	$184,023 184,023 187,403
Total	—	—	—	—	—	26,147	493,655	29,420	555,450

(1) Shares of restricted stock vest fully either three or five years from the date of grant. Vesting dates for the shares of restricted stock listed for each officer range from January 2018 to July 2020.

(2) The market value of the restricted shares was calculated based on $18.88 per share, the closing price of the Company’s Common Stock on December 31, 2017. Dividends are paid on outstanding shares of restricted stock at the same rate as paid to all shareholders of record.

(3) The amounts in column (i) represent the number of performance shares outstanding based on the achievement of the target level of performance conditions. The market value of the performance shares was calculated based on $18.88 per share, the closing price of the Company’s Common Stock on December 31, 2017. Dividends are not paid on performance shares unless and until the underlying performance conditions are achieved.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth for each NEO information on stock option exercises and vesting of restricted stock on an aggregated basis during the year ended December 31, 2017.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
P. Cody Phipps	—	—	29,412	$946,772
Richard A. Meier	—	—	26,183	881,093
Stuart Morris-Hipkins	—	—	—	—
Charles C. Colpo	—	—	6,902	248,472
Rony C. Kordahi	—	—	3,335	114,491

(1) The value realized on vesting is computed by multiplying the number of shares vesting by the market price of the underlying shares on the vesting date.

RETIREMENT PLANS

Supplemental Executive Retirement Plan

The Company provides supplemental retirement benefits to certain officers, including Mr. Colpo, under the SERP. Effective March 31, 2012, the Board of Directors amended the SERP to freeze benefit levels under the plan and participation by future executives. The SERP entitles participants who meet its age and service requirements to receive a specified percentage (60%) of the participant’s average base monthly salary plus bonus for the highest consecutive five out of the last 10 years preceding March 31, 2012. The SERP benefit to which a participant is entitled is reduced by any benefit payable under Social Security, defined benefit pension plans and the benefit attributable to certain Company contributions under the Company’s 401(k) plan. The SERP provides for full benefits to participants who retire at or after the attainment of the age of 65 (or at or after the age of 62 with 20 years of service) and provides for reduced benefits to participants who retire between the ages of 55 and 64 if their age plus years of service to the Company equal at least 70. If a participant retires prior to age 65 (or prior to age 62 with 20 years of service), his or her otherwise applicable full retirement benefit is reduced by 0.333% for each month remaining from the date of retirement until the participant would reach age 65. SERP payments are made to an eligible participant until his or her death (and, following the participant’s death, will continue to be made to the participant’s beneficiary unless or until a total of 180 payments have been made under the SERP to either the participant or his or her beneficiary). Upon retirement, participants are no longer eligible to participate in the Company’s medical insurance or benefit plans (except as legally required under COBRA). In consideration for receiving benefits under the SERP, the participant must comply with a non-competition agreement during employment and for a period of five years following employment by the Company.

Pension Benefits Table

The following table shows the actuarial present value of accumulated benefits payable to each of the NEOs as of December 31, 2017, including the number of years of service credited to each such NEO, under the SERP using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Benefits under the SERP are payable as a monthly annuity.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
P. Cody Phipps	N/A	—	—	—
Richard A. Meier	N/A	—	—	—
Stuart Morris-Hipkins	N/A	—	—	—
Charles C. Colpo	SERP	36	$4,134,577	—
Rony C. Kordahi	N/A	—	—	—

(1) Mr. Colpo is the only NEO who participates in the SERP. The annual benefit payable under the SERP upon retirement at normal retirement age for Mr. Colpo is $316,656. The calculation of present value of accumulated benefit assumes a discount rate of 3.25% and was based on the RP-2014 Mortality Table, MP-2017 Projection Scale. For a discussion of the assumptions used by the Company in calculating these amounts, see note 13 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated herein by reference.

Following retirement, stock options and restricted stock awards continue to vest pursuant to the terms of the respective grants if, at the discretion of the Company, the officer continues to serve the Company as a director, in a consulting capacity or by entering into a non-solicitation and confidentiality agreement for the benefit of the Company. An officer is eligible following retirement to receive a portion of any performance shares earned based on achievement of the performance conditions pro-rated for the number of months worked during the performance period. Performance shares were valued based upon assumed performance at the target level. Assuming continued service to the Company, each of the NEOs would receive the following estimated benefit due to continued vesting of equity awards if he or she had been eligible to and actually retired on December 31, 2017: Mr. Phipps, $6,205,265; Mr. Meier, $1,333,548; Mr. Morris-Hipkins, $452,699; Mr. Colpo, $493,306; and Mr. Kordahi, $736,238. This benefit is calculated based upon the number of shares subject to continued vesting multiplied by $18.88, the closing price of the Company’s Common Stock on December 29, 2017. Performance shares were valued based upon assumed performance at the target level.

Nonqualified Deferred Compensation Plan

The Company maintains an Executive Deferred Compensation and Retirement Plan in which members of senior management and other management-level teammates are eligible to participate. This plan permits participants to defer base salary (up to 75%) and cash bonus (up to 100%) paid during a year for which a deferral election is made. This plan provides for similar investment options as under our 401(k) plan. The Company matches a total of up to 5% of combined 401(k) plan and deferred compensation plan contributions, provided that the participant has first maximized permitted contributions under the 401(k) plan. The following table sets forth information regarding contributions to, earnings on and total balances in the Executive Deferred Compensation plan for the NEOs in 2017.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings (Losses) in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
P. Cody Phipps	$—	$—	$—	—	$—
Richard A. Meier	33,815	42,721	74,859	—	415,116
Stuart Morris-Hipkins	—	—	—	—	—
Charles C. Colpo	—	—	—	—	—
Rony C. Kordahi	—	—	—	—	—

(1) Executive contributions that can be deferred may include up to 75% of base salary and 100% of annual incentive cash compensation.

(2) Company contributions included in “All Other Compensation” for 2017 in the Summary Compensation Table.

(3) Deferred amounts earned returns based on the performance of the funds into which they were invested, which consist basically the same funds available to the participants under our 401(k) plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table reflects the estimated potential compensation payable to each of the NEOs under the Company’s compensation and benefit plans and arrangements in the event of termination of such executive’s employment under various scenarios, including voluntary termination without cause, voluntary termination or involuntary termination with cause, termination following a change in control and termination due to disability or death. Benefits payable to the NEOs upon retirement are described under “Retirement Plans” beginning on page 59 of this proxy statement. The amounts shown are estimates of the amounts that would be paid out to the executives upon termination of their employment assuming that such termination was effective December 31, 2017.

	Cash Severance Payment ($)	Incremental Pension Benefit (present value) (5) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (6) ($)	Total Termination Benefits ($)
P. Cody Phipps (1)
• Involuntary Termination Without Cause (2)	$3,113,438	$—	$51,749	$3,169,964	$6,335,152
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	6,385,240	—	38,999	9,184,063	15,608,301
• Disability (4)	2,855,376	—	—	4,400,954	7,256,330
• Death (4)	—	—	—	7,653,386	7,653,386
Richard A. Meier (1)
• Involuntary Termination Without Cause (2)	$1,474,884	$—	$31,570	$838,027	$2,344,481
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	2,640,009	—	35,093	1,977,982	4,653,084
• Disability (4)	1,125,306	—	—	1,084,125	2,209,430
• Death (4)	—	—	—	1,648,318	1,648,318
Stuart Morris-Hipkins (1)
• Involuntary Termination Without Cause (2)	$637,500	$—	$29,007	$124,572	$791,080
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	1,270,750	—	31,677	865,210	2,167,637
• Disability (4)	320,002	—	—	242,377	562,379
• Death (4)	—	—	—	721,008	721,008
Charles C. Colpo (1)
• Involuntary Termination Without Cause (2)	$947,402	$—	$49,729	$277,283	$1,274,414
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	1,888,489	299,369	59,306	760,313	3,007,476
• Disability (4)	259,306	—	—	386,966	646,273
• Death (4)	—	—	—	633,594	633,594

	Cash Severance Payment ($)	Incremental Pension Benefit (present value) (5) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Acceleration and Continuation of Equity Awards (6) ($)	Total Termination Benefits ($)
Rony C. Kordahi (1)
• Involuntary Termination Without Cause (2)	$1,008,113	$—	$29,361	$256,401	$1,293,875
• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—
• Involuntary or Good Reason Termination after Change In Control (3)	2,009,505	—	32,148	1,258,926	3,300,579
• Disability (4)	382,501	—	—	498,984	881,485
• Death (4)	—	—	—	1,049,105	1,049,105

(1) The amounts shown in the table do not include accrued salary and vacation payable through the date of the executive’s employment termination or the distribution of any balances under the Executive Deferred Compensation Plan or the Company’s 401(k) plan.

(2) See the discussion of the Company’s severance policy below for information on benefits payable to the NEOs upon involuntary termination without cause. The calculation of cash severance is based on 1.5 multiplied by the sum of the NEO’s base annual salary and the lower of average bonus paid or target bonus for the three calendar years prior to the date of employment termination.

(3) See the discussion of the Company’s change in control agreements on page 64 for information on benefits payable to the NEOs upon a change in control. The calculation of cash severance is based on a lump sum payment of 2.99 multiplied by the sum of annual salary plus the average of the last three years’ actual bonuses paid.

(4) A termination of employment due to death or disability entitles the NEOs to benefits under the Company’s life insurance or disability plan, as applicable, available to salaried teammates generally. In addition, and also as applicable to salaried employees generally who receive grants of stock options and restricted stock, upon termination of employment due to death, all stock options and shares of restricted stock immediately vest; and, upon termination of employment due to disability, unvested stock options are forfeited and shares of restricted stock vest on a pro rata basis. In addition, upon death, officers are entitled to receive performance shares that are actually earned based on achievement of performance conditions and, upon disability, a pro rata portion of any such shares earned relative to time worked during the performance period.

(5) If a participant’s employment is terminated without cause or the participant resigns for good reason following a change in control, the SERP provides for a pro-rated benefit based on credited years of service relative to years of service remaining to the participant’s earliest retirement eligibility date, which amount is reduced by 4% for each year that the participant is under age 65. The amounts in this column show the present value of any additional benefit to the participant relative to the present value of accumulated benefits shown in the “Pension Benefits Table” on page 60.

(6) The amounts in this column represent the estimated benefit to the NEO due to accelerated vesting of equity awards and are calculated based on the number of shares subject to accelerated vesting multiplied by $18.88, the closing price of the Company’s Common Stock on December 29, 2017. Any performance shares that vest are valued based upon assumed performance at the target level.

Severance Policy. The Company has an officer severance policy that applies to corporate officers who are involuntarily terminated without cause (or who resign at the request of the Company) and that was designed to provide consistent and fair treatment of these departing officers. Receipt of payments under the severance policy is also conditioned upon the officer’s agreement to certain non-competition and non-solicitation restrictive covenants for the term of the severance period and a general release of claims against the Company. The Company provides for the following under its officer severance policy:

Officer Position	Severance Amount	Severance Period	Other Benefits
CEO President Chief Operating Officer Executive Vice President Senior Vice President	1.5 x the sum of: • Base Salary • The lower of average Bonus paid or Target Bonus for the three calendar years prior to date of employment termination	18 months	Continuation of Medical/Dental/Vision Benefits during severance period Up to six months of outplacement services Tax preparation and financial counseling services during severance period
Vice President	1.0 x the sum of: • Base Salary • The lower of average Bonus paid or Target Bonus for the three calendar years prior to date of employment termination	12 months	Continuation of Medical/Dental/Vision Benefits during severance period Up to six months of outplacement services

Any termination of Mr. Phipps’ employment with the Company following the expiration of the Initial Period shall be subject to the Company’s executive severance policy existing at the time of such termination, and Mr. Phipps shall be entitled to severance benefits only in accordance with such policy.

The severance policy does not address the disposition of outstanding stock options or stock awards upon involuntary termination without cause, which event is addressed under the applicable equity award agreement. In general, upon an involuntary termination without cause (or resignation at the request of the Company), (i) an officer’s unvested stock options are forfeited and the vested stock options must be exercised within a period of one year from the date of employment termination, and (ii) a pro rata portion of the officer’s restricted stock awards and earned performance share awards (as applicable) vests at the date of employment termination based on the number of months worked during the applicable vesting and/or performance period.

Change in Control Agreements. The Company has entered into CIC Agreements with the NEOs, the purpose of which is to encourage key management personnel to remain with the Company and to avoid distractions resulting from potential or actual changes in control of the Company.

The CIC Agreements provide for the payment of a severance benefit if the officer’s employment with the Company is terminated within 24 months after a change in control unless such termination is (i) due to death or disability, (ii) by the Company for cause or (iii) by the officer other than in specified circumstances constituting good reason.

Termination of employment by the Company is for cause if it is because of the executive officer’s (i) willful and continued failure to substantially perform his or her duties (other than due to incapacity, illness, etc.) or (ii) engaging in conduct demonstrably and materially injurious to the Company. Termination of employment by the executive officer is for good reason if it is because of (i) a material diminution in authority, duties or responsibilities; (ii) a material reduction in annual base salary, bonus opportunity or benefits; (iii) a relocation of place of employment by more than 35 miles or substantial increase in travel obligations; (iv) a failure to pay compensation due to the executive officer; or (v) certain other reasons defined in the plan.

A change in control is generally deemed to have occurred under the agreements:

(i)	if any person acquires 30% or more of the Company’s voting securities (other than the Company or its affiliates); except that, for the purposes of determining whether a change in control has occurred under the terms of the Company’s outstanding equity award agreements, shares issued by the Company directly to the acquirer shall not be taken into account when determining whether the 30% threshold has been met;

(ii)	if the Company’s directors as of the beginning or renewal date of the CIC Agreement (the “Incumbent Board”) cease to constitute a majority of the Board (unless the members’ nominations or elections were approved by a majority of the Incumbent Board);

(iii)	upon the approval by shareholders of a merger or consolidation of the Company (or any subsidiary) other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the voting power of the securities of the Company (or surviving entity) outstanding immediately after the merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company in which no person acquires more than 30% of the combined voting power of the Company’s then-outstanding securities; or

(iv)	upon the approval by shareholders of a plan of liquidation or sale of substantially all of the Company’s assets.

The Company’s change in control agreements with its officers do not provide for or otherwise permit excise tax gross-up payments.

For the NEOs, the severance benefit includes the following:

(i)	a lump sum payment equal to 2.99 times the sum of the officer’s annual base salary as of the date of termination or change in control (whichever is greater) plus average bonus for the three years preceding the date of termination or change in control (whichever is greater);

(ii)	a lump sum amount representing a pro rata portion of any incentive compensation earned by the executive through the date of termination, assuming achievement of performance goals at the target level;

(iii)	an amount equal to additional premiums for continued medical benefits under COBRA for two years and additional premiums for individual life insurance policies for two years (for officers receiving Company-provided life insurance); and

(iv)	all shares of restricted stock granted to the executive officer vest, all stock options vest and become immediately exercisable and all performance shares are awarded at the target level and become vested.

The foregoing severance benefit is reduced by the amount of any benefits payable under any other severance plan or arrangement of the Company.

In consideration for any benefits paid, the change in control agreements impose certain non-competition and non-solicitation restrictive covenants on the officers for a period of 12 months following employment termination and prohibit the disclosure and use of confidential Company information. Each agreement continues in effect through December 31, 2018.

CEO PAY RATIO

The table below sets forth comparative information regarding (A) the total compensation of the Chairman, President & Chief Executive Officer as of December 31, 2017, (B) the total compensation of the “median employee” of the Company, identified using total cash compensation of all other employees of the Company, not including the Chairman, President & Chief Executive Officer, as of December 31, 2017, and (C) the estimated ratio of the Chairman, President & Chief Executive Officer’s total compensation to the total compensation of the “median employee.” As of December 31, 2017, the Company had approximately 8,600 employees, approximately 6,200 in the U.S. and 2,400 outside of the U.S.

Chief Executive Officer Total Compensation (A)	$6,682,035
“Median employee” Total Compensation (B)	$39,481
Ratio of (A) to (B)	169:1

To identify the “median employee” for the above ratio calculation, pay elements that were included in the total cash compensation calculation for each employee are:

•	Annualized Base Salary as of December 31, 2017

•	2017 target annual incentive

•	Company-paid 401(k) Plan match for last fiscal year (2016) paid in 2017

•	Company-paid pension plan payments in 2017

•	Company-paid life insurance premiums as of December 31, 2017

•	Annualized automobile allowance as of December 31, 2017

•	Conversion rate to U.S. dollars based on December 31, 2017 exchange rates for compensation paid in foreign currency

Once the “median employee” was identified based on total cash compensation, the annual total compensation was calculated for such “median employee” using the same methodology used for the NEO set forth in the 2017 “Summary Compensation Table” in this proxy statement. This means that equity and any other longer-term incentives awarded, if any, are counted for the “median employee” and Chairman, President & Chief Executive Officer. The estimated pay ratio was calculated in a manner consistent with the requirements of Item 402(u) of Regulation S-K of the Exchange Act (“Item 402(u)”), and we believe it constitutes a reasonable estimate. However, as contemplated by Item 402(u), we relied on methods and assumptions that we determined to be appropriate for calculating the pay ratio at the Company. Other public companies may use methods and assumptions that differ from the ones we chose but are appropriate for their circumstances. In light of these different methods and assumptions, the estimated pay ratio reported above should not be used as a basis for comparison between companies.

PROPOSAL 4: ADVISORY SHAREHOLDER VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, shareholders have the opportunity to cast an advisory vote to approve the compensation of our NEOs as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our 2017 executive compensation programs and policies and the compensation paid to our NEOs. Although the vote is non-binding, we value our shareholders’ opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions. At the Company’s 2016 annual meeting, the majority of our shareholders voted to advise us to include a say-on-pay proposal every year, and the Board of Directors determined that the Company will hold an advisory shareholder vote on executive compensation every year. This non-binding advisory vote on the frequency of say-on-pay proposals must be held at least once every six years.

As more fully discussed in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 33, the Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for our success in the intensely competitive global healthcare supply services industry. We seek to accomplish this goal in a manner that rewards performance, is aligned with long-term shareholder interests and is consistent with sound compensation governance principles. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in implementing our compensation philosophy and in achieving our long-term goals and that the compensation of our NEOs in 2017 reflects and supports these compensation policies and procedures and reflects our foundational pay for performance principles.

Accordingly, the Board of Directors recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.”

The Board of Directors recommends a vote FOR the foregoing resolution approving, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

The Company has not adopted written procedures for review of, or standards for approval of, related person transactions (as defined in Item 404 of Regulation S-K), but instead reviews these transactions on a case-by-case basis.

SHAREHOLDER PROPOSALS

Under regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2019 Annual Meeting of Shareholders must present such proposal to our Corporate Secretary at the Company’s principal office at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 not later than November 26, 2018 in order for the proposal to be considered for inclusion in the Company’s proxy statement. All shareholder proposals and director nominations must be submitted in accordance with and contain the information required by our Bylaws, which are available as described under “Corporate Governance—Corporate Governance Materials” on page 3 of this proxy statement. The Company will determine whether to include properly submitted proposals in the proxy statement in accordance with the SEC’s regulations governing the solicitation of proxies.

Our Bylaws provide that a shareholder of the Company entitled to vote for the election of directors may nominate persons for election as directors only at an annual meeting and if written notice of such shareholder’s intent to make such nomination or nominations has been given to our Corporate Secretary not later than 120 days before the anniversary of the date of the Company’s immediately preceding annual meeting. The Corporate Secretary must receive written notice of a shareholder nomination to be acted upon at the 2019 Annual Meeting not later than the close of business on January 8, 2019. The shareholder’s notice must include the information required by our Bylaws, including but not limited to:

•	the name and address of record of the shareholder intending to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made and of the person or persons to be nominated;

•	a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to nominate the director candidate;

•	the class and number of shares of Common Stock that are owned by such shareholder and such beneficial owners;

•

a description of all arrangements, understandings or relationships between such shareholder and each director nominee and any other person(s) (naming such person(s)) pursuant to which the nomination is to be made by such shareholder;

•

a description (including the names of any counterparties) of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder and any other person on whose behalf the nomination is made, the effect or intent of which is to mitigate loss, manage risk or benefit resulting from share price changes of, or increase or decrease the voting power of the shareholder or any other person on whose behalf the nomination is made with respect to, shares of stock of the Company;

•

a description (including the names of any counterparties) of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder or any other person on whose behalf the nomination is made and any of its affiliates or associates, and any others acting in concert with any of the foregoing;

•	a representation that the shareholder will notify the Company in writing of any changes to certain information provided above (as further specified in the Bylaws);

•

such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required to be disclosed, pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the written consent of the nominee to serve as a director if elected.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain the information required by our Bylaws, including but not limited to:

•	the information described above with respect to the shareholder proposing such business;

•

a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest of such shareholder and such beneficial owner in such business.

The requirements found in our Bylaws are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement under the proxy rules.

OTHER MATTERS

The Board of Directors is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

March 26, 2018

BY ORDER OF THE BOARD OF DIRECTORS

NICHOLAS J. PACE
Executive Vice President, General Counsel, Corporate Secretary & Communications

Appendix A

OWENS & MINOR, INC.

2018 STOCK INCENTIVE PLAN

(i)

(ii)

OWENS & MINOR, INC.

2018 STOCK INCENTIVE PLAN

ARTICLE I

DEFINITIONS

1.01.	ADMINISTRATOR

Administrator means the Governance Committee with respect to awards to Nonemployee Directors and in all other instances means the Compensation Committee or a delegate of the Compensation Committee that is appointed in accordance with Article III.

1.02.	AGREEMENT

Agreement means a written or electronic agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Unit Award, a Stock Award, Incentive Award, Option or SAR granted to such Participant.

1.03.	BOARD

Board means the Board of Directors of the Company.

1.04.	CHANGE IN CONTROL

Change in Control means:

(a) Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities provided, however, that Company securities acquired directly from the Company shall be disregarded for this purpose;

(b) During any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section and other than a director initially elected or nominated as a result of an actual or threatened election contest with respect to directors) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who either (x) were directors at the beginning of such period or (y) were so elected or nominated with such approval, cease for any reason to constitute at least a majority of the Board;

(c) There is consummated a stockholder-approved merger or consolidation of the Company with any other Company, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; or

(d) There is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(e) The stockholders of the Company approve a plan of complete liquidation of the Company.

In addition, if a Change in Control (as defined in clauses (a), (b), (c) or (d) above) constitutes a payment event with respect to any Option, SAR, Stock Award, Stock Unit award or Incentive Award that provides for the deferral of compensation and is subject to Section 409A of the Code, no payment will be made under that award on account of a Change in Control unless the event described in clause (a), (b), (c) or (d) above, as applicable, constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

1.05.	CODE

Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.06.	COMMITTEE

Committee means the Governance Committee in respect of awards to Nonemployee Directors and the Compensation Committee in respect of awards to other individuals who are eligible to participate in the Plan.

1.07.	COMMON STOCK

Common Stock means the common stock of the Company.

1.08.	COMPANY

Company means Owens & Minor, Inc.

1.09.	COMPENSATION COMMITTEE

Compensation Committee means the Compensation and Benefits Committee of the Board.

1.10.	CONTROL CHANGE DATE

Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the Control Change Date is the date of the last of such transactions.

1.11.	CORRESPONDING SAR

Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.12.	EXCHANGE ACT

Exchange Act means the Securities Exchange Act of 1934, as amended.

1.13.	EXPIRATION DATE

Expiration Date means the last day of the stated term of an Option or SAR, i.e., the last day that the Option or SAR could be exercised if the Participant remained in continuous employment or service from the date of grant of the Option or SAR.

1.14.	FAIR MARKET VALUE

Fair Market Value means, on any given date, the closing price of a share of Common Stock as reported on the New York Stock Exchange composite tape on such date, or if the Common Stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that the Common Stock was traded on such exchange, all as reported by such source as the Administrator may select.

1.15.	GOVERNANCE COMMITTEE

Governance Committee means the Governance and Nominating Committee of the Board.

1.16.	INCENTIVE AWARD

Incentive Award means an award that entitles the Participant to receive a payment from the Company or a Related Entity that may be in cash, Common Stock or a combination of cash and Common Stock.

1.17.	INITIAL VALUE

Initial Value means, with respect to a Corresponding SAR, the Option price per share of the related Option and, with respect to an SAR granted independently of an Option, the amount determined by the Administrator on the date of grant (but not less than the Fair Market Value of one share of Common Stock on the date of grant). Except as provided in Article X, without the approval of shareholders (a) the Initial Value of an outstanding SAR may not be reduced (by amendment, cancellation and new grant or otherwise) without the approval of shareholders and (b) no payment may be made to cancel an outstanding SAR if on the date of such amendment, cancellation, new grant or payment the Initial Value exceeds the Fair Market Value.

1.18.	NONEMPLOYEE DIRECTOR

Nonemployee Director means a member of the Board who is not an employee of the Company or a Related Entity.

1.19.	OPTION

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.20.	PARTICIPANT

Participant means an employee of the Company or a Related Entity, a member of the Board, or an individual who provides services to the Company or a Related Entity who satisfies the requirements of Article IV and is selected by the Administrator to receive a Stock Unit Award, a Stock Award, an Option, an SAR, or an Incentive Award or a combination thereof.

1.21.	PERFORMANCE GOAL

Performance Goal means a performance objective that is stated with respect to one or more business criteria that the Administrator may select, alone or in combination, including without limitation any of the following: (i) gross, operating or net earnings before or after taxes; (ii) return on equity; (iii) return on capital; (iv) return on sales; (v) return on assets or net assets; (vi) earnings per share; (vii) cash flow per share; (viii) book value per share; (ix) earnings growth; (x) sales or sales growth; (xi) volume growth; (xii) cash flow (as defined by the Committee); (xiii) Fair Market Value; (xiv) total shareholder return; (xv) market share; (xvi) productivity; (xvii) level of expenses; (xviii) quality; (xix) safety; (xx) customer satisfaction; (xxi) total economic value added; (xxii) earnings before interest, taxes, depreciation and amortization and (xxiii) revenues or revenue growth.

A Performance Goal may be expressed with respect to the Company, a Related Entity, a business unit of the Company or a Related Entity, any subset thereof or any other way the Administrator may determine. A Performance Goal also may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index or otherwise. When establishing Performance Goals or determining if the Performance Goals were achieved, the Committee may exclude any or all special, unusual or extraordinary items as determined under U.S. generally accepted accounting principles, including, without limitation, the charges or cost associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes. The Committee may also adjust Performance Goals as it deems equitable, including without limitation in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles or such other factors as the Committee may determine.

1.22.	PLAN

Plan means the Owens & Minor, Inc. 2018 Stock Incentive Plan.

1.23.	PRE-EXISTING PLAN

Pre-Existing Plan means the Owens & Minor, Inc. 2015 Stock Incentive Plan.

1.24.	RELATED ENTITY

Related Entity means any “subsidiary” or “parent” corporation (within the meaning of Section 424 of the Code) of the Company.

1.25.	SAR

SAR means a stock appreciation right that in accordance with the terms of an Agreement entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value at the time of exercise over the Initial Value or a lesser amount as determined by the Administrator and specified in an Agreement. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

1.26.	STOCK AWARD

Stock Award means shares of Common Stock awarded to a Participant under Article VII, including Common Stock issued in settlement of a Stock Unit Award.

1.27.	STOCK UNIT AWARD

Stock Unit Award means an award that entitles the Participant to receive a benefit based on a number of shares of Common Stock equal to the number of stock units covered by the Stock Unit Award.

1.28.	TEN PERCENT SHAREHOLDER

Ten Percent Shareholder means any individual owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a Related Entity. An individual shall be considered to own any voting stock owned (directly or indirectly) by or for his or her brothers, sisters, spouse, ancestors or lineal descendants and shall be considered to own proportionately any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary.

ARTICLE II

PURPOSES

The Plan is intended to (a) assist the Company and Related Entities in recruiting and retaining key employees and members of the Board, and other individuals who provide services to the Company or a Related Entity, (b) authorize the grant of incentive compensation opportunities for such persons and (c) encourage such persons to identify their interests with those of the Company and its shareholders by enabling such persons to participate in the future success of the Company and the Related Entities. The Plan is intended to permit the grant of Stock Unit Awards, Stock Awards, SARs, the grant of both Options qualifying under Section 422 of the Code (“incentive stock options”) and Options not so qualifying, and the grant of Incentive Awards. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option.

ARTICLE III

ADMINISTRATION

The Plan shall be administered by the Administrator. The Administrator shall have authority to grant Stock Unit Awards, Stock Awards, Incentive Awards, Options and SARs upon such terms (not inconsistent with the provisions of this Plan) as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of a Stock Award, Incentive Award, or Stock Unit Award, including by way of example and not limitation, conditions on which Participants may defer receipt of benefits under the Plan, requirements that the Participant complete a specified period of employment or service with the Company or a Related Entity or that the Company or Related Entity achieve a specified level of financial performance. Notwithstanding any such conditions or any provision of the Plan, (i) the Committee may accelerate the time at which an Option or SAR may be exercised, or the time at which a Stock Award may become transferable or nonforfeitable or the time at which an Incentive Award or Stock Unit Award may be settled (a) in connection with a termination of employment or service (including but not limited to death, disability, retirement or involuntary termination) or (b) if the award is outstanding for at least one year, and (ii) up to five percent (5%) of the available shares of Common Stock authorized for issuance under the Plan (subject to adjustments as set forth in Article X) may be issued under the Plan pursuant to awards without regard to any restrictions upon any such acceleration (either pursuant to the original terms of the award or by acceleration). The Administrator shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final and conclusive. Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement, Option, SAR, Stock Award, Incentive Award or Stock Unit Award. All expenses of administering this Plan shall be borne by the Company.

The Compensation Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Compensation Committee’s authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Compensation Committee may revoke or amend the terms of a delegation at any time, but such action shall not invalidate any prior actions of the Compensation Committee’s delegate or delegates that were consistent with the terms of the Plan.

ARTICLE IV

ELIGIBILITY

4.01.	GENERAL

Any employee of the Company or a Related Entity (including a corporation that becomes a Related Entity after the adoption of this Plan), any member of the Board (whether or not an employee), or a person who provides services to the Company or a Related Entity (including a corporation that becomes a Related Company after the adoption of this Plan) is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or a Related Entity.

4.02.	GRANTS

The Administrator will designate individuals to whom Stock Awards, Incentive Awards, Stock Unit Awards, Options and SARs are to be granted and will specify the number of shares of Common Stock subject to each award or grant; provided, however, that only individuals who provide “direct services” to the Company or a Related Entity (as the term “direct services” is used for purposes of Section 409A of the Code) may be granted an Option or SAR. An SAR may be granted with or without a related Option. All Stock Awards, Stock Unit Awards, Options, SARs, and Incentive Awards granted under this Plan shall be evidenced by Agreements which shall be subject to the applicable provisions of this Plan and to such other provisions as the Administrator may adopt. No Participant may be granted incentive stock options or related SARs (under all incentive stock option plans of the Company and any Related Entity) which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date an Option is granted) that exceed the limitation prescribed by Code section 422(d). The preceding annual limitation shall not apply with respect to Options that are not incentive stock options.

4.03.	GENERAL TERMS OF AWARDS

Notwithstanding any other provision of the Plan to the contrary and subject to the immediately following provision, (i) no Option or SAR shall be exercisable, (ii) no Stock Award (other than a Stock Award granted in connection with a Stock Unit Award that becomes earned and convertible into a transferable and nonforfeitable Stock Award) will become transferable and nonforfeitable, (iii) no Stock Unit Award shall be earned and convertible into a transferable and nonforfeitable Stock Award, and (iv) no Incentive Award shall be earned, earlier than the first anniversary of the date the Option, SAR, Stock Award, Stock Unit Award or Incentive Award is granted, except with respect to Options, SARs, Stock Awards, Stock Unit Awards and Incentive Awards granted to Nonemployee Directors, which are permitted to vest earlier than such one-year anniversary, upon the annual meeting of the shareholders of the Company that occurs in the year immediately following the year in which the award is granted; provided, however, that (i) the Administrator may grant awards without regard to the foregoing minimum vesting requirements with respect to a maximum of five percent (5%) of the available shares of Common Stock authorized for issuance under the Plan (subject to adjustments as set forth in Article X) and (ii) to the extent awards granted to Nonemployee Directors vest as of a date that is earlier than two weeks prior to the anniversary date of the immediately preceding year’s annual shareholders meeting, such awards will count against the five percent (5%) limitation. For the avoidance of doubt, the foregoing restriction does not apply to the Administrator’s discretion to provide in the terms of the award or otherwise for accelerated exercisability or vesting of any award upon the death or disability of the Participant or as set forth in Section 11.02 upon a Change in Control.

ARTICLE V

STOCK SUBJECT TO PLAN

5.01.	SHARES ISSUED

Upon the award of shares of Common Stock pursuant to a Stock Award, including a Stock Award issued to settle Stock Unit Awards, the Company may issue shares of Common Stock from its authorized but unissued Common Stock. Upon the exercise of any Option or SAR the Company may deliver to the Participant (or the Participant’s broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

5.02.	AGGREGATE LIMIT

The maximum aggregate number of shares of Common Stock that may be issued under this Plan shall be 3,600,000 shares, less the number of shares of Common Stock subject to awards granted under the Pre-Existing Plan after March 1, 2018, plus the number of shares of Common Stock subject to awards granted under the Pre-Existing Plan which become available in accordance with Section 5.04 below after March 1, 2018; provided, however, the total number of shares of Common Stock that may be issued upon the exercise of incentive stock options shall not exceed 3,600,000 shares of Common Stock. The maximum aggregate number of shares of Common Stock that may be issued under this Plan and under incentive stock options shall be subject to adjustment as provided in Article X and Section 5.04. Except as otherwise set forth herein, shares of Common Stock covered by an Award shall only be counted as used to the extent actually used. If the stockholders of the Company approve the Plan, no further awards will be granted under the Pre-Existing Plan after the stockholders approve the Plan; provided, however, that nothing in this Plan shall affect any awards granted under the Pre-Existing Plan which are outstanding on the date the stockholders of the Company approve the Plan until such time, if any, that any shares of Common Stock subject to such awards granted under the Pre-Existing Plan become available in accordance with the provisions of the Plan.

5.03.	INDIVIDUAL LIMITATIONS

Subject to the limitation set forth in the preceding sections, no individual may, in any calendar year, be granted or awarded (i) Options or SARs, covering more than 2,000,000 shares of Common Stock; (ii) Stock Awards and Stock Unit Awards covering more than 1,000,000 shares of Common Stock; or (iii) Incentive Awards exceeding $10,000,000. Each of the limitations in the preceding sentence shall be multiplied by two with respect to awards granted to a Participant (other than a Nonemployee Director) during the calendar year in which the Participant first commences employment with the Company or a Related Entity. Notwithstanding the preceding sentences, a Nonemployee Director may not be granted awards during any single calendar year that, taken together with any cash fees paid to such Nonemployee Director during such calendar year in respect of the Nonemployee Director’s service as a member of the Board, exceeds $750,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial accounting purposes). Notwithstanding the foregoing, the Committee may make exceptions to the foregoing limit (up to twice such limit) for a non-executive chair of the Board or, in extraordinary circumstances, for other individual Nonemployee Directors, as the Committee may determine, provided that the Nonemployee Director receiving such awards may not participate in the decision to make such awards. The limitations set forth in this Section 5.03 shall be subject to adjustment as provided in Article X.

5.04.	SHARE ADD-BACKS

If any Stock Unit Awards, Incentive Awards, Options, SARs or Stock Awards granted under the Plan, or any awards granted under the Pre-Existing Plan that are outstanding after March 1, 2018, are cancelled, forfeited, expire or otherwise terminate without the issuance of shares of Common Stock, or if any such award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares of Common Stock subject to such award, the shares of Common Stock subject to the award shall, to the extent of such cancellation, forfeiture, expiration, termination, cash settlement or non-issuance, again be available for issuance under the Plan.

In the event that (i) any Option granted under the Plan (or any Option granted under the Pre-Existing Plan that is outstanding after March 1, 2018) is exercised through the tendering of shares of Common Stock (either actually or by attestation) or by the withholding of shares of Common Stock by the Company, or (ii) withholding tax liabilities resulting from any such Option or other award granted under the Plan (or any award granted under the Pre-Existing Plan and outstanding after March 1, 2018) are satisfied by the withholding of shares of Common Stock (subject to the restrictions set forth in the Plan), then the number of shares tendered or withheld shall not be available for future grants of awards. Except as set forth in the following sentence, each share of Common Stock issued in connection with an award under the Plan shall reduce the total number of shares of Common Stock available for issuance under the Plan by one. If Common Stock is issued in settlement of an SAR granted under the Plan, the number of shares of Common Stock available under the Plan shall be reduced by the number of shares of Common Stock for which the SAR was exercised rather than the number of shares of Common Stock issued in settlement of the SAR. Furthermore, shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards by a company acquired by the Company or Related Entity, or with which the Company or Related Entity combines, shall not reduce the maximum aggregate number of shares of Common Stock available for issuance under the Plan (to the extent permitted by applicable stock exchange rules), and available shares of stock under a shareholder-approved plan of any such acquired company (as appropriately adjusted to reflect the transaction) also may be used for awards under the Plan, which shall not reduce the number of shares of Common Stock otherwise available under the Plan (subject to applicable stock exchange requirements). Shares of Common Stock that may be issued under the Plan may not be increased through the Company’s purchase of shares of Common Stock on the open market with the proceeds obtained from the exercise of Options granted under the Plan (or Options granted under the Pre-Existing Plan and outstanding after March 1, 2018).

5.05.	NONTRANSFERABILITY

Except as provided in Section 5.06, each Option, SAR, Stock Award, Stock Unit Award and Incentive Award, granted under this Plan shall be nontransferable except by will, by the laws of descent and distribution or, after the Participant’s death, in accordance with a beneficiary designation form provided by the Company and signed by the Participant and filed with the Company. In the event of any transfer of an Option, the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or person(s). During the lifetime of the Participant to whom the Option or SAR is granted, the Option or SAR may be exercised only by the Participant. No right or interest of a Participant in any Option, SAR, Stock Award, Stock Unit Award or Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

5.06.	TRANSFERABLE OPTIONS AND SARS

Section 5.05 to the contrary notwithstanding, if the Agreement provides, an Option that is not an incentive stock option or an SAR, other than a Corresponding SAR that is related to an incentive stock option, may be transferred by a Participant to the Participant’s children, grandchildren, spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners, on such terms and conditions as may be permitted under Securities Exchange Commission Rule 16b-3 as in effect from time to time. The holder of an Option or SAR transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option or SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option or SAR except by will or the laws of descent and distribution. In the event of any transfer of an Option or SAR (by the Participant or his transferee), such Option and any Corresponding SAR must be transferred to the same person or persons or entity or entities.

5.07.	DIVIDEND EQUIVALENTS

A Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends; provided, however, that dividends payable on shares of Common Stock subject to a Stock Award shall either (i) be deemed reinvested in additional Stock Awards which shall remain subject to the same forfeiture and transfer conditions applicable to the Stock Award with respect to which such dividends related, or (ii) be paid in cash, without interest, if and at the time the related Stock Award is no longer subject to forfeiture and transfer conditions, as the Administrator shall set forth in the Agreement. Further, notwithstanding the other provisions of this Section 5.07, no dividend rights may be granted with respect to Options or SARs. A Participant may be granted the right to receive a payment (in cash, Common Stock, or combination thereof) equal to the ordinary cash dividends that are payable with respect to the number of shares of Common Stock covered by a Stock Unit Award, subject to such terms, conditions, restrictions and/or limitations, if any, as the Administrator may establish; provided, however, such dividend equivalents shall either be (i) accumulated and reinvested into additional notional units that are payable in cash, shares of Common Stock or a combination of cash and Common Stock or (ii) accumulated and paid in cash, without interest, if and when the related Stock Unit Award is earned and convertible into a transferable and nonforfeitable Stock Award. No dividend equivalents shall be payable on a Stock Unit Award that does not become earned and convertible into a transferable and nonforfeitable Stock Award. No dividend rights or equivalents may be granted with respect to Options, SARs or Incentive Awards.

ARTICLE VI

OPTIONS AND SARS

6.01.	AWARDS

In accordance with Article IV, and subject to the limitations set forth in Plan Section 5.03, the Administrator will designate each individual to whom an Option, SAR or both is to be made and will specify the number of shares of Common Stock covered by such awards.

6.02.	OPTION PRICE

The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant; provided, however, that the price per share for Common Stock purchased on the exercise of any Option shall not be less than the Fair Market Value on the date the Option is granted. Notwithstanding the preceding sentence, the price per share for Common Stock purchased on the exercise of any Option that is an incentive stock option granted to an individual who is a Ten Percent Shareholder on the date such option is granted, shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date the Option is granted. Except as provided in Article X, without the approval of shareholders (a) the Administrator may not reduce, adjust or amend the option price of an outstanding Option or SAR whether through amendment, cancellation, replacement grant or any other means and (b) no payment may be made to cancel an outstanding Option if on the date of such amendment, cancellation, replacement grant or payment the option price exceeds Fair Market Value. For avoidance of doubt, in no event may the price per share for Common Stock purchased on the exercise of any Option, or the Initial Value of any SAR, be less than the Fair Market Value of a share of Common Stock on the date the Option or SAR is granted.

6.03.	MAXIMUM OPTION OR SAR PERIOD

The maximum period in which an Option or SAR may be exercised shall be determined by the Administrator on the date of grant, except that no Option or SAR shall be exercisable after the expiration of ten years from the date such Option or SAR was granted. In the case of an incentive stock option or a Corresponding SAR related to an incentive stock option granted to a Participant who is a Ten Percent Shareholder on the date of grant, such Option or its Corresponding SAR shall not be exercisable after the expiration of five years from the date of grant. The terms of any Option or SAR may provide that it is exercisable for a period less than such maximum period.

6.04.	EXERCISE

Subject to the provisions of this Plan, an Option or SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine. A Corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and when the Fair Market Value exceeds the Option price of the related Option. An Option or SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option or SAR could be exercised. A partial exercise of an Option or SAR shall not affect the right to exercise the Option or SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option or related to the SAR. The exercise of either an Option or Corresponding SAR shall result in the termination of the other to the extent of the number of shares with respect to which the Option or Corresponding SAR is exercised.

6.05.	PAYMENT

Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Administrator. Subject to rules established by the Committee, payment of all or part of the Option price may be made with shares of Common Stock to the Company. If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value of the surrendered shares (on the exercise date) must not be less than the Option price of the shares for which the Option is being exercised.

6.06.	DETERMINATION OF PAYMENT OF CASH AND/OR COMMON STOCK UPON EXERCISE OF SAR

At the Administrator’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. A fractional share shall not be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

6.07.	SHAREHOLDER RIGHTS

No Participant shall have any rights as a shareholder with respect to shares subject an Option until the date of exercise of such Option and the issuance of the shares of Common Stock. No Participant shall have any rights as a shareholder with respect to shares subject to an SAR until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of Common Stock. For avoidance of doubt, no dividend rights may be granted with respect to Options or SARs.

6.08.	AUTOMATIC EXERCISE

This Section 6.08 applies to an Option or SAR if (i) the Participant to whom the Option or SAR was granted remains in the continuous employment or service of the Company or a Related Entity from the date the Option or SAR was granted until the Expiration Date of such Option or SAR, (ii) on the Expiration Date the Fair Market Value exceeds the exercise price of the Option or the Initial Value of the SAR and (iii) the Option or SAR has become exercisable on or before the Expiration Date. Each Option or SAR to which this Section 6.08 applies shall be exercised automatically on the Expiration Date to the extent that it is outstanding and unexercised on such date. An Option that is exercised pursuant to this Section 6.08 shall result in the issuance to the Participant of that number of whole shares of Common Stock that have a Fair Market Value that most nearly equals, but does not exceed, the excess of the Fair Market Value on the Expiration Date over the Option exercise price multiplied by the number of shares of Common Stock subject to the Option. An SAR that is exercise pursuant to this Section 6.08 shall be settled in accordance with section 6.06.

ARTICLE VII

STOCK AWARDS

7.01.	AWARDS

In accordance with the provisions of Article IV, and subject to the limitations set forth in Plan Section 5.03, the Administrator will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by such awards. The per individual limitation of Section 5.03 on the issuance of Stock Awards shall not limit the issuance of Stock Awards in settlement of Stock Unit Awards and related dividend equivalents.

7.02.	VESTING

Except in the case of Stock Awards issued in settlement of Stock Unit Awards, the Administrator, on the date of the award, shall prescribe that a Participant’s rights in the Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. By way of example and not of limitation, the restrictions may postpone transferability, vesting or both of the shares until the attainment of performance objectives prescribed by Committee, including objectives stated with respect to Performance Goals, or may provide that the shares will be forfeited if the Participant separates from the service of the Company and its Related Entities before the expiration of a stated term.

7.03.	SHAREHOLDER RIGHTS

Prior to their forfeiture (in accordance with the terms of the Agreement and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that (i) dividends payable on shares of Common Stock subject to a Stock Award shall either be deemed reinvested in additional Stock Awards which shall remain subject to the same forfeiture and transfer conditions applicable to the Stock Award with respect to which such dividends related, or paid in cash, without interest, if and at the time the related Stock Award is no longer subject to forfeiture and transfer conditions, as the Administrator shall set forth in the Agreement, (ii) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Common Stock granted pursuant to a Stock Award, (iii) the Company shall retain custody of any certificates evidencing shares of Common Stock granted pursuant to a Stock Award, and (iv) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. No dividends may be paid with respect to a Stock Award that is forfeited. The limitations set forth in the preceding sentence shall not apply after the shares of Common Stock granted under the Stock Award are no longer forfeitable.

ARTICLE VIII

STOCK UNIT AWARDS

8.01.	AWARD

In accordance with the provisions of Article IV and subject to the limitations set forth in Section 5.03, the Administrator will designate individuals to whom a Stock Unit Award is to be granted and will specify the number of shares of Common Stock units covered by the award. The Administrator also will specify whether the Stock Unit Award includes the right to receive dividend equivalents.

8.02.	EARNING THE AWARD

The Administrator, on the date of the grant of an award, shall prescribe that the Stock Unit Award, or portion thereof, will be earned, and the Participant will be entitled to receive Common Stock pursuant to a Stock

Award, a cash payment or a combination thereof, only upon the satisfaction of certain requirements. By way of example and not of limitation, the restrictions may postpone transferability, vesting or both of the Stock Unit Award until the attainment of performance objectives prescribed by the Committee, including objectives stated with respect to Performance Goals, or may provide that the Stock Unit Award will be forfeited if the Participant separates from the service of the Company and its Related Entities before the expiration of a stated term.

8.03.	PAYMENT

In the discretion of the Administrator, the amount payable when a Stock Unit Award is earned may be settled in cash, by the grant of a Stock Award or a combination of cash and a Stock Award. A fractional share shall not be deliverable when a Stock Unit Award is earned, but a cash payment will be made in lieu thereof.

8.04.	SHAREHOLDER RIGHTS

No Participant shall, as a result of receiving a Stock Unit Award, have any rights as a shareholder until and to the extent that the Stock Unit Award is earned and a Stock Award is made. A Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of a Stock Unit Award or the right to receive Common Stock thereunder other than by will or the laws of descent and distribution. After a Stock Unit Award is earned and settled by the issuance of a Stock Award is made, a Participant will have all the rights of a shareholder as described in Plan section 7.04.

8.05.	DIVIDEND EQUIVALENTS

The Administrator may, at the time of grant of any Stock Unit Award, include as a part of such award an entitlement to receive a payment (in cash, Common Stock, or combination thereof) equal to the ordinary cash dividends that are payable with respect to the number of shares of Common Stock covered by the award, subject to such terms, conditions, restrictions and/or limitations, if any, as the Administrator may establish; provided, however, such dividend equivalents shall either be (i) accumulated and reinvested into additional notional units that are payable in cash, shares of Common Stock or a combination of cash and Common Stock or (ii) accumulated and paid in cash, without interest, if and when the related Stock Unit Award is earned and convertible into a transferable and nonforfeitable Stock Award. No dividend equivalents shall be payable on a Stock Unit Award that does not become earned and convertible into a transferable and nonforfeitable Stock Award.

ARTICLE IX

INCENTIVE AWARDS

9.01.	AWARDS

The Administrator shall designate Participants to whom Incentive Awards are made for incentive compensation opportunities. All Incentive Awards shall be finally determined exclusively by the Administrator under the procedures established by the Administrator, subject to the limitations set forth in Section 5.03.

9.02.	TERMS AND CONDITIONS

The Administrator, at the time an Incentive Award is made, shall specify the terms and conditions which govern the award. Such terms and conditions may include, by way of example and not of limitation, requirements that the Participant complete a specified period of employment with the Company or a Related Entity or that the Company, a Related Entity, or the Participant attain stated objectives or goals, including objectives stated with respect to Performance Goals as a condition to earning an Incentive Award. The period for determining whether such requirements are satisfied shall be at least one year.

9.03.	NONTRANSFERABILITY

Incentive Awards granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution or in accordance with a beneficiary designation form provided by the Company and signed by the Participant and filed with the Company. No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

9.04.	EMPLOYEE STATUS

If the terms of an Incentive Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment or continued service the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

9.05.	SETTLEMENT

An Incentive Award that is earned shall be settled with a single lump sum payment which may be in cash, shares of Common stock or a combination of cash and Common Stock, as determined by the Committee.

9.06.	SHAREHOLDER RIGHTS

No Participant shall, as a result of receiving an Incentive Award, have any rights as a shareholder of the Company until the date that the Incentive Award is settled and then only to the extent that the Incentive Award is settled by the issuance of Common Stock. For avoidance of doubt, no dividend rights may be granted with respect to Incentive Awards.

ARTICLE X

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares as to which Options (including incentive stock options), SARs, Stock Awards, Stock Unit Awards and Incentive Awards may be granted under this Plan, the individual grant limitations set forth in Section 5.03, and the terms of outstanding Stock Awards, Stock Unit Awards, Options, SARs, and Incentive Awards shall be adjusted as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more nonreciprocal transactions between the Company and its shareholders such as stock dividends, stock split-ups, subdivisions or consolidations of shares or extraordinary dividend (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Committee is equitably required. Any determination made under this Article X by the Committee shall be final and conclusive.

The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options, SARs, Stock Awards, Stock Unit Awards and Incentive Awards may be granted, the terms of outstanding Stock Unit Awards, Stock Awards, Options, SARs, or Incentive Awards, or the individual limitations set forth in Section 5.03.

The Committee may grant Stock Awards, Stock Unit Awards, Options, and SARs in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or a Related Entity in connection with a transaction described in the first paragraph of this Article X. Notwithstanding any provision of the Plan, the terms of such substituted Stock Unit Awards, Stock Awards, Option or SAR grants shall be as the Committee, in its discretion, determines is appropriate.

ARTICLE XI

CHANGE IN CONTROL

11.01.	IMPACT OF CHANGE IN CONTROL

Unless an outstanding award is assumed in accordance with Section 11.02 and Article III to the contrary notwithstanding, upon a Control Change Date and cash-out of the award in accordance with Section 11.03, (i) an Option and SAR shall be fully exercisable thereafter, (ii) a Stock Award will become transferable and nonforfeitable thereafter, (iii) a Stock Unit Award shall be earned in its entirety and converted into a transferable and nonforfeitable Stock Award, and (iv) an Incentive Award shall be earned, in whole or in part, in accordance with the terms of the applicable Agreement, except that (i) a performance-based Option and SAR shall be exercisable thereafter, (ii) a performance-based Stock Award will become transferable and nonforfeitable thereafter, (iii) a performance-based Stock Unit Award will be earned and converted into a transferable and nonforfeitable Stock Award, and (iv) a performance-based Incentive Award shall be earned, in accordance with the terms of the applicable Agreement, only to the extent of actual performance through the Control Change Date or pro rata based on the elapsed portion of the performance period as of the Control Change Date, whichever the Committee determines.

11.02.	ASSUMPTION UPON CHANGE IN CONTROL

In the event of a Change in Control the Committee, in its discretion and without the need for a Participant’s consent, may provide that an outstanding Option, SAR, Stock Award, Stock Unit Award or Incentive Award shall be assumed by, or a substitute award granted by, the surviving entity in the Change in Control. Such assumed or substituted award shall be of the same type of award as the original Option, SAR, Stock Award, Stock Unit Award or Incentive Award being assumed or substituted. The assumed or substituted award shall have a value, as of the Control Change Date, that is substantially equal to the value of the original award (or the difference between the Fair Market Value and the option price or Initial Value in the case of Options and SARs) as the Committee determines is equitably required and such other terms and conditions as may be prescribed by the Committee.

11.03.	CASH-OUT UPON CHANGE IN CONTROL

Unless an outstanding award is assumed in accordance with Section 11.02 and Sections 6.04, 7.02, 8.02 and 9.02 to the contrary notwithstanding, in the event of a Change in Control, the Committee, in its discretion and without the need of a Participant’s consent, may provide that (i) each Option and SAR that is or will be exercisable on the Control Change Date, (ii) each Stock Award that is or will become transferable and nonforfeitable on the Control Change Date, (iii) each Stock Unit Award that is or will be earned and convertible into a transferable and nonforfeitable Stock Award on the Control Change Date and (iv) each Inventive Award that is or will be earned at the Control Change Date shall be cancelled in exchange for a payment. The payment may be in cash, shares of Common Stock or other securities or consideration received by Company shareholders in the Change in Control transaction. The amount of the payment shall be an amount that is substantially equal to (i) the amount by which the price per share received by Company shareholders in the Change in Control exceeds the Option price or Initial Value in the case of an Option and SAR for each share of Common Stock subject to an Option or SAR, (ii) the price per share received by shareholders for each share of Common Stock subject to a Stock Award or Stock Unit Award or (iii) the amount earned under the Incentive Award. Notwithstanding any other provision of the Plan, (i) each Option and SAR that is not and will not become exercisable on the Control Change Date, (ii) each Stock Award that is not and will not become transferable and nonforfeitable on the Control Change Date, (iii) each Stock Unit Award that is not and will not be earned and convertible into a transferable and nonforfeitable Stock Award on the Control Change Date and (iv) each Incentive Award that is not and will not become earned at the Control Change Date, shall be cancelled without any payment therefor.

ARTICLE XII

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when a Stock Award is granted or for which an Option or SAR is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Stock Award shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XIII

GENERAL PROVISIONS

13.01.	EFFECT ON EMPLOYMENT OR SERVICE

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Company or a Related Entity or in any way affect any right and power of the Company or a Related Entity to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

13.02.	UNFUNDED PLAN

The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

13.03.	DISPOSITION OF STOCK

A Participant shall notify the Administrator of any sale or other disposition of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

13.04.	RULES OF CONSTRUCTION

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

All awards made under this Plan are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12). This Plan and all Agreements shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Plan or any Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or effectuate an exemption from, Section 409A. Each payment under an award granted under this Plan shall be treated as a separate identified payment for purposes of Section 409A.

If a payment obligation under an award or an Agreement arises on account of the Participant’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b))12)), it shall be payable only after the Participant’s “separation from service” (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Participant is a “specified employee” (as defined under Treasury Regulation section 1.409A-1(i)), any such payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Participant’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death.

13.05.	EMPLOYEE STATUS

In the event that the terms of any Stock Award, Stock Unit Award or Incentive Award or the grant of any Option or SAR provide that shares may be issued or become transferable and nonforfeitable thereunder only after completion of a specified period of employment or service, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

13.06.	WITHHOLDING TAXES

Each Participant shall be responsible for satisfying any income and employment tax withholding obligations attributable to participation in the Plan. Unless otherwise provided by the Agreement, any such withholding tax obligations may be satisfied in cash (including from any cash payable in settlement of a Stock Unit Award, an SAR or Incentive Award) or a cash equivalent acceptable to the Committee. Except to the extent prohibited by Treasury Regulation Section 1.409A-3(j), any withholding tax obligations may also be satisfied by surrendering shares of Common Stock to the Company, by withholding or reducing the number of shares of Common Stock otherwise issuable to the Participant upon the exercise of an Option or SAR, the settlement of a Stock Unit Award or Incentive Award or the grant or vesting of a Stock Award, but only up to the minimum required tax withholding rate that will not result in adverse financial accounting consequences with respect to such awards, or by any other method as may be approved by the Committee. If shares of Common Stock are used to pay all or part of such withholding tax obligation, the Fair Market Value of the shares surrendered, withheld or reduced shall be determined as of the date the Option or SAR is exercised, the Stock Award vests or the Stock Unit Award or Incentive Award is earned, as applicable.

13.07.	CERTAIN REDUCTION OF PARACHUTE PAYMENTS

The benefits that a Participant may be entitled to receive under this Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to Code Sections 280G and 4999. As provided in this Section 13.07, the Parachute Payments will be reduced pursuant to this Section 13.07 if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than a Participant would receive absent a reduction.

The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant. The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.

The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Code Section 4999 (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount. If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are not subject to Section 409A of the Code (with the source of the reduction to be directed by the Committee) and then by reducing the amount of any benefits under this Plan or any other plan, agreement or arrangement that are subject to Section 409A of the Code (with the source of the reduction to be directed by the Committee) in a manner that results in the best economic benefit to the Participant (or, to the extent economically equivalent, in a pro rata manner). The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Article XV, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Section 13.07 (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Section 13.07 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.

For purposes of this Section 13.07, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Control Change Date. For purposes of this Section 13.07, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 13.07, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

Nothing in this Section 13.07 shall limit or otherwise supersede the provisions of any other agreement or plan which provides that a Participant cannot receive Payments in excess of the Capped Payments.

13.08.	RETURN OF AWARDS; REPAYMENT

Each Stock Award, Option, SAR, Stock Unit Award and Incentive Award granted under this Plan is subject to the condition that the Company may require that such award be returned, and that any payment made with respect to such award must be repaid, if such action is required under the terms of any Company recoupment or “clawback” policy as in effect on the date that the payment was made, on the date the award was granted or the date the Option or SAR was exercised or the date the Stock Award, Stock Unit Award or Incentive Award became vested or earned.

13.09.	DEFERRAL OF AWARDS

The Committee may permit a Participant to defer, or if and to the extent specified in an Agreement require the Participant to defer, receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due by virtue of the lapse or waiver of restrictions with respect to awards, the satisfaction of any requirements or goals with respect to awards, the lapse or waiver of the deferral period for awards, or the lapse or waiver of restrictions with respect to awards. If the Committee permits such deferrals, the Committee shall establish rules and procedures for making such deferral elections and for the payment of such deferrals, which shall be intended to conform in form and substance with applicable regulations promulgated under Section 409A of the Code and Section 13.04. Except as otherwise provided in an Award Agreement, any payment or any shares of Common Stock that are subject to such deferral shall be made or delivered to the Participant as specified in the Agreement or pursuant to the Participant’s deferral election.

13.10.	EXTENSION OF TERM OF AWARD

Notwithstanding any provision of the Plan providing for the maximum term of an award, in the event any award would expire prior to exercise, vesting or settlement because trading in shares of Common Stock is prohibited by law or by any insider trading policy of the Company, the Committee may extend the term of the award (or provide for such in the applicable Agreement) until thirty (30) days after the expiration of any such prohibitions to permit the Participant to realize the value of the award, provided such extension (i) is permitted by law, (ii) does not violate Section 409A of the Code with respect to any award, and (iii) does not otherwise adversely impact the tax consequences of the award (such as incentive stock options and related awards).

13.11.	SECTION 162(m) TRANSITION RULE

Subject to Article XIV below, if and to the extent that the Committee grants an award under the Plan in substitution for an award intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, as in effect prior to the enactment of the Tax Cuts and Jobs Act of 2017, then such award shall be (i) subject to such terms and conditions as are required for the award to continue to qualify under the transition rule for “qualified performance-based compensation” under Section 162(m) of the Code under the Tax Cuts and Jobs Act of 2017, as the Committee shall determine, (ii) the award will be administered by a sub-committee of the Committee which is comprised of two or more members that qualify as “outside directors” under Section 162(m) of the Code prior to the enactment of the Tax Cuts and Jobs Act of 2017, and (iii) none of the provisions of the Plan shall apply to such award to the extent such provisions would result in the award no longer qualifying under the transition rule for “qualified performance-based compensation” under Section 162(m) of the Code prior to the Tax Cuts and Jobs Act of 2017.

ARTICLE XIV

AMENDMENT

The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment materially increases the aggregate number of shares of Common Stock that may be issued under the Plan (other than an adjustment pursuant to Article X), (ii) the amendment materially increases the benefits accruing to Participants under the Plan, (iii) the amendment materially changes the class of individuals eligible to become Participants or (iv) the amendment is required to be approved by shareholders by the requirements of applicable law or under the New York Stock Exchange’s shareholder approval rules. For the avoidance of doubt, the Board may not (except pursuant to Article X) without the approval of shareholders (a) reduce the option price per share of an outstanding Option or the Initial Value of an outstanding SAR, (b) cancel an outstanding Option or outstanding SAR when the option price or Initial Value, as applicable exceeds the Fair Market Value (whether in exchange for (i) other Options or SARs with option prices or Initial Values, as applicable, that are less than the option prices or Initial Values of the cancelled Options or SARs, (ii) cash payments, (iii) shares of Common Stock, or

(iv) other awards) or (c) take any other action with respect to an outstanding Option or an outstanding SAR that may be treated as a repricing of the award under the rules and regulations of the New York Stock Exchange. No amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any award outstanding at the time such amendment is made.

ARTICLE XV

DURATION OF PLAN

No Stock Award, Stock Unit Award, Option, SAR or Incentive Award may be granted under this Plan after the tenth (10th) anniversary of the date the Board adopted the Plan. Awards granted on or before such date shall remain subject to their terms notwithstanding the expiration of the Plan.

ARTICLE XVI

EFFECTIVE DATE OF PLAN

Stock Unit Awards, Options, SARs and Incentive Awards may be granted under this Plan on and after the date the Board adopts the Plan; provided, however, Stock Awards may only be granted after, and no award granted under the Plan may become exercisable, transferable and nonforfeitable, payable or settled until, the Plan is approved by a majority of the votes cast by the Company’s shareholders, voting either in person or by proxy, at a duly held shareholders’ meeting within twelve (12) months of its adoption by the Board.

Owens & Minor, Inc. Annual Meeting of Shareholders

Tuesday, May 8, 2018 — 9:00 A.M. EDT

at

The Jefferson Hotel

Empire Room

101 West Franklin Street

Richmond, Virginia, 23220

From Washington, D.C., follow I-95 South to Exit 76B towards US-1/US-301/Belvidere Street. Turn left onto W Leigh Street, then right onto N Belvidere Street. Turn left onto W Franklin Street. Turn right onto N Jefferson Street.

From Petersburg, follow I-95 North to Exit 74A/I-195 N/Downtown Expressway; continue to VA-195 W and take exit toward US-1/US-301/Belvidere Street. Merge onto Canal Street. Turn right onto S Jefferson Street. Turn left onto W Main Street. Turn right onto N Madison Street. Turn right onto W Franklin Street. Turn right onto N Jefferson Street.

From Charlottesville, follow I-64 East to Exit 76B towards US-1/US-301/Belvidere Street. Turn left onto W Leigh Street, then right onto N Belvidere Street. Turn left onto W Franklin Street. Turn right onto N Jefferson Street.

From Norfolk, follow I-64 West and take Exit 76A/Chamberlayne Ave. Travel South on Chamberlayne Parkway, slight right onto N Adams Street. Turn right onto W Grace Street. Turn left onto N Jefferson Street.

From the Airport, departing from the airport, bear right at Airport Drive. Continue on Airport Drive to I-64 West ramp heading toward Richmond. Take Exit 76A/Chamberlayne Ave. Travel South on Chamberlayne Parkway, slight right onto N Adams Street. Turn right onto W Grace Street. Turn left onto N Jefferson Street.

IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, May 7, 2018.
Vote by Internet
• Go to www.envisionreports.com/OMI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.
1. Election of Directors:
For Against Abstain
01 - Stuart M. Essig
04 - Lemuel E. Lewis
07 - Eddie N. Moore, Jr.
10 - Anne Marie Whittemore
02 - John W. Gerdelman
05 - Martha H. Marsh
08 - P. Cody Phipps
For Against Abstain
03 - Barbara B. Hill
06 - Mark F. McGettrick
09 - Robert C. Sledd
For Against Abstain
2. Vote to approve the Owens & Minor, Inc. 2018 Stock Incentive Plan.
For Against Abstain
3. Vote to ratify KPMG LLP as the Company’s independent public accounting firm for 2018.
For Against Abstain
For Against Abstain
4. Advisory vote to approve executive compensation.
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD.
1UP X
02SMVC

2018 Annual Meeting of Shareholders of Owens & Minor, Inc.
May 8, 2018 at 9:00 a.m. The Jefferson Hotel 101 West Franklin Street Richmond, Virginia 23220
Important notice regarding the Internet availability of proxy materials for the Owens & Minor, Inc. 2018 Annual Meeting of Shareholders. The 2018 Proxy Statement and the 2017 Annual Report/Form 10-K to Shareholders are available at: www.envisionreports.com/OMI
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — Owens & Minor, Inc.
ANNUAL MEETING OF SHAREHOLDERS – MAY 8, 2018
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Lemuel E. Lewis, Robert C. Sledd, and Anne Marie Whittemore, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Owens & Minor, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Owens & Minor, Inc. to be held May 8, 2018, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. If this proxy is executed, but no instructions are made, this proxy card will be voted “FOR” each of the director nominees, “FOR” Proposals 2, 3 and 4 and otherwise in the discretion of the proxies upon such other business as properly comes before the annual meeting.
(Continued and to be marked, dated and signed, on the other side)
C Non-Voting Items
Change of Address — Please print your new address below. Comments — Please print your comments below.
Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD.

IMPORTANT ANNUAL MEETING INFORMATION
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.
1. Election of Directors: For Against Abstain
01 - Stuart M. Essig
04 - Lemuel E. Lewis
07 - Eddie N. Moore, Jr.
10 - Anne Marie Whittemore
For Against Abstain
02 - John W. Gerdelman
05 - Martha H. Marsh
08 - P. Cody Phipps
For Against Abstain
03 - Barbara B. Hill
06 - Mark F. McGettrick
09 - Robert C. Sledd
2. Vote to approve the Owens & Minor, Inc. 2018 Stock Incentive Plan.
For Against Abstain
3. Vote to ratify KPMG LLP as the Company’s independent public accounting firm for 2018.
For Against Abstain
4. Advisory vote to approve executive compensation.
For Against Abstain
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
1UP X
02SMWC

2018 Annual Meeting of Shareholders of Owens & Minor, Inc.
May 8, 2018 at 9:00 a.m. The Jefferson Hotel 101 West Franklin Street Richmond, Virginia 23220
Important notice regarding the Internet availability of proxy materials for the Owens & Minor, Inc. 2018 Annual Meeting of Shareholders. The 2018 Proxy Statement and the 2017 Annual Report/Form 10-K to Shareholders are available at: www.edocumentview.com/OMI
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — Owens & Minor, Inc.
ANNUAL MEETING OF SHAREHOLDERS – MAY 8, 2018
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints Lemuel E. Lewis, Robert C. Sledd, and Anne Marie Whittemore, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Owens & Minor, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Owens & Minor, Inc. to be held May 8, 2018, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.
If this proxy is executed, but no instructions are made, this proxy card will be voted “FOR” each of the director nominees, “FOR” Proposals 2, 3 and 4 and otherwise in the discretion of the proxies upon such other business as properly comes before the annual meeting.
(Continued and to be marked, dated and signed, on the other side)